Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED INTHIS DOCUMENT, MARKED AT THE APPROPRIATE PLACEWITH FIVE ASTERISKS [*****], HAS BEEN OMITTEDBECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BECOMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

Dated 16 May 2022

VAALCO GABON (ETAME), INC.

as Borrower

and

VAALCO ENERGY, INC. and VAALCO GABON S.A.

as Guarantors

and

GLENCORE ENERGY UK LTD.

as Mandated Lead Arranger

and

THE FINANCIAL INSTITUTIONS

listed in Schedule 1 as Original Lenders

and

GLENCORE ENERGY UK LTD.

as Technical Bank, Modelling Bank and Facility Agent

and

THE LAW DEBENTURE TRUST CORPORATION P.L.C.

as Security Agent

Table of Contents

Contents		Page

Part 1 Interpretation		1

1	Definitions and Interpretation	1

Part 2 Conditions Precedent		42

2	Conditions Precedent	42

Part 3 Operation of the Facility		44

3	The Facility	44
4	Finance Parties’ Rights and Obligations	46
5	Purpose	47
6	Utilisation	47

Part 4 Payments, Cancellation, Interest and Fees		49

7	Repayment	49
8	Prepayment and Cancellation	50
9	Interest	54
10	Interest Periods	56
11	Changes to the Calculation of Interest	57
12	Fees	58

Part 5 Taxes, Increased Costs and Indemnities		59

13	Tax Gross-Up and Indemnities	59
14	Increased Costs	64
15	Other Indemnities	65
16	Mitigation by the Finance Parties	66

Part 6 Forecasts and Calculations and Borrowing Base Amount		67

17	Forecasts and Calculations	67

Part 7 Banks Accounts and Cash Management		78

18	Bank Accounts and Cash Management	78
19	Operation of Project Accounts	80
20	Debt Service Reserve Account	83

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21	Authorised Investments	83

Part 8 Financial and Project Information		86

22	Information Undertakings	86

Part 9 Guarantee		95

23	Guarantee and Indemnity	95

Part 10 Representations, Covenants, Events of Default		99

24	Representations	99
25	Financial Covenants	107
26	General Undertakings	107
27	Events of Default	118

Part 11 Changes to Lenders and Obligors and Roles		124

28	Changes to the Lenders	124
29	Changes to the Obligors	130
30	Role of the Facility Agent and the Arranger	131

Part 12 Administration, Costs and Expenses		138

31	Payment Mechanics	138
32	Set-Off	141
33	Costs and Expenses	142
34	Notices	142
35	USA Patriot Act	144
36	Calculations and Certificates	145
37	Disclosure to numbering service providers	145
38	Partial Invalidity	146
39	Remedies and Waivers	146
40	Amendments and Waivers	146
41	Counterparts	149

Part 13 Governing Law and Enforcement		150

ii

iii

This Agreement (the “Agreement”) is dated 16 May 2022 and made between:

(1)

VAALCO GABON (ETAME), INC., a company incorporated under the laws of Delaware with registered number 2515801 and having its registered office at Corporation Trust Center, 1209 N Orange St, Wilmington, DE 19801, USA (the “Borrower”);

(2)

VAALCO GABON S.A., a company incorporated under the laws of Gabon with registered number RG/POG 2014 B 1487 and having its registered office at Zone Industrielle OPRAG- Nouveau Port, B.P. 1335 Port-Gentil, Gabon (“Vaalco Gabon”);

(3)

VAALCO ENERGY, INC., a company incorporated under the laws of Delaware with registered number 2188793 and having its registered office at Corporation Trust Center, 1209 N Orange St, Wilmington, DE 19801, USA (the “Parent” and, together with Vaalco Gabon, the “Original Guarantors”);

(4)	GLENCORE ENERGY UK LTD., as arranger of the Facility (the “Mandated Lead Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders), as lenders (the “Original Lenders”);

(6)	GLENCORE ENERGY UK LTD. (as the “Technical Bank”);

(7)	GLENCORE ENERGY UK LTD. (as the “Modelling Bank”);

(8)	GLENCORE ENERGY UK LTD., as agent of the Finance Parties under this Agreement (the “Facility Agent”); and

(9)	THE LAW DEBENTURE TRUST CORPORATION P.L.C., as Security Agent for the Secured Creditors on the terms and conditions set out in the Intercreditor Agreement (the “Security Agent”).

Part 1

Interpretation

1	Definitions and Interpretation

1.1	Definitions

Each of the defined terms and interpretative provisions set out below and in the above list of parties to this Agreement shall apply to this Agreement and each Finance Document, unless an express contrary intention appears in that Finance Document.

“1P Reserves” means, in relation to a Borrowing Base Asset, those quantities of Hydrocarbons which are deemed to be recoverable from the Field comprised in such Borrowing Base Asset as “Proved Reserves” in accordance with the June 2018 SPE / WPC/ AAPG / SPEE / SEG / EAGE / SPWLA Petroleum Resources Management System (provided that if such guidelines are modified after the date of this Agreement and as a result of such modification, the Technical Bank (acting reasonably and in consultation with the Borrower) is of the opinion that such definition of the term “1P Reserves” will need to be modified to take account of the modification to the Petroleum Resources Management System, then such definition shall be modified as required by the Technical Bank (acting reasonably in consultation with the Borrower)) and as approved by the Majority Lenders;

“2P Reserves” means, in relation to a Borrowing Base Asset, those quantities of Hydrocarbons which are deemed to be recoverable from the Field comprised in such Borrowing Base Asset as “Proved-plus-Probable Reserves” in accordance with the June 2018 SPE / WPC / AAPG / SPEE / SEG / EAGE / SPWLA Petroleum Resources Management System (provided that if such guidelines are modified after the date of this Agreement and as a result of such modification, the Technical Bank (acting reasonably and in consultation with the Borrower) is of the opinion that such definition of the term “2P Reserves” will need to be modified to take account of the modification to the Petroleum Resources Management System, then such definition shall be modified as required by the Technical Bank (acting reasonably in consultation with the Borrower)) and as approved by the Majority Lenders;

“Account Bank” means the Offshore Account Bank or the Onshore Account Bank (as the case may be);

“Account Bank Agreement” means the Offshore Account Bank Agreement or the Onshore Account Bank Agreement (as the case may be);

“Accounting Reference Date” means 31 December of each year;

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 29 (Changes to the Obligors);

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

“Agent” means each of the Facility Agent, the Technical Bank and the Modelling Bank and “Agents” shall be construed accordingly;

“Agreement for the Provision of Subsea Construction and Installation Services” means the agreement for the provision of Subsea Construction and Installation Services dated 17 March 2022 between Vaalco Gabon and DOF Subsea Canada Corp.;

“Approved Accounting Principles” means:

(A)

In relation to the financial statements delivered pursuant to Clause 22.1(A) or Clause 22.1(C), generally accepted accounting principles adopted by the U.S. Securities and Exchange Commission to the extent applicable to the relevant financial statements (the “US GAAP”); and

(B)	In relation to the financial statements delivered pursuant to Clause 22.1(B), the accounting principles of the Système Comptable OHADA (SYSCOHADA).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Authorised Investment” means, at any time (subject to such being available), any of the following:

(A)	a US Dollar denominated institutional money market fund with at least USD 1 billion of funds and an average rate of maturity not exceeding one year;

(B)

a US Dollar denominated freely negotiable and marketable bond, treasury bill or debt security of a remaining maturity not exceeding one year issued by the United States of America or any agency or instrumentality thereof, or by any other sovereign government with a long-term credit rating of at least A3 by Moody’s or A- by Standard & Poor’s at such time;

(C)

a US Dollar denominated time deposit (of an original maturity not exceeding six months) made in London or New York or any other place agreed between the Borrower and the Facility Agent with a bank authorised to carry on business there whose long-term debt securities are, at such time, rated at least A3 by Moody’s or A- by Standard & Poor’s;

(D)

a US Dollar denominated instrument with a maturity of less than one year which has a short-term rating at such time of at least P1 by Moody’s or A1 by Standard & Poor’s or instruments with a maturity of less than one year issued by, or guaranteed by, entities whose short-term securities are rated at such time at least P1 by Moody’s or A1 by Standard & Poor’s; or

(E)	any other investment agreed between the Facility Agent and the Borrower;

“Authorised Signatory” means, in relation to a company or other legal person:

(A)	one or more directors who are duly authorised whether singly or jointly, to act to bind that company or other legal person; or

(B)	a person or persons duly authorised by that company or other legal person to act to bind that company or other legal person;

“Authority” means any governmental, provincial or local government, department, authority, court, tribunal or other judicial or regulatory body, instrumentality or agency in any of the countries where the Borrower operates its business;

“Availability Period” means the period from and including the date on which Financial Close occurs to and including the date falling 30 days prior to the Final Maturity Date;

“Available Commitment” means, at any time, a Lender’s Commitment minus:

(A)	the amount of its participation in any outstanding Loans; and

(B)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation, that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers; “Bail-In Legislation” means:

(A)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(B)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(C)	in relation to the United Kingdom, the UK Bail-In Legislation;

“Bareboat Charter Contract” means the contract dated 31 August 2021 between Vaalco Gabon and World Carrier Offshore Services Corp. in respect of the provision of a floating storage and offloading system on the Etame Marin Permit (Block G4-160) Field;

“Bareboat Charterer PCG” means the parent company guarantee issued by the Parent in favour of World Carrier Offshore Services Corp. on 31 August 2021 to guarantee Vaalco Gabon’s obligations as co-venturer under the Bareboat Charter Contract;

“Base Currency” has the meaning given to it in Clause 31.8 (Currency of account);

“Basel II” has the meaning given to it in Clause 14.3 (Exceptions);

“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: a global regulatory framework for more resilient banks and banking systems”, “Basel III: international framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Borrower Group” means the Borrower and its Subsidiaries from time to time;

“Borrower NY Law Security Agreement” means the New York law security agreement dated on or about the date of this Agreement between the Borrower and the Security Agent in respect of:

(A)	the rights and interests of the Borrower in the Shareholder Loan Agreement;

(B)	the Offshore Project Accounts of the Borrower; and

(C)	the rights and interests of the Borrower in the Gabonese Law Security Agreement;

“Borrowing Base Amount” means the amount determined on a Forecast Date in accordance with Clause 17.1 (Calculation of Borrowing Base Amount);

“Borrowing Base Assets” includes all interests, rights, activities, assets, entitlements and developments of any Obligor in:

(A)	the Field(s); and

(B)

any other assets which are approved by the Majority Lenders and designated as such in accordance with Clause 17 (Forecasts and Calculations), but, in each case, excluding any of the foregoing which has ceased to be designated a Borrowing Base Asset in accordance with Clause 17 (Forecasts and Calculations);

“Boskalis PCG” means the parent company guarantee issued by the Parent in favour of Boskalis Offshore Transport Services N.V. on 9 December 2021 to guarantee Vaalco Gabon’s obligations under the contract between Vaalco Gabon and Boskalis Offshore Transport Services N.V. for the chartering of vessel NICOBAR from Boskalis Offshore Services N.V.;

“Break Costs” means the amount (if any) by which:

(A)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)

the amount which that Lender would be able to obtain by placing an amount equal to the total sum received by it on deposit with a leading bank in the London interbank market for a period starting on the date of receipt or recovery and ending on the last day of the current Interest Period.

“Brent Forward Curve” means a Dated Brent Crude Oil forward curve for the relevant period as quoted by Platts Crude Oil Marketwire, or such other internationally recognised quotation service as agreed between the Borrower and the Technical Bank (acting reasonably);

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in Libreville, London and New York;

“Calculation Date” means the last day of each calendar quarter; “Calculation Period” means each period of six months:

(A)	commencing on 1 April and ending on 30 September of each year; and

(B)	commencing on 1 October and ending on 31 March of each year,

or, in the case of the first Calculation Period for a Forecast Period other than a Scheduled Forecast, such shorter period ending on the next following 31 March and 30 September (whichever is the first to occur) as the Modelling Bank shall determine in connection with the preparation of that Forecast;

“Capex Add-Back Amount” means, on a Forecast Date, the net present value of the amount of capital expenditure committed to be incurred in respect of the Borrowing Base Assets during the 12-month period immediately following the relevant Forecast Date;

“Cash” means at any time cash in hand or on deposit including, for the avoidance of doubt, restricted cash;

“Cash Equivalent Investments” means at any time the following:

(A)	any investment in a liquidity fund, provided that such investment is capable of being withdrawn in cash on not more than five Business Days’ notice;

(B)	certificates of deposit, maturing within one year after the relevant date of calculation;

(C)

any investment in marketable obligations in Sterling, US Dollar or euro having not more than three months to final maturity issued or guaranteed with a rating of A- or above by Standard & Poor’s (or its equivalent by Moody’s); or

(D)	any other instrument, security or investment approved in writing by the Majority Lenders;

“CEMAC FX Regulation” means the Regulation No. 2/18/CEMAC/UMAC/CM relating to the foreign exchange in the CEMAC zone as amended from time to time, together with any implementing instructions or directives;

“Change of Control” has the meaning given to that term in Clause 8.5 (Change of Control); “Code” means the US Internal Revenue Code of 1986;

“Commercial Contracts” means:

(A)

the crude oil sale contract dated 20 December 2019, as amended on 14 December 2020, 19 March 2021, 14 July 2021 and 27 January 2022 between Vaalco Gabon, Addax Petroleum Etame Oil & Gas Gabon, PetroEnergy Resources Corporation and Tullow Oil Gabon SA as sellers and Exxonmobil Sales and Supply LLC as buyer in relation to crude oil from the Etame Marin Permit (Block G4-160) Field; and

(B)

the crude oil sale contract delivered pursuant to Clause 2.1 (Conditions Precedent to first Utilisation) of this Agreement between Vaalco Gabon as seller and Glencore Energy UK Ltd. as buyer in relation to crude oil from the Etame Marin Permit (Block G4-160) Field;

“Commercial Contracts Security Agreement” means an English law security agreement in respect of Vaalco Gabon’s rights and interests in the Commercial Contracts to be entered into between Vaalco Gabon and the Security Agent in accordance with Clause 26.32 (Commercial Contracts Security Agreement);

“Commitment” means:

(A)

in relation to an Original Lender, at any time during a Specified Period, the amount set opposite that Specified Period in the column in which that Original Lender’s name appears in the table set out in Schedule 1 (The Original Lenders) and the amount of any other Commitment for that Specified Period transferred to it; and

(B)	in relation to any other Lender, at any time during a Specified Period the amount of any Commitment for that Specified Period transferred to it,

in each case as (i) increased pursuant to Clause 3.2 (Additional Commitments) and (ii) to the extent not cancelled, reduced or transferred by it;

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

“Commodity Futures Trading Commission” means the Commodity Futures Trading Commission established pursuant to the Commodity Exchange Act, as amended (7 U.S.C. § 1 et. seq.);

“Compliance Certificate” means a certificate, substantially in the form set out in Schedule 7 (Form of Compliance Certificate);

“Computer Model” means the agreed form of model that is used to prepare each Forecast in accordance with Clause 17 (Forecasts and Calculations);

“Conditions Precedent” means the conditions precedent to the first utilisation of the Facility as set out in Schedule 2 (Conditions Precedent);

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form of Schedule 8 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Mandated Lead Arranger;

“Consolidated Cash and Cash Equivalents” means, in relation to the Group, at any time the aggregate of the Cash and the Cash Equivalent Investments;

“Consolidated Total Debt” means, in relation to the Group, at any time the aggregate of the following:

(A)	the outstanding principal amount of any Financial Indebtedness incurred;

(B)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (A) above; and

(C)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing, including any interest treated as capitalised under applicable US GAAP but without double- counting and excluding any such amount or indebtedness owed by one member of the Group to another member of the Group, but excluding any Financial Indebtedness of the type described in paragraph (D) of the definition of Financial Indebtedness which:

(i)	has a term shorter than 12 months; or

(ii)

corresponds to the pro-rata share of any finance or capital lease that an Obligor has, in its capacity as operator of a Petroleum Asset, included in its accounts in accordance with applicable US GAAP but which is to be funded by the Group’s non- operating partners under any joint operating agreement relating to that Petroleum Asset;

“Consolidated Total Net Debt” means, in relation to the Group and on each Calculation Date, the Consolidated Total Debt on that Calculation Date less Consolidated Cash and Cash Equivalents held on that Calculation Date;

“Controlled Group” means all persons (as defined in Section 3(9) of ERISA) which are under common control or treated as a single employer with an Obligor under Section 414 of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term “member of the Controlled Group” includes any person that was a member of the Controlled Group at the time of that past event;

“CRD IV” means EU CRD IV and UK CRD IV;

“Debt Service Reserve Account” means an account designated “Etame – DSRA” established by the Borrower in respect of the Facility with the Offshore Account Bank pursuant to Clause 20 (Debt Service Reserve Account) which is secured in favour of the Secured Creditors;

“Deed of Subordination” means each deed of subordination in respect of Financial Indebtedness of the Borrower owed to the Obligors, in each case substantially in the form of Schedule 9 (Form of Deed of Subordination);

“Default” means an Event of Default or event which, with the giving of notice, lapse of time, or fulfilment of any condition, would constitute an Event of Default;

“Derivative Agreement” means an ISDA Master Agreement or similar agreement pursuant to which Derivative Transactions are entered into by any Obligor with a counterparty;

“Derivative Transaction” means any transaction entered into under a Derivative Agreement, including (but not limited to) any transaction which is a forward rate agreement, option, future, swap, cap, floor and any combination of the foregoing;

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“Discharge Date” means the first date on which all liabilities (whether actual or contingent) owed to the Finance Parties (other than the Hedging Counterparties) have finally been discharged and such Finance Parties are under no further obligation to provide financial accommodation under the Finance Documents;

“Discharged Rights and Obligations” has the meaning given to it in Clause 28.5 (Procedure for transfer);

“Disposal Forecast Date” has the meaning given to it in limb (B) of the definition of “Forecast Date” in this Clause 1.1 (Definitions);

“Dispute” has the meaning given to it in Clause 43.1 (Arbitration);

“Disruption Event” means either or both of:

(A)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)

the occurrence of any other event which results in a disruption (including, without limitation, disruption of a technical or systems-related nature) to the treasury or payments operations of a Party preventing or severely inhibiting that or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

[*****]

“EBITDAX” means, in relation to the Group for the period of 12-month ending on the relevant Calculation Date, its consolidated income on ordinary activities before Tax for that period, but adjusted by:

(A)	adding back Net Interest Payable;

(B)	adding back depletion and depreciation charged to the consolidated profit and loss account of the Group in accordance with the US GAAP;

(C)	adding back amounts amortised to the consolidated profit and loss account of the Group;

(D)	adding back any amount attributable to exploration expense (except to the extent that any such exploration expenses have been capitalised);

(E)

adding back any amount attributable to unrealised losses and deducting any amount attributable to unrealised gains on the value of any Derivative Transaction and any Hedging Transaction. For the avoidance of doubt, any realised losses will be deducted while any realised gains will be added back;

(F)

adding back any amount attributable to a loss and deducting any amount attributable to a gain against book value on the disposal of any non-current asset and any amount attributable to an impairment charge relating to a non-current asset;

(G)

adding back non-cash charges relating to employee benefit or management compensation plans of any member of the Group or any non-cash compensation charge arising from any equity-based awards for the benefit of officers, directors, employees and consultants of any member of the Group;

(H)

adding back or deducting (as applicable) the amount attributable to any other material item of an unusual or non-recurring nature which represent gains or losses, including (but not limited to) those arising on:

(i)

the refinancing of or the extinguishment of any financing, in relation to any cost associated with the original financing which is subsequently written off as a consequence of that refinancing or extinguishment; and

(ii)	the restructuring of the activities of an entity and the reversal of any provisions for the cost of restructuring;

“Economic Assumptions” means each of the following economic assumptions, and the values ascribed to such assumptions, upon which each Forecast or draft Forecast and, in each case, the calculations and information therein are, or are to be, based:

(A)	Hydrocarbon prices;

(B)	exchange rates;

(C)	inflation rates;

(D)	discount rates;

(E)	interest rates;

(F)	Tax rates; and

(G)	any other assumption that the Technical Bank and the Borrower (each acting reasonably) agree shall be treated as an “Economic Assumption”;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“Employee Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA (other than a Multiemployer Plan), as to which any Obligor has any obligation or liability, contingent or otherwise;

“Enforcement Action” shall have the meaning given to that term in the Intercreditor Agreement;

“Equator Principles” means those principles so titled and developed and adopted by the International Finance Corporation and various other financial institutions, as amended from time to time, details of which can be found at www.equator-principles.com;

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto);

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of the Controlled Group;

“ERISA Event” means any of the following events:

(A)	any reportable event, as defined in Section 4043(b)(2) or 4043(c) of ERISA, with respect to a Single Employer Plan as to which the 30-day, post-event notice has not been waived by regulation;

(B)	the filing of a notice of intent to terminate or the termination of any Single Employer Plan under Section 4041(c) of ERISA;

(C)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Single Employer Plan or Multiemployer Plan;

(D)	the failure to make a statutorily required contribution to any Single Employer Plan or Multiemployer Plan;

(E)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA;

(F)	the failure of any Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to be so qualified;

(G)	any partial or complete withdrawal from a Multiemployer Plan as to which any Obligor has any obligation or liability, contingent or otherwise;

(H)	any withdrawal from any Single Employer Plan to which any Obligor or ERISA Affiliate is or is treated as a substantial employer; or

(I)

the receipt by any Obligor or ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA);

“Etame Field Trustee and Paying Agent” means Bank of New York Mellon, London Branch as trustee and paying agent under the Etame Field Trustee and Paying Agent Agreement or such person which replaces it in that capacity in accordance with the Etame Field Trustee and Paying Agent Agreement;

“Etame Field Trustee and Paying Agent Agreement” means the trustee and paying agent agreement dated 26 June 2002 originally between the Borrower, J.P. Morgan Trustee and Depositary Company Limited and JPMorgan Chase Bank, London Branch as amended from time to time;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“EU CRD IV” means:

(A)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repeating Directives 2006/48/EC and 2006/49/EC.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default);

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of Security to secure, such Swap Obligation (or any guarantee of that Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such Security becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Hedging Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or Security is or becomes illegal;

“Exclusive Exploitation Authorisations” means any exclusive exploitation license granted by the Republic of Gabon to Vaalco Gabon under the Petroleum Agreements, including any extensions or amendments thereof, with respect to any fields in the Etame Block;

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(A)	[*****]

(B)	[*****]

(C)	[*****]

“Facility” means the revolving credit facility made available under this Agreement as described in Clause 3 (The Facility);

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice where notice is required under Clause 30.15 (Facility Agent relationship with the Lenders)) as the office or offices through which it will perform its obligations under this Agreement;

“Facility Reduction Schedule” means the amortisation schedule set out in Schedule 1 (The Original Lenders), as amended, supplemented or replaced from time to time;

“FATCA” means:

(A)	sections 1471 to 1474 of the Code or any associated regulations;

(B)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (A) above; or

(C)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (A) or (B) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(A)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(B)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (A) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“FCFA” means the Franc of Central African States which is the lawful currency for the time being in the Republic of Gabon;

“Fee Letter” means any letter or letters dated on or about the date of this Agreement or on or about the date of this Agreement between any Finance Party and the Borrower setting out any of the fees referred to in Clause 12 (Fees) and any other fees payable by the Borrower to a Finance Party pursuant to a Finance Document or payable under this Facility;

“Field” means the Etame Marin Permit (Block G4-160) Field, and any other onshore or offshore block or oil and gas field or reserves in which an Obligor has from time to time, directly or indirectly, acquired an interest pursuant to a Permitted Acquisition;

“Field Depletion Date” means the projected date on which it is determined (in accordance with the Forecast Assumptions) that Net Cash Flow is negative on each remaining Forecast Date following that projected date;

“Field Life Net Cash Flow” means, in respect of a Forecast Date, the aggregate of:

(A)	the net present value of Net Cash Flow from that Forecast Date until the Field Depletion Date; and

(B)	the Capex Add-Back Amount from that Forecast Date;

“Final Maturity Date” means, the earlier of: (i) the date falling five years from Financial Close; and (ii) the Reserve Tail Date;

“Finance Document” means this Agreement, the Intercreditor Agreement, each Hedging Agreement, each Security Document, each Deed of Subordination, the Offshore Account Bank Agreement, the Onshore Account Bank Agreement, each Obligor Accession Deed and each Fee Letter and any other document designated as such by the Borrower and the Facility Agent;

“Finance Party” means each of the Mandated Lead Arrangers, the Lenders, the Hedging Counterparties, the Account Banks, the Facility Agent, the Security Agent, the Modelling Bank and the Technical Bank and “Finance Parties” shall be construed accordingly;

“Financial Close” means the date on which the Facility Agent notifies the Borrower and the Lenders that it has received all of the Conditions Precedent in form and substance satisfactory to it (acting reasonably) and/or waived receipt of those Conditions Precedent in accordance with Clause 2.1 (Conditions Precedent to first Utilisation);

“Financial Covenant Test Date” has the meaning given to it in Clause 25(A) (Financial Covenants);

“Financial Covenants” means the financial covenants listed under Clause 25 (Financial Covenants);

“Financial Indebtedness” means any indebtedness for or in respect of:

(A)	moneys borrowed;

(B)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(C)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D)

the amount of any liability in respect of any lease or hire purchase contract which would be treated in the accounts of the relevant entity as a finance or capital lease in accordance with the US GAAP, provided that, for the purpose of this Agreement, in no event shall any obligation of a person under any lease that would be categorised as and “operating lease” in accordance with Financial Accounting Standards Board Accounting Standards Update No. 2016 02, Leases (Topic 842) be considered Financial Indebtedness;;

(E)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F)

any derivative or hedging transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative or hedging transaction, only the marked to market value shall be taken into account);

(G)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition but which is classified as a borrowing in the accounts of the relevant entity;

(H)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group and which underlying liability would fall within one of the other paragraphs of this definition if it were a liability of a member of the Group; and

(I)

the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above (but only to the extent that the Financial Indebtedness supported thereby is or is at any time in the future capable of being outstanding);

“Financing Costs” means all amounts of interest, fees, commitment fees, or other costs and scheduled principal instalments payable by the Obligors under the Finance Documents;

“First Currency” has the meaning given to it in Clause 15.1 (Currency indemnity);

“Forecast” means a consolidated cashflow and debt service projection in respect of the Borrowing Base Assets prepared or to be prepared pursuant to this Agreement including:

(A)	the Initial Forecast; and

(B)	any other forecast prepared and finally determined in accordance with Clause 17 (Forecasts and Calculations);

“Forecast Assumptions” means the Economic Assumptions and the Technical Assumptions;

“Forecast Date” means, in relation to a Forecast Request or a Scheduled Forecast (as applicable):

(A)	the date on which an asset becomes a Borrowing Base Asset pursuant to Clause 17 (Forecasts and Calculations);

(B)	the date of disposal of a Borrowing Base Asset (a “Disposal Forecast Date”);

(C)	each Scheduled Forecast Date;

(D)	the date of an increase of the Total Commitments pursuant to Clause 3.2 (Additional Commitment);

(E)

on request by the Modelling Bank following the termination of any Hedging Agreement or Derivative Agreement, the date set pursuant to paragraph (C) of Clause 17.2 (Adoption) for delivery of a Forecast;

(F)	on request by the Borrower (limited to one such request in any six-month period), the date set pursuant to paragraph (C) of Clause 17.2 (Adoption) for delivery of a Forecast; and

(G)

on request by the Majority Lenders or the Technical Bank (limited to one such request in any six-month period unless an Event of Default is continuing), the date set pursuant to paragraph (C) of Clause 17.2 (Adoption) for delivery of a Forecast;

“Forecast Period” means, in relation to any Group Cash Flow Projection, the period commencing on the day after the relevant test date and ending on the date falling 12 months thereafter;

“Forecast Request” means a request for a new Forecast (other than a Scheduled Forecast) to be prepared pursuant to paragraphs (E), (F) or (G) of the definition of “Forecast Date”;

“FPSO Contract” means the contract for the provision and operation of an FPSO between Vaalco Gabon and Tinworth Pte. Limited dated 20 August 2001, as modified, supplemented, amended or novated from time to time;

“Fraudulent Transfer Law” means Section 548 of the United States Bankruptcy Code or any applicable US state fraudulent transfer or fraudulent conveyance law;

“Gabonese Customs Guarantee” means the guarantee made by Vaalco Gabon to Gabonese Customs for the Sutton Tide which is cash covered in an account held with the Onshore Account Bank;

“Gabonese Law Security Agreement” means the Gabonese law pledge agreement dated on or about the date of this Agreement between Vaalco Gabon and the Borrower in respect of the Onshore Project Account;

“Good Industry Practice” means the practices, techniques, methods and standards which are generally accepted for use in the oil and gas industry in international oil and gas fields to develop, operate and maintain oil and gas fields, pipelines and related assets similar to those comprised in the Borrowing Base Assets lawfully, safely, efficiently and economically;

“Government” means the government of the Gabonese Republic;

“Gross Revenues” means, in relation to any Obligor, for the relevant period of determination and without double counting, the USD equivalent of each of the following amounts to the extent received (or projected to be received or which are credits to an interest or account of an Obligor) by or on behalf of an Obligor during that period from or in respect of a Borrowing Base Asset:

(A)

any amount from the sale of crude oil, condensate, natural gas liquids and all output and product from any Borrowing Base Asset or otherwise received or to be received pursuant to any Project Document;

(B)	any amount representing interest on the Project Accounts and interest or distributions or income of any kind in respect of Authorised Investments;

(C)	all refunds of tax of any kind;

(D)	all Insurance Proceeds;

(E)	all damages or other payments for termination or non-performance or failure to perform or variation under any contract;

(F)	all net amounts received under any Derivative Agreement and any Hedging Agreement;

(G)	all amounts received in respect of any Permitted Disposal;

(H)	all other amounts which fall to be credited to the profit and loss account of an Obligor for the financial year in which the relevant period falls; and

(I)	any other costs, expenses or payments that the Borrower and the Majority Lenders agree to designate “Gross Revenues”;

“Group” means the Parent and each of its subsidiaries from time to time;

“Group Cash Flow Projection” means a Group cash flow projection which is prepared by the Parent in accordance with Clause 22.10 (Group Liquidity Test) which:

(A)

sets out and itemises the Total Corporate Sources and the Total Corporate Uses for each quarterly period within the Forecast Period in at least the same level of detail as that included in the Initial Group Cash Flow Projection;

(B)	is in the same form as the Initial Group Cash Flow Projection or in such other form as may be approved by the Majority Lenders (acting reasonably); and

(C)	is signed by two directors of the Parent, for and on behalf of the Parent;

“Group Liquidity Test” means the test relating to the Group Cash Flow Projection as calculated and defined in Clause 22.10 (Group Liquidity Test);

“Guarantor” means an Original Guarantor or an Additional Guarantor;

“Hedging Agreement” means an ISDA Master Agreement (including any applicable Credit Support Deed) or similar agreement pursuant to which Hedging Transactions are entered into by an Obligor with a Hedging Counterparty and where the liability of the Obligors thereunder are secured by the Security Documents;

“Hedging Costs” means any amount falling due from an Obligor under a Hedging Agreement except for any Hedging Termination Payment;

“Hedging Counterparty” has the meaning given to that term in the Intercreditor Agreement;

“Hedging Liabilities” has the meaning given to that term in the Intercreditor Agreement;

“Hedging Termination Payment” means any amount falling due from or, as the case may be, to any Obligor under a Hedging Agreement as a direct or indirect result of a termination or close out (whether partial or total) of that Hedging Agreement, other than interest accruing on any amount not paid when due;

“Hedging Transaction” means any transaction entered into under a Hedging Agreement, including (but not limited to) any transaction which is a forward rate agreement, option, future, swap, cap, floor and any combination of the foregoing;

“Hydrocarbons” means any mineral oil or relative hydrocarbon and natural gas existing in its natural condition in strata and natural gas liquids but excluding:

(A)	coal or bituminous shales or other stratified deposits from which oil can be extracted by destructive distillation; and

(B)

any substance unavoidably lost in the production thereof or used in conformity with Good Industry Practice for drilling and the production operations (including gas injection, fuel, secondary recovery pressure maintenance, re-pressuring or re- cycling operations) conducted for the purpose of winning and saving such substances but only for the duration of such use;

“Illegality Lender” has the meaning given to that term in Clause 8.2 (Illegality and Sanctions);

“Impaired Agent” means

(i)	in relation to the Facility Agent (or its respective holding companies), Clause 27.7 (Insolvency) or Clause 27.8 (Insolvency proceedings) applies or has occurred;

(ii)	the Facility Agent or any of its Affiliates repudiates or rescinds its obligations under any Finance Document or (in its capacity as Lender) becomes a Non-Funding Lender; or

(iii)

the Facility Agent or any of its Affiliates has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

“Increased Costs” has the meaning given to that term in Clause 14.1 (Increased costs);

“Independent Engineer” means Netherland, Sewell and Associates, Inc. or such other reputable independent petroleum engineer or other expert selected by the Obligors in consultation with the Technical Bank and the Modelling Bank (each, acting reasonably);

“Information Package” means all or any information provided, in writing, by or on behalf of any Obligor to any Finance Party on or before the date of this Agreement or pursuant to Clause 2.1 (Conditions Precedent to first Utilisation) in relation to, or in connection with, the Borrowing Base Assets, any member of the Group, any Transaction Document or the Facility;

“Initial Forecast” means the Forecast provided to the Facility Agent and in form and substance satisfactory to it, pursuant to paragraph 6(B) of Schedule 2 (Conditions Precedent);

“Initial Group Cash Flow Projection” means the Group Cash Flow Projection referred to in paragraph 6(C) of Schedule 2 (Conditions Precedent);

“Initial Reserves Report” means the reserves report dated 3 March 2022, prepared by the Independent Engineer in relation to the Borrowing Base Assets;

“Insolvency Event” means:

(A)	in relation to any Obligor, any circumstances described in Clause 27.7 (Insolvency);

(B)	in relation to a Secured Creditor means that the Secured Creditor:

(i)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(v)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (iv) above and:

(a) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(b) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(vi)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(vii)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(viii)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (iv) above);

(ix)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(x)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (i) to (ix) above; or

(xi)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

“Insolvency Proceedings” means, in relation to any Obligor, any circumstances described in Clause 27.8 (Insolvency proceedings);

“Insurance” or “Insurances” means any or all of the contracts of insurance (and related reinsurance) which an Obligor is required to purchase or procure and maintain in accordance with this Agreement;

“Insurance Proceeds” means all moneys which may at any time be or become payable to or received by an Obligor (other than proceeds in respect of third party liability insurances) under or pursuant to the Insurances and any reinsurance contract in which the relevant Obligor has an interest;

“Intercreditor Agreement” means the intercreditor agreement entered into on or about the date of this Agreement, between, amongst others, the Facility Agent, the Security Agent, the Lenders, the Hedging Counterparties and the Borrower, as amended from time to time;

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest);

“Internal Revenue Code” means the United States Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.);

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(A)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(B)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan;

“IRS” means the United States Internal Revenue Service (or any successor thereto);

“ISDA Master Agreement” shall have the meaning given to that term in the Intercreditor Agreement;

“Joint Operating Agreement” means the Joint Operating Agreement dated 4 April 1997, between Vaalco Gabon and other parties, as amended and novated on 15 January 2001, 5 September 2002, 31 December 2004, 12 October 2007, 10 December 2014, 22 November 2016, 29 December 2016 and 25 February 2021;

“Legal Reservations” means:

(A)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(B)

the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(C)	the principle that in certain circumstances, any Security granted by way of fixed charge may be recharacterised as a floating charge;

(D)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(E)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(F)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(G)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to Schedule 2 (Conditions Precedent).

“Lender” means:

(A)	any Original Lender; and

(B)	any bank or financial institution which has become a Party as a lender in accordance with Clause 3.2 (Additional Commitment) or Clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“Lender Accession Notice” means a lender accession notice substantially in the form set out in Schedule 6 (Form of Lender Accession Notice);

“LIBOR” means, in relation to any Loan:

(A)	the applicable Screen Rate;

(B)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(C)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (A) and (C) above, the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and if any such rate is less than zero, LIBOR shall be deemed to be zero;

“Loan” means each loan made or to be made under this Agreement or the principal amount outstanding for the time being of that loan;

“Loan Life Net Cash Flow” means, in respect of a Forecast Date, the aggregate of:

(A)	the net present value of Net Cash Flow from that Forecast Date until the Final Maturity Date; and

(B)	the Capex Add-Back Amount as at that Forecast Date;

“Majority Lenders” means, subject as provided in Clause 40.5 (Disenfranchisement of Non- Funding Lenders), as applicable, those Lenders whose participation in advances under the Facility are equal to 66⅔ per cent of the aggregate advances then outstanding, or if there are no advances outstanding, whose Commitments then aggregate at least 66⅔ per cent of the Total Commitments under the Facility;

“Margin” means the percentage rate per annum determined in accordance with Clause 9.2 (Margin);

“Market Disruption Event” has the meaning given to that term in Clause 11.2 (Market disruption);

“Material Adverse Effect” means, in relation to any event (or series of events) or circumstance which occurs or arises (other than fluctuations in crude oil prices), that event (or events) or circumstance (or any effect or consequence thereof) would reasonably be expected materially and adversely to affect the financial condition, operations, or business of any Obligor or the Borrowing Base Assets, or the ability of any Obligor to perform its obligations under the Finance Documents in full and on the basis contemplated therein in a way which is materially prejudicial to the interests of the Lenders or results in the Obligors being unable to pay any amounts when due and payable under the Finance Documents;

“Minimum Cash Covenant” has the meaning given to it in Clause 25(A)(ii) (Financial Covenants);

“Modelling Bank” means Glencore Energy UK Ltd. in its capacity as modelling bank or any other person that replaces it in such capacity in accordance with this Agreement.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation and any successor thereto and if such corporation shall for any reason no longer perform the functions of a securities rating agency, Moody’s shall be deemed to refer to any other internationally recognised rating agency agreed by the Facility Agent and the Borrower (both acting reasonably);

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) as to which any Obligor or ERISA Affiliate has any obligation or liability, contingent or otherwise;

“Net Cash Flow” means, in relation to any Calculation Period, the amount calculated as follows (without any double counting):

(A)	the aggregate of the Net Revenues of all the Obligors projected to be received in that Calculation Period; minus

(B)	the aggregate of all the Project Costs of all the Obligors projected to be made in that Calculation Period,

projected to be paid or received during that period converted if necessary into USD at the rate of exchange used in the Forecast Assumptions on the date of projected receipt or payment;

“Net Interest Payable” means, in relation to the Group for any Calculation Period, Total Interest Payable less Total Interest Receivable for the Group during that Calculation Period;

“Net Revenues” means, in relation to any Calculation Period, the amount calculated as follows:

(A)	the aggregate amount of all Gross Revenues of the Obligors projected to be received in that Calculation Period; minus

(B)	the aggregate amount of all Royalty Payments projected to be made in that Calculation Period;

“New Lender” has the meaning given to it in Clause 28.1 (Assignments and transfers and changes in Facility Office by the Lenders);

“Non-Funding Lender” means:

(A)	any Lender who fails to participate in any Utilisation in the amount and at the time required;

(B)	any Lender who has indicated publicly or to the Facility Agent or an Obligor that it does not intend to participate in all or part of any Utilisation;

(C)	any Lender which has rescinded or repudiated a Finance Document; or

(D)	any Lender in respect of which or in respect of whose holding company an Insolvency Event has occurred;

“Obligor” means the Borrower or a Guarantor;

“Obligor Accession Deed” means a document substantially in the form set out in Schedule 11 (Form of Obligor Accession Deed);

“Obligors’ Agent” means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 3.3 (Obligors’ Agent);

“Offshore Account Bank” means JPMorgan Chase Bank, N.A. in its capacity as offshore account bank in relation to the Offshore Proceeds Account or any other person that replaces it in such capacity;

“Offshore Account Bank Agreement” means the New York law governed blocked account control agreement in relation to the Offshore Project Accounts dated on or about the date of this Agreement between the Borrower, the Parent, Vaalco Gabon, Glencore Energy UK Ltd., the Offshore Account Bank, and the Security Agent;

“Offshore Disbursement Account” means:

(A)

an account designated “Offshore Disbursement Account” established by the Borrower with the Offshore Account Bank pursuant to Clause 19 (Operation of the Project Accounts) and which is secured in favour of the Secured Creditors;

(B)	any other account designated as such by the Borrower and the Facility Agent, such accounts in each case being secured in favour of the Secured Creditors;

“Offshore Parent Account” means an account designated “Offshore Parent Account” established by the Parent with the Offshore Account Bank pursuant to Clause 19 (Operation of the Project Accounts) and which is secured in favour of the Secured Creditors.

“Offshore Proceeds Account” means:

(A)

an account designated “Offshore Proceeds Account” established by Vaalco Gabon with the Offshore Account Bank pursuant to Clause 19 (Operation of the Project Accounts) and which is secured in favour of the Secured Creditors; and

(B)	any other account designated as such by the Borrower and the Facility Agent, such accounts being secured in favour of the Secured Creditors;

“Offshore Project Account” means each of:

(A)	the Debt Service Reserve Account;

(B)	the Offshore Disbursement Account;

(C)	the Offshore Parent Account; and

(D)	the Offshore Proceeds Account;

“Onshore Account Bank” means Citibank Gabon S.A. in its capacity as onshore account bank in relation to the Onshore Project Accounts or any other person that replaces it in such capacity in accordance with the Onshore Account Bank Agreement;

“Onshore Account Bank Agreement” means the English law governed onshore bank account agreement in relation to the Onshore Project Accounts dated on or about the date of this Agreement between the Borrower, Vaalco Gabon, Citibank, N.A., London Branch, the Onshore Account Bank and the Security Agent;

“Onshore Proceeds Account” means the account designated “VGSA Operating Account” established by Vaalco Gabon with the Onshore Account Bank pursuant to Clause 19 (Operation of the Project Accounts);

“Onshore Project Account” means each of:

(A)	the Onshore Proceeds Account; and

(B)	any other account designated as such by the Borrower and the Facility Agent;

“Operating Agreement” means the contract dated 31 August 2021 between Vaalco Gabon and World Carrier Offshore Services Corp. in respect of the operation and maintenance of a floating storage and offloading system on the Etame Marin Permit (Block G4-160) Field;

“Operating Agreement PCG” means the parent company guarantee issued by the Parent in favour of World Carrier Offshore Services Corp. on 31 August 2021 to guarantee Vaalco Gabon’s obligations as co-venturer under the Operating Agreement;

“Operator” means, in relation to each Borrowing Base Asset, the relevant operator of that Borrowing Base Asset;

“Operator Report” means the report prepared by the Operator in relation to each Borrowing Base Asset;

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which it becomes Party as a Guarantor;

“Parent English Law Security Agreement” means an English law security agreement dated on or about the date of this Agreement between the Parent and the Security Agent over the Hedging Agreements to which the Parent is a party;

“Parent NY Law Pledge and Security Agreement” means the New York law pledge and security agreement dated on or about the date of this Agreement between the Parent and the Security Agent in respect of:

(A)	the entire issued share capital of the Borrower;

(B)	the Insurances to which the Parent is party; and

(C)	the Offshore Parent Account;

“Party” means a party to a Finance Document;

“PBGC” means the Pension Benefit Guaranty Corporation of the United States established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA);

“Permitted Acquisition” means any acquisition or investment:

(A)	which is made in the ordinary course of the day to day business of the acquiring company;

(B)	which is in respect of the implementation and development of a Borrowing Base Asset;

(C)	by an Obligor where the asset acquired or invested in is to be included as a Borrowing Base Assets as approved by the Majority Lenders (acting reasonably);

(D)	by an Obligor of an asset disposed to it by any other Obligor;

(E)	of any business engaged in the exploration for and production of Hydrocarbons to the extent that:

(i)

an updated Group Cash Flow Projection has been prepared taking into account the proposed acquisition or investment and delivered to the Facility Agent no later than 10 Business Days prior to the date of completion of the proposed acquisition or investment and which demonstrates that no breach of the Group Liquidity Test arises in the relevant Forecast Period to which that Group Cash Flow Projection relates; and

(ii)	[*****]

(F)	which is approved by the Majority Lenders (acting reasonably),

provided in each case that such acquisition may not take place in any country which is subject to a Sanctions Regime;

“Permitted Disposals” means any:

(A)	disposal permitted or not otherwise prohibited by Clause 26.8 (Disposals);

(B)	disposals expressly permitted under any Project Document;

(C)	disposals of cash for purposes not prohibited by the Finance Documents;

(D)	disposals expressly required in order to comply with its obligations under the Project Documents;

(E)	disposals of obsolete assets;

(F)	the sale of Hydrocarbons on arm’s length terms for cash consideration in the ordinary course of trading;

(G)	disposal of any Cash or Cash Equivalent Investments into any another Cash or Cash Equivalent Investment;

(H)	disposal of any Authorised Investment;

(I)	any Unitisation (provided that the effects of such Unitisation have been taken into account in the then current Forecast);

(J)	disposals between the Obligors where, in the opinion of the Majority Lenders, there is no prejudice to the interests of the Secured Creditors in the context of the Security which has been granted; or

(K)	disposals not falling within paragraphs (A) to (J) above which are consented to by the Majority Lenders;

“Permitted Financial Indebtedness” means:

(A)	any Financial Indebtedness arising under or contemplated by the Finance Documents;

(B)

any Financial Indebtedness owed by an Obligor or by any other member of the Group, in each case, to an Obligor, provided that such Obligor (as subordinated lender) has entered into a Deed of Subordination;

(C)

any guarantee given in respect of the netting or set-off arrangements entered into by any Obligor in the ordinary course of its banking arrangements which has the effect of netting debit and credit balances and permitted pursuant to this Agreement;

(D)	any Financial Indebtedness under purchase money debt in respect of, or finance or capital leases of, vehicles, plants, equipment or computers:

(i)	to the extent already existing at the date of this Agreement; or

(ii)	[*****]

(E)	any Financial Indebtedness arising under the Gabonese Customs Guarantee or the Bareboat Charterer PCG, the Boskalis PCG, the Operating Agreement PCG and the Tinworth PCG;

(F)	any Financial Indebtedness arising under any Derivative Agreement or any Hedging Agreement into which an Obligor may enter further to the provisions of Clause 26.16(A) (Hedging);

(G)	any guarantee or indemnity contained in the Transaction Documents;

(H)

any Financial Indebtedness arising under any letter of credit or letter of credit facility requested by the Parent in connection any Hedging Transactions existing as at the date of this Agreement under the ISDA Master Agreement dated 31 May 2018 between the Parent and BP Energy Company;

(I)

any Financial Indebtedness arising under any letter of credit or letter of credit facility requested by the Parent in connection with any Hedging Transaction under the ISDA Master Agreement dated on or about the date of this Agreement between the Parent and Glencore Commodities Limited; or

(J)	any Financial Indebtedness otherwise approved by the Majority Lenders;

“Permitted Party” has the meaning given to it in Clause 28.8 (Disclosure of information);

“Permitted Security” means:

(A)	any netting or set-off arrangement entered into in the ordinary course of financing arrangements for the purpose of netting or setting off debit and credit balances;

(B)

any payment or close out netting or set-off arrangement pursuant to any Hedging Agreement or Derivative Agreement entered into by an Obligor in accordance with this Agreement and the Intercreditor Agreement;

(C)	any lien securing obligations no more than 90 days overdue arising by operation of law;

(D)	any Security Interest arising under or contemplated by the Finance Documents or pursuant to the express terms of any Project Document;

(E)	any title retention provisions in a supplier’s standard conditions of supply of goods;

(F)

the Security Interest created or purported to be created by Vaalco Gabon over the Commercial Contracts in favour of the Etame Field Trustee and Paying Agent pursuant to the Etame Field Trustee and Paying Agent Agreement;

(G)	the Security Interest created or purported to be created by Vaalco Gabon in favour of the Onshore Account Bank in connection with the Gabonese Customs Guarantee;

(H)

any Security created by a member of the Group in the ordinary course of its banking or investment arrangements under the customary terms of a bank or securities intermediary where such member maintains an account;

(I)	any Security Interest over or affecting any asset acquired by an Obligor after the date of this Agreement if:

(i)	the Security was not created in contemplation of the acquisition of that asset;

(ii)	the principal amount secured has not been increased, in contemplation of or since the acquisition of that asset; and

(iii)	the Security is removed or discharged within 30 days of the date of acquisition of such asset;

(J)

any Security Interest securing Permitted Financial Indebtedness of the type described in paragraph (D) of the definition of “Permitted Financial Indebtedness; provided that (i) such Security Interest shall be created within one hundred twenty (120) days of the acquisition, repair, construction, improvement or lease, as applicable, of the related property, (ii) such Security Interest does not at any time encumber any property other than the property financed or improved by such Financial Indebtedness, and (iii) the principal amount of Financial Indebtedness secured by any such Security Interest shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such property at the time of purchase, repair, construction, improvement or lease (as applicable);

(K)

any Security Interest over cash granted by, and/or any letter of credit issued at the request of, the Parent in connection with any hedging transactions existing as at the date of this Agreement under the ISDA Master Agreement dated 31 May 2018 between the Parent and BP Energy Company;

(L)

any Security Interest over cash granted by, and/or any letter of credit issued at the request of, the Parent in connection with the ISDA Master Agreement to be entered around the date of this Agreement between the Parent and Glencore Commodities Limited (or any hedging transaction thereunder); and

(M)	any Security Interest not falling within paragraphs (A) to (L) above which is consented to by the Majority Lenders;

“Petroleum Agreements” means the exploration and production sharing contract dated as of 7 July 1995, between the Republic of Gabon and Vaalco Gabon and other parties, collectively as the contractor, as amended by an undated agreement with retroactive effect to 7 July 2001, and by the subsequent amendments thereto dated as of 13 April 2006, 26 November 2009, 5 January 2012 (with retroactive effect to 17 July 2011), 25 April 2016, 29 December 2016 and 17 September 2018;

“Petroleum Asset” means any assets related to the exploration for or exploitation, production, treatment, processing, transportation, storage, marketing and sale of petroleum products including, but without limitation, any contractual rights under any agreement entered into in relation to or incidental or ancillary thereto, any equity or participating interest in any entity which has such an interest or which conducts such activities and any right which would allow a person to obtain title to or an interest in any petroleum products;

“Project Accounts” means the Offshore Projects Accounts and the Onshore Projects Accounts;

“Project Costs” means, in relation to any period and any Obligor (without double counting) all costs and expenses (including without limitation exploration costs and any costs incurred under any Derivative Agreement or Hedging Agreement) incurred for and on behalf of an Obligor or in respect of which an Obligor is liable in relation to the Borrowing Base Assets;

“Project Documents” means (when entered into by the relevant Obligor and only while an Obligor is a party to such document):

(A)	the Joint Operating Agreement;

(B)	the Commercial Contracts;

(C)	the Etame Field Trustee and Paying Agent Agreement;

(D)	the Bareboat Charter Contract;

(E)	each Petroleum Agreement;

(F)	the Operating Agreement;

(G)	the FPSO Contract;

(H)	the Exclusive Exploitation Authorisations;

(I)	any Authorisation required for the production, transportation or sale of petroleum from a Borrowing Base Asset;

(J)	the Agreement for the Provision of Subsea Construction and Installation Services; and

(K)	any other agreement which the Facility Agent and the Borrower agree shall be a Project Document,

as such documents may be updated, amended or replaced from time to time;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period;

“Reference Bank Rate” means in relation to LIBOR, the arithmetic mean (rounded upwards to four decimal places) of the rates supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market;

“Reference Banks” means the principal London offices of any bank appointed as a reference bank by the Facility Agent, with the prior written consent of the Borrower;

“Relevant Jurisdiction” means, in relation to a member of the Group:

(A)	its Original Jurisdiction;

(B)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(C)	any jurisdiction where it conducts its business; and

(D)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Repatriation Obligation” means the obligation on Vaalco Gabon to repatriate any revenues paid to it or received by it into an offshore bank account to an onshore bank account in accordance with the CEMAC FX Regulation;

“Repayment Date” means each 31 March and 30 September occurring after the date falling 18 months from the date of this Agreement, as may be adjusted in accordance with Clause 31.7 (Business Days);

“Repayment Instalment” means each repayment instalment required pursuant to the Facility Reduction Schedule (as adjusted from time to time);

“Repeating Representations” means the representations set out under:

(A)	Clauses 24.1 (Status), 24.2 (Binding obligations), 24.3 (Non-conflict), 24.4 (Power and authority), each as at the time the power or authority was exercised only; and

(B)

Clauses 23.10(A) (Limitations on guarantee under US law), 24.5 (Validity and admissibility), 24.9 (Financial Statements), 24.10 (Proceedings pending or threatened), 24.12 (Breach of laws), 24.13 (Compliance with environmental laws), 24.14 (Security), 24.16 (Pari passu ranking), 24.17 (Assets), 24.18 (Project Documents), 24.22 (No Immunity), 24.23 (Ownership of Obligors), 24.24 (Sanctions), 24.25 (Anti-corruption law) and 24.29 (US Governmental Regulation);

“Replacement Benchmark” means a benchmark rate which is:

(A)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(B)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(C)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to the Screen Rate;

“Replacement Lender” has the meaning given to that term in Clause 8.9 (Right of repayment and cancellation in relation to a single Lender);

“Required Balance” means, in respect of any Calculation Period, an amount equal to the Financing Costs due and payable by the Borrower in that Calculation Period;

“Reserve Tail Date” means, at any time, the Repayment Date immediately preceding the date on which a Forecast projects that the aggregate economically recoverable reserves remaining to be produced from the Borrowing Base Assets (as reflected in the current Forecast) is projected to be equal to or less than 25 per cent of the aggregate of the economically recoverable reserves of the Borrowing Base Assets reflected in the Initial Forecast as adjusted pursuant to Clause 17.13 (Reserve Tail Date);

“Reserves Report” means:

(A)	the Initial Reserves Report; and

(B)	each other report which is prepared by the Independent Engineer and, in each case, is in substantially the same form as the Initial Reserves Report;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Rollover Loan” means one or more Loans:

(A)	made or to be made on the same day that a maturing Loan is due to be repaid;

(B)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(C)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan;

“Royalty Payments” means royalties payable to the Government by Vaalco Gabon out of, or calculated by reference to, petroleum to which the Government is entitled under the terms and conditions of the relevant Petroleum Agreement;

“Sanctioned Country” means any country or territory that is, or whose government is, subject to or the target of country wide or territory wide Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine);

“Sanctions” means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authorities;

“Sanctions Authorities” means each of

(A)	the US government;

(B)	the United Nations Security Council;

(C)	the European Union (or any of its members states);

(D)	the United Kingdom; and

(E)

the respective governmental institutions and agencies of any of the foregoing, including, without limitation the Office of Foreign Assets Control of the US Department of Treasury, the US Department of State and Her Majesty’s Treasury;

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the US Department of Treasury, the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained by Her Majesty’s Treasury, or any similar lists maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities;

“Sanctions Regime” means a sanctions regime issued, imposed or administered by the United States, any member country of the European Union, the European Union itself, the United Kingdom or the United Nations (or any agency of any of them);

“Sanctions Restricted Party” means a person that is:

(A)

listed on, or (directly or indirectly) owned or controlled (as such terms are defined by the relevant Sanctions Authority) by one or more persons listed on, or acting on behalf of a person listed on, any Sanctions List;

(B)

located in, incorporated under the laws of, or (directly or indirectly) owned or controlled (as such terms are defined by the relevant Sanctions Authority), or acting on behalf of, a person located or ordinarily resident in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(C)	otherwise a target of Sanctions;

“Scheduled Forecast” means each Forecast that is adopted or that is due to be adopted on a Scheduled Forecast Date;

“Scheduled Forecast Date” means each 31 March and 30 September occurring after the date of Financial Close and before the Final Maturity Date;

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Ltd. (or any other person which takes over the administration of that rate) for USD for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;

“Screen Rate Replacement Event” means, in relation to the Screen Rate:

(A)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Borrower, materially changed;

(B)

(i)

(a)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(b)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or

(C)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 10 Business Days; or

(D)	in the opinion of the Majority Lenders and the Borrower, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

“Second Currency” has the meaning given to it in Clause 15.1 (Currency indemnity);

“Secured Creditor” has the meaning given to that term in the Intercreditor Agreement;

“Secured Obligations” has the meaning given to that term in the Intercreditor Agreement;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Documents” means each of the following documents:

(A)	the Borrower NY Law Security Agreement;

(B)	the Vaalco Gabon NY Law Security Agreement;

(C)	the Parent NY Law Pledge and Security Agreement;

(D)	the Parent English Law Security Agreement;

(E)	the Vaalco Gabon English Law Security Agreement;

(F)	the Gabonese Law Security Agreement; and

(G)

subject to the provisions of the Intercreditor Agreement, each other document evidencing or creating any Security Interest held or obtained from an Obligor for or in respect of any Secured Obligations;

“Security Interest” means a mortgage, charge, pledge, lien or other security interest or any other agreement or arrangement having a similar effect;

“Shareholder Loan Agreement” means the $150,000,000 revolving loan facility agreement dated 29 November 2021 (as amended, restated and novated from time to time) between the Borrower and Vaalco Gabon pursuant to which the Borrower may advance loans to Vaalco Gabon;

“Single Employer Plan” means any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or Section 412 of the Internal Revenue Code as to which any Obligor or any ERISA Affiliate has any obligation or liability, contingent or otherwise;

“Specified Period” means each period specified in the first column (headed “Specified Period”) of the table set out in Schedule 1 (The Original Lenders);

“Specified Time” means 11.00 a.m. London time on the relevant Quotation Day;

“Standard & Poor’s” means Standard & Poor’s Ratings Service, a division of the McGraw- Hill Companies, Inc., and any successor thereto and if such corporation shall for any reason no longer perform the functions of a securities rating agency, Standard & Poor’s shall be deemed to refer to any other internationally recognised rating agency agreed by the Facility Agent and the Borrower (both acting reasonably);

“Sterling” or “£” or is to the lawful currency for the time being of the United Kingdom of Great Britain and Northern Ireland;

“Sum” has the meaning given to it in Clause 15.1 (Currency indemnity);

“Swap” has the meaning given to that term in section 1a(47) of the Commodity Exchange Act;

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature imposed by a governmental authority (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Technical Assumption” means any assumptions (other than an Economic Assumption), and the values ascribed to such assumption, upon which each Forecast or draft Forecast and, in each case, the calculations and information therein are, or are to be, based.

“Technical Bank” means Glencore Energy UK Ltd. in its capacity as technical bank or any other person that replaces it in such capacity in accordance with this Agreement.

“Third Parties Act” has the meaning given to it in Clause 1.5 (Third Party Rights);

“Tinworth PCG” means the parent company guarantee issued by the Parent in favour of Tinworth Pte Limited on 22 June 2017 to guarantee Vaalco Gabon’s obligations as co- venturer under the contract between Vaalco Gabon and Tinworth Pte Limited under the contract for provision of an FPSO dated 20 August 2001 (as amended, restated and novated from time to time);

“Total Commitments” means, in relation to a Specified Period or any day falling in that Specified Period, the aggregate of the Commitments of the Lenders for that Specified Period which, as at the date of this Agreement and subject to any increase, cancellation, reduction or transfer of any Lender’s Commitment in accordance with this Agreement, is the amount (in the Base Currency) set opposite that Specified Period in the last column (headed “Total Commitments”) of the table set out in Schedule 1 (The Original Lenders);

“Total Corporate Sources” means, in relation to any period, the sum (without double counting) of:

(A)	the Available Facility or any other credit facility that is available for drawing in that period for the purposes of meeting any Total Corporate Uses in that period;

(B)

the actual cash balances of the Group (excluding any cash held by any member of the Group in its capacity as operator of a Petroleum Asset and related infrastructures where such cash is not attributable to a member of a Group’s working interest in that Petroleum Asset) on the first day of that period that are available for the purposes of meeting any Total Corporate Uses in that period;

(C)	any proceeds of any insurances (other than in respect of any insurance to be paid in settlement of claims in respect of third party liability) payable to any member of the Group;

(D)	all refunds or reimbursements of Taxes payable to any member of the Group;

(E)	all amounts payable to any member of the Group under any Hedging Agreement;

(F)	all tariffs, fees and charges payable to any member of the Group in respect of the use of any assets;

(G)	any committed and undrawn equity that is available for drawing in that period for the purposes of meeting any Total Corporate Uses in that period;

(H)	the aggregate amount of the proceeds of the sale of Hydrocarbons and refined products that is projected to be received by the Group in that period;

(I)	all compensation or other consideration on account of nationalisation, appropriation or requisition of all or part of any Hydrocarbon asset; and

(J)

any other sources of funds as the Parent and the Facility Agent may agree, where (i) for these purposes a credit facility (including the Facility) shall only be treated as being “available” on any date to the extent that no circumstances exist or are continuing on such date which would prohibit any lender under that credit facility from making, or would entitle any such lender to refuse to make, any utilisation available to any borrower under that credit facility and (ii) the Hydrocarbon price used for the determination of Total Corporate Sources shall be approved by the Technical Bank (acting reasonably);

“Total Corporate Uses” means in relation to any period, the aggregate amount (without double counting) of all of the costs, expenditure, outgoings and other payments that are committed on the first day of the Forecast Period or, if not committed, can reasonably be projected to be paid by the Group in that period;

“Total Interest Payable” means, in relation to the Group for any Calculation Period, all interest and other financing charges paid or payable and incurred by the Group during that Calculation Period;

“Total Interest Receivable” means, in relation to the Group for any Calculation Period, all interest and other financing charges received or receivable by the Group during that Calculation Period;

“Transaction Document” means each Finance Document and each Project Document;

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent (except under the Gabonese Law Security Agreement) pursuant to the Security Documents;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower;

“Transfer Date” means, in relation to and assignment or a transfer, the later of:

(A)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(B)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate;

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“UK CRD IV” means:

(A)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (“CRR”) as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”); and

(B)

the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures (“CRD”);

(C)

direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and

(D)

any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in CRR or CRD and/or implements Basel III standards;

“Unitisation” means any unitisation or redetermination of, or affecting, any Borrowing Base Asset or any readjustment of an Obligor’s interests in any Borrowing Base Asset and/or the Hydrocarbon derived therefrom as a result of the pooling of production of that Borrowing Base Asset (or the relevant fields comprised therein) with that of another field or otherwise;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“US” or “United States” means the United States of America, its territories and possessions;

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States;

“USD” or “US Dollar” means the lawful currency of the United States;

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), any other United States federal or state bankruptcy, insolvency or similar law;

“US Borrower” means a Borrower that is organized, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia);

“US Guarantor” means a Guarantor that is organized, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia);

“US Obligor” means a US Borrower or a US Guarantor;

“US Tax Obligor” means:

(A)	the Borrower which is resident for tax purposes in the United States; or

(B)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes;

“US Withholding Tax Form” means whichever of the following is relevant (including in each case any successor form):

(A)	IRS Form W-8BEN or W-8BEN-E,

(B)	IRS Form W-8IMY (with appropriate attachments),

(C)	IRS Form W-8ECI,

(D)	IRS Form W-8EXP,

(E)	IRS Form W-9,

(F)

in the case of a Lender relying on the so-called “portfolio interest exemption,” IRS Form W-8BEN or W-8BEN-E and a certificate to the effect that such Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (ii) a “10 percent shareholder” of the relevant Obligor within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code, or

(G)

any other IRS form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of US federal income tax on interest and other payments to that person;

“Utilisation” means a utilisation of the Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made;

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Requests) or in a form agreed between the Borrower and the Facility Agent;

“Vaalco Gabon English Law Security Agreement” means an English law security agreement dated on or about the date of this Agreement between Vaalco Gabon and the Security Agent over Vaalco Gabon’s rights and interests in the Etame Operating Account (as such term is defined in the Etame Field Trustee and Paying Agent Agreement);

“Vaalco Gabon NY Law Security Agreement” means the New York law security agreement dated on or about the date of this Agreement between Vaalco Gabon and the Security Agent in respect of the Offshore Proceeds Account;

“VAT” means:

(A)	any value added tax imposed by the Value Added Tax Act 1994;

(B)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(C)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (A) above, or imposed elsewhere; and

“Write-down and Conversion Powers” means:

(A)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(B)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(C)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Construction

(A)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	“this Agreement” shall be construed as a reference to the agreement or document in which such reference appears together with all recitals and Schedules thereto;

(ii)	a reference to “assets” includes properties, revenues and rights of every description;

(iii)	an “authorisation” or “consent” shall be construed as including any authorisation, consent, approval, resolution, licence, exemption, permission, recording, notarisation, filing or registration;

(iv)

an “authorised officer” shall be construed, in relation to any Party, as a reference to a Director or other person duly authorised by such Party as notified by such Party to the Facility Agent as being authorised to sign any agreement, certificate or other document or to take any decision or action, as applicable. The provision of any certificate or the making of any certification by any authorised officer of an Obligor shall not create for that authorised officer any personal liability to the Finance Parties;

(v)	a “calendar year” is a reference to a period starting on (and including) 1 January and ending on (and including) the immediately following 31 December;

(vi)

a “certified copy” shall be construed as a reference to a copy of that document, certified by an authorised officer of the relevant Party delivering it to be a complete, accurate and up-to-date copy of the original document;

(vii)	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause of the agreement or document in which such reference appears;

(viii)	“continuing” shall, in relation to any Default or Event of Default, be construed as meaning that such Default or Event of Default has not been remedied or waived;

(ix)

the “equivalent” on any given date in any currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Facility Agent in the normal course of business at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency in the London foreign exchange markets for delivery on the second Business Day thereafter;

(x)

the “group” of any person, shall be construed as a reference to that person, its subsidiaries and any holding company of that person and all other subsidiaries of any such holding company, from time to time;

(xi)	a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

(xii)	“include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrase or words of like import;

(xiii)

a “month” or “Month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” and “Months” shall be construed accordingly);

(xiv)

a “person” shall be construed as a reference to any person, trust, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(xv)

a reference to a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being a regulation, rule, official directive, request or guideline with which a prudent person carrying on the same or a similar business to an Obligor would comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xvi)	a “right” shall be construed as including any right, title, interest, claim, remedy, discretion, power or privilege, in each case whether actual, contingent, present or future;

(xvii)	a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule of the agreement or document in which such reference appears;

(xviii)

a “subsidiary” of a company or corporation means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 which shall be construed as a reference to any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

(xix)

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, bankruptcy, winding-up, reorganisation, dissolution, administration, receivership, judicial custodianship, administrative receivership, arrangement, adjustment, protection or relief of debtors;

(xx)

a “year” is a reference to a period starting on one day in a month in a calendar year and ending on the numerically corresponding day in the same month in the next succeeding calendar year, save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day; provided that, if a period starts on the last Business Day in a month, that period shall end on the last Business Day in that later month (and references to “years” shall be construed accordingly); and

(xxi)	a provision of law is a reference to that provision as amended and re- enacted.

(B)

Any provision of Clause 8.2 (Illegality and Sanctions) and Clause 26.26 (Application of the Loans) shall not apply to or in favour of any Finance Party (other than any Finance Party which has notified the Facility Agent that the following carve-out shall not apply to it or any of its directors, officers or employees) or any director, officer or employee thereof, to the extent that such provisions would expose the Finance Party or any director, officer or employee thereof to liability under any applicable anti- boycott or blocking law, regulation or statute.

1.3	Interpretation

(A)	Words importing the singular shall include the plural and vice versa.

(B)	Words indicating any gender shall include each other gender.

(C)	Unless a contrary indication appears, a reference used in any other Finance Document or in any notice given under or in connection with any Finance Document to:

(i)	any party or person shall be construed so as to include its and any subsequent successors, permitted transferees and permitted assigns in accordance with their respective interests;

(ii)

a “Finance Document” or a “Transaction Document” or any other agreement or instrument is (other than a reference to a “Finance Document”, “Transaction Document”, or any other agreement or instrument in “original form”) a reference to that Finance Document or Transaction Document, or other agreement or instrument, as amended, novated, supplemented, extended or restated; and

(iii)	a time of day shall, save as otherwise provided in any agreement or document, be construed as a reference to London time.

(D)	Section, Part, Clause and Schedule headings contained in, and any index or table of contents to, any agreement or document are for ease of reference only.

1.4	Third Party Rights

(A)

Any Hedging Counterparty may enforce the terms of Clause 19.2 (Withdrawals), Clause 23 (Guarantee and Indemnity) and Clause 40.2(C) (Exceptions) by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”). This paragraph 1.4(A) confers a benefit on each such Hedging Counterparty, and, subject to the remaining provisions of this Clause 1.4, is intended to be enforceable by each Hedging Counterparty by virtue of the Third Parties Act.

(B)	Subject to paragraph (A) above, a person who is not a party to this Agreement has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Agreement.

(C)	Notwithstanding any term of any Finance Document, this Agreement may be rescinded or varied without the consent of any person who is not a Party hereto.

1.5	The Security Agent

(A)

The Security Agent has agreed to become party to this Agreement only for the purpose of taking the benefit of the contractual provisions expressed to be given for the benefit of the Security Agent and the better preservation of its rights on behalf of the Secured Creditors under the Security Documents. The Security Agent shall not assume any responsibility or liability for and of the obligations of any other party by entering into this Agreement.

(B)

The Parties acknowledge and agree that the Security Agent is entering into this Agreement as Security Agent under the Intercreditor Agreement. As such, the Security Agent shall be entitled, in performing any of its duties under this Agreement, to all rights, privileges, protections, immunities, indemnities and limitations of liability provided to the Security Agent under the Intercreditor Agreement, which rights, privileges, protections, immunities and limitations are specifically incorporated herein by this reference therein.

1.6	Divisions

For all purposes under the Finance Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (A) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person and (B) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Part 2

Conditions Precedent

2	Conditions Precedent

2.1	Conditions Precedent to first Utilisation

The  Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably), or their delivery has otherwise been waived in accordance with Clause 2.3 (Waivers of Conditions Precedent). The Facility Agent (acting reasonably) shall notify the Borrower and the Lenders promptly upon being so satisfied.

2.2	Conditions Precedent to each Utilisation

The Lenders will only be obliged to comply with Clause 6.4 (Lenders’ participation) if, on the proposed Utilisation Date:

(A)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(B)

the Repeating Representations to be made by each Obligor are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects);

(C)	the aggregate of:

(i)	the amount of the Utilisation proposed to be made on the proposed Utilisation Date; and

(ii)

the aggregate amount of all outstanding Utilisations on the proposed Utilisation Date less the aggregate amount of all outstanding Utilisations due to be repaid or prepaid on or before the proposed Utilisation Date, does not exceed the Total Commitments applicable on such proposed Utilisation Date; and

(D)	the aggregate of:

(i)	the amount of the Utilisation proposed to be made on the proposed Utilisation Date; and

(ii)

the aggregate amount of all outstanding Utilisations on the proposed Utilisation Date less the amount of all outstanding Utilisations due to be repaid or prepaid on or before the proposed Utilisation Date, does not exceed the Borrowing Base Amount applicable on such date.

2.3	Waivers of Conditions Precedent

(A)

The Facility Agent, acting in accordance with the instructions of the Lenders, may waive the requirement under Clause 2.1 (Conditions Precedent to first Utilisation) to deliver any one or more of the documents and other evidence listed in Schedule 2 (Conditions Precedent).

(B)

Satisfaction of any of the conditions set out in Clause 2.2 (Conditions Precedent to each Utilisation) may be waived by the Facility Agent acting in accordance with the instructions of the Majority Lenders.

(C)	Any waiver effected by the Facility Agent in accordance with this Clause shall be binding on all Parties.

(D)

For the avoidance of doubt, no Utilisation may be made under the Facility, until the Facility Agent has confirmed all relevant Conditions Precedent have been satisfied (acting reasonably) or waived in accordance with this Clause 2.

Part 3

Operation of the Facility

3	The Facility

3.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a secured US Dollar revolving loan facility to be utilised by way of Loans on the terms and conditions set out in this Agreement (the “Facility”) in an aggregate amount equal to the Total Commitments.

3.2	Additional Commitment

(A)

The Borrower may notify the Facility Agent (such notice being an “Additional Commitment Notice”) that it has agreed with any Lender or any other bank or financial institution (in each case, an “Additional Lender”) to increase the Total Commitments by the provision of additional commitments under the Facility (each such increase in commitments being an “Additional Commitment”), provided that:

(i)	the Additional Commitment Notice is delivered prior to the expiry of the Availability Period;

(ii)	the Additional Commitment Date (as defined below) takes place before the expiry of the Availability Period;

(iii)	the minimum amount of any Additional Commitment is not less than USD 5 million;

(iv)	the maximum aggregate amount of Additional Commitment (including all previous increases) does not exceed USD 50 million;

(v)	no Event of Default is continuing or would arise as a result of the provision of the Additional Commitment; and

(vi)	the terms of the Additional Commitment shall, for all purposes of this Agreement, be treated pursuant to the terms of this Agreement in the same manner as the existing Commitments.

(B)	Each Additional Commitment Notice shall:

(i)	confirm that the requirements of paragraph 3.2(A) above are fulfilled; and

(ii)	specify the date upon which the Additional Commitment is anticipated to be made available to the Borrower (the “Additional Commitment Date”).

(C)	In the event that the Additional Lender is not a Party to this Agreement, the Borrower shall procure that each Additional Lender:

(i)	delivers a Lender Accession Notice duly completed and signed on behalf of the Additional Lender and specifying its Additional Commitment to the Facility Agent; and

(ii)	accedes to the Intercreditor Agreement in accordance with the terms of the Intercreditor Agreement,

in each case, on or prior to the Additional Commitment Date.

(D)	Subject to the conditions in paragraphs (B) and (C) above being met, from the relevant Additional Commitment Date:

(i)	the Additional Lender shall make available the relevant Additional Commitment for Utilisation under the Facility in accordance with the terms of this Agreement (as amended);

(ii)	the Additional Commitment shall rank pari passu with respect to existing Commitments; and

(iii)

any necessary rebalancing of the Commitments and outstandings under the Facility and the Additional Commitment provided by the Additional Lender to ensure that they are pro rata (the “New Commitment Rebalancing”) will be made by the Borrower making utilisations from the Additional Commitment within five business days of the relevant Additional Commitment Date:

(a)	in priority to utilisations from Commitments under the Facility; or

(b)	to effect a prepayment under the Facility to the existing Lenders (which amount may be redrawn by the Borrower),

at the Borrower’s election, in each case to procure, as far as practicable, any New Commitment Rebalancing, following which all utilisations shall be made pro rata.

(E)

Each Additional Lender may only become a party to this Agreement (and be entitled to share in the Security created under the Security Documents in accordance with the terms of the Finance Documents) if such Additional Lender simultaneously accedes to the Intercreditor Agreement in accordance with the terms of the Intercreditor Agreement.

(F)

Each Party (other than the relevant Additional Lender) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Lender Accession Notice which has been duly completed and signed on behalf of that proposed Additional Lender and each Party agrees to be bound by such accession. The Facility Agent will promptly sign any such Lender Accession Notice (and in any event within three Business Days of receipt).

(G)

The Facility Agent shall only be obliged to execute a Lender Accession Notice delivered to it by an Additional Lender once the Facility Agent (acting reasonably) has, to the extent that the necessary information is not already available to it, received all required information to comply with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the accession of such Additional Lender.

(H)	On the date that the Facility Agent executes a Lender Accession Notice:

(i)

the Additional Lender party to that Lender Accession Notice, each other Finance Party and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Additional Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of that accession and with the Commitment specified by it as its Additional Commitment; and

(ii)	that Additional Lender shall become a Party to this Agreement as a “Lender”.

(I)

If an Additional Commitment is put in place pursuant to this Clause 3.2, the Facility Agent shall promptly provide each Lender and the Borrower with a revised Facility Reduction Schedule which incorporates amendments to reflect the application of this Clause 3.2.

3.3	Obligors’ Agent

(A)

Each Obligor (other than the Parent) by its execution of this Agreement or an Obligor Accession Deed irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Borrower, Utilisation Requests), to execute on its behalf any Obligor Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and, in each case, the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(B)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.4	Amendments to Facility Reduction Schedule

The Parties shall, acting reasonably, make such amendments as may be necessary to the Facility Reduction Schedule to reflect the increase in the Total Commitments pursuant to Clause 3.2 (Additional Commitment). Any Lender Accession Notice or accession in respect of the Intercreditor Agreement entered into, or any amendment to the Facility Reduction Schedule effected pursuant to Clause 3.2 (Additional Commitment) above, by the Facility Agent, the Additional Lender or the Borrower, shall be binding on all Parties.

4	Finance Parties’ Rights and Obligations

(A)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under any Finance Documents to which it is a Party does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(B)

The rights of each Finance Party under or in connection with the Finance Documents to which it is a Party are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (C) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(C)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

5	Purpose

5.1	Purpose

The Borrower shall apply all Loans borrowed by it under the Facility towards:

(A)	its general corporate purpose, including:

(i)	payment of any Financing Costs;

(ii)	refinancing maturing Loans; and

(iii)	payments to the Debt Service Reserve Account; and

(B)	on lending the proceeds of the Loans to Vaalco Gabon pursuant to the Shareholder Loan Agreement.

5.2	Monitoring

No Finance Party is bound to monitor or verify the application of any Loan made pursuant to the Finance Documents.

6	Utilisation

6.1	Delivery of a Utilisation Request

The Borrower may borrow a loan under the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10.00 a.m. on the third Business Day (or such other date agreed between the Borrower and the Facility Agent) prior to the proposed Utilisation Date and the Facility Agent shall deliver such Utilisation Request to the Lenders on the Business Day of receipt of the same by it. For this purpose, if the Facility Agent receives the Utilisation Request on a day which is not a Business Day or after 10.00 a.m. on a Business Day, it will be treated as having received the Utilisation Request on the following Business Day.

6.2	Completion of a Utilisation Request

(A)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the amount of the Utilisation complies with Clause 6.3 (Amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(B)	Only one Loan may be requested in each Utilisation Request and a maximum of two Utilisation Requests may be requested in any one month.

(C)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation seven or more Loans would be outstanding.

6.3	Amount

The amount of any proposed Loan under the Facility shall be no less than USD 5,000,000 (or, in any event, such lesser amount as the Facility Agent may agree) or, if less, the Available Facility.

6.4	Lenders’ participation

(A)

If the conditions set out in this Agreement have been met, each Lender under the Facility shall make its participation in the relevant Loan available by the Utilisation Date through its Facility Office in accordance with the terms of this Agreement.

(B)

The amount of a Lender’s participation in that Loan will be equal to the proportion borne by its Available Commitment to the Available Commitments under the Facility immediately prior to the making of the relevant Loan.

(C)

The Facility Agent shall notify each Lender of the amount of each Loan under the Facility and the amount of its participation in each such Loan not less than three Business Days before the Utilisation Date.

(D)	A Business Day for the purposes of Clause 6 (Utilisation) shall mean a day (other than a Saturday or Sunday) when banks are open for business in London and New York.

Part 4

Payments, Cancellation, Interest and Fees

7	Repayment

7.1	Repayment of the Facility

(A)

All Loans outstanding under the Facility will be repaid semi-annually on each Repayment Date, in accordance with the Facility Reduction Schedule to the extent necessary to ensure that the amount of Loans outstanding on the day after that Repayment Date does not exceed the Total Commitments at that time.

(B)	Any repayment made during the Availability Period may be reutilised in accordance with this Agreement, but no repayment may be redrawn after the expiry of the Availability Period.

(C)	Without prejudice to the Borrower’s obligation under paragraph (A) if:

(i)	one or more Loans are to be made available to the Borrower:

(a)	on the same day that a maturing Loan is due to be repaid by it;

(b)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)

the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Facility Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Borrower will only be required to make a payment under Clause 31.1 (Payments to the Facility Agent) in an amount in the relevant currency equal to that excess; and

(2)

each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Facility Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the Borrower will not be required to make a payment under Clause 31.1 (Payments to the Facility Agent); and

(2)

each Lender will be required to make a payment under Clause 31.1 (Payments to the Facility Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

7.2	Amendment to Facility Reduction Schedule

(A)	In the event that the Reserve Tail Date is earlier than the date falling five years after Financial Close, the Facility Reduction Schedule will be deemed to be amended so that:

(i)	the final Repayment Instalment for the Facility is to be paid on the Reserve Tail Date; and

(ii)	the Repayment Instalment payable on each Repayment Date shall be adjusted on a pro rata basis so as to ensure that all Loans under the Facility are fully repaid on the Reserve Tail Date.

(B)

If the Facility Reduction Schedule is deemed to be amended pursuant to this Clause 7.2, the Facility Agent shall promptly provide each Lender and the Borrower with a revised Facility Reduction Schedule which incorporates such amendments.

8	Prepayment and Cancellation

8.1	General

(A)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(B)	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(C)	Any prepayment shall be made with accrued interest on the amount prepaid and, subject to Break Costs (excluding any Margin), without premium or penalty.

8.2	Illegality and Sanctions

(A)

If it becomes unlawful (including as a result of any Sanctions) in any applicable jurisdiction for a Lender (an “Illegality Lender”) to perform any of its obligations as contemplated by the Finance Documents, or to fund or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(i)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(iii)	the Borrower shall either:

(a)

if the Lender so requires, repay that Lender’s participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law); or

(b)

replace that Lender in accordance with Clause 8.9(B) (Right of repayment and cancellation in relation to a single Lender) on or before the first date applicable under paragraph (a) above in respect of which a payment is due and payable.

(B)	If it becomes unlawful (including as a result of any Sanctions) in any applicable jurisdiction for the Borrower to perform any of its obligations as contemplated by the Finance Documents:

(i)	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	the Facility Agent shall notify the Lenders; and

(iii)

the Borrower shall repay each Utilisation made to it on the last day of the Interest Period for that Utilisation occurring after the Facility Agent have notified the Lenders or, if earlier, the last day of any applicable grace period permitted by law.

8.3	Aggregate of Loans outstanding exceed the Borrowing Base Amount

In the event that on a Forecast Date, a Forecast (other than in respect of a Disposal Forecast Date) shows that the aggregate amount of the Loans outstanding under the Facility on the relevant Forecast Date exceeds the Borrowing Base Amount as determined in such Forecast (the “New Applicable Borrowing Base Amount”), the Borrower shall, within 10 Business Days of the relevant Forecast Date provide to the Facility Agent a remedy plan demonstrating that the amount of any repayment required will be made on or before the date falling 30 days after that Forecast Date (the “Remedy End Date”) and (in addition to the payment of Repayment Instalments under the Facility Reduction Schedule), make an additional mandatory repayment of the Loans as necessary to ensure that the aggregate amount of the Loans outstanding under the Facility does not, at the Remedy End Date, exceed the New Applicable Borrowing Base Amount.

8.4	Permitted disposals

If on the Disposal Forecast Date relating to the disposal of a Borrowing Base Asset as a Permitted Disposal, the Forecast shows that the aggregate amount of the Loan outstanding under the Facility on that Disposal Forecast Date exceeds the Borrowing Base Amount as determined by that Disposal Forecast Date, the Borrower shall, to the extent required, apply the net amount of proceeds that it (or an Obligor) has received from such Permitted Disposal in prepayment of the Loans to ensure that the amount of Loans outstanding after that payment does not exceed the Borrowing Base Amount on that applicable Disposal Forecast Date.

8.5	Change of Control

(A)	Upon the occurrence of a Change of Control:

(i)	the relevant Obligor shall promptly notify the Facility Agent upon becoming aware of the occurrence of that event; and

(ii)

if the Majority Lenders so require, the Facility Agent shall, on not less than 30 days’ written notice to the Borrower, cancel the Commitments and the Borrower shall repay each Lender’s participation in any Utilisations on the last day of the then-current period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.

(B)

For the purposes of paragraph (A) above, a “Change of Control” means any person (or persons with whom they act in concert) acquiring, directly or indirectly, more than 50 per cent. of the ordinary share capital in any Obligor carrying a right to vote in general meetings of that company.

8.6	Automatic Cancellation

At the close of business in London on the last Business Day of the Availability Period for the Facility, the undrawn Commitment of each Lender under the Facility at that time shall be automatically cancelled.

8.7	Voluntary Cancellation

(A)

The Borrower may, by giving not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice to the Facility Agent, without penalty, cancel the undrawn Commitments under any Facility in whole or in part (but if in part, in a minimum amount of USD 5,000,000 or, if less, the balance of the undrawn Commitments). The relevant Commitments in respect of the Facility will be cancelled on a date specified in such notice, being a date not earlier than 5 Business Days (or such shorter period as the Majority Lenders may agree) after the relevant notice is received by that Facility Agent.

(B)

Any notice of cancellation will be irrevocable and will specify the date on which the cancellation shall take effect. Save as otherwise provided in this Agreement, no part of any Commitment which has been cancelled or which is the subject of a notice of cancellation may subsequently be reinstated.

(C)

When any cancellation of Commitments under the Facility takes effect, each Lender’s Available Commitment under the Facility will be reduced by an amount which bears the same proportion to the total amount being cancelled as its Available Commitment under the Facility bears to the Available Commitment (at that time) under the Facility.

8.8	Voluntary Prepayment of Loans

(A)

Subject to Clause 8.1 (General), a Loan may be prepaid whether in whole or in part (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of USD 5,000,000) by the Borrower without penalty upon 5 Business Days’ prior written notice to the Facility Agent.

(B)

Any notice of prepayment will be irrevocable and, unless a contrary indication appears in this Agreement, will specify the date on which the prepayment shall take effect. Any amount prepaid or repaid may not be redrawn if such prepayment or repayment and Utilisation occurs after the expiry of the Availability Period.

(C)	Prepayment shall take effect:

(i)	on the last day of the then-current Interest Period; or

(ii)	on any other date subject to payment by the Borrower, on demand of Break Costs (if any), in accordance with Clause 11.4 (Break Costs).

(D)	Unless a contrary indication appears in this Agreement, when any prepayment of the whole or part of a Loan takes place, each Lender’s participation in the relevant Loan shall be reduced rateably.

8.9	Right of repayment and cancellation in relation to a single Lender

(A)	If:

(i)	the Borrower reasonably believes that the sum payable to any Lender by an Obligor is required to be increased under Clause 13.2 (Tax gross-up);

(ii)	the Borrower receives a notice from the Facility Agent under Clause 13.3 (Tax Indemnity) or Clause 14 (Increased Costs);

(iii)	any Lender is or becomes a Non-Funding Lender; or

(iv)	any Lender is or becomes entitled to increase its rate of interest further to Clause 11.2 (Market disruption),

the Borrower may, while (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the belief or notice continues or (in the case of paragraph (iii) or (iv) above) the relevant circumstance continues:

(a)	give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations;

(b)

in the case of a Non-Funding Lender or Illegality Lender, give the Facility Agent notice of cancellation of the Available Commitment of that Lender in relation to the Facility and reinstate all or part of such Available Commitment in accordance with paragraph (B) below; or

(c)	replace that Lender in accordance with paragraph (B) below.

(B)	The Borrower may:

(i)

in the circumstances set out in paragraph (A) above, Clause 8.1 (General) or Clause 8.2 (Illegality and Sanctions) or Clause 8.5(A)(ii) (Change of Control), replace an Existing Lender (as defined in Clause 28 (Changes to the Lenders)), with one or more other Lenders (which need not be Existing Lenders) (each a “Replacement Lender”), which have agreed to purchase all or part of the Commitment and participations of that Existing Lender in Utilisations made to the Borrower pursuant to an assignment or transfer in accordance with the provisions of Clause 28 (Changes to the Lenders); or

(ii)

in the circumstances set out in paragraph (A)(iv)(a) above, cancel the Available Commitments of the Non-Funding Lender or Illegality Lender in respect of the Facility and procure that one or more Replacement Lenders assume Commitments under the Facility in an aggregate amount not exceeding the Available Commitment of the relevant Non-Funding Lender or Illegality Lender in relation to the Facility, in each case on condition that:

(a)	each assignment or transfer under this paragraph (B) shall be arranged by the Borrower (with such reasonable assistance from the Existing Lender as the Borrower may reasonably request); and

(b)	no assignment or transfer made by an Existing Lender pursuant to this paragraph (B) will be effective unless and until:

(1)

it has received payment from the Replacement Lender or Replacement Lenders in an aggregate amount equal to the outstanding principal amount of the participations in the Utilisations owing to the Existing Lender, together with accrued and unpaid interest (to the extent that the Facility Agent has not given a notification under Clause 28.10 (Pro rata interest settlement)) and fees (including, without limitation, any Break Costs to the date of payment) and all other amounts payable to the Existing Lender under this Agreement; and

(2)	it has completed to its satisfaction, all the requirements under Clause 22.12 (“Know your customer” and “customer due diligence” requirements) in respect of the Replacement Lender.

(C)	On receipt of a notice from the Borrower referred to in paragraph (A) above, the Commitment of the relevant Existing Lender shall immediately be reduced to zero.

(D)

On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (A) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay the relevant Existing Lender’s participation in the relevant Utilisation.

(E)	Paragraphs (A) and (B) do not in any way limit the obligations of any Finance Party under Clause 16.1 (Mitigation).

8.10	Updating of the Facility Reduction Schedule

If a repayment of the Facility or cancellation of Commitments is made pursuant to this Clause 8, the Facility Agent shall promptly provide each Lender and the Borrower with a revised Facility Reduction Schedule reflecting such repayment or cancellation.

9	Interest

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(A)	Margin; and

(B)	LIBOR.

9.2	Margin

The Margin applicable to a Loan shall be a percentage per annum as follows:

Period	Applicable Margin
From (and including) the date of this Agreement to (and excluding) the third anniversary of the date of this Agreement	6.00
From (and including) the third anniversary of the date of this Agreement to (and including) the Final Maturity Date	6.25

9.3	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

9.4	Default interest

(A)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (B) below, is 2.0 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause shall be immediately payable by the Obligor on demand by the Facility Agent.

(B)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.0 per cent higher than the rate which would have applied if the overdue amount had not become due.

(C)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.5	Notification of rates of interest

The Facility Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.6	Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Utilisation by a US Borrower, together with all fees, charges and other amounts which are treated as interest on such Utilisation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Utilisation in accordance with applicable law, the rate of interest payable in respect of such Utilisation, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Utilisation but were not payable as a result of the operation of this Clause 9.6 shall be cumulated and the interest and Charges payable to such Lender in respect of other Utilisation or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the rate otherwise applicable to Utilisations at such time (to the extent permitted by applicable law and not to exceed the Maximum Rate) to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Utilisation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Utilisation exceed the maximum amount collectible at the Maximum Rate.

10	Interest Periods

10.1	Selection of Interest Periods

(A)	The Borrower shall select an Interest Period for a Loan in the Utilisation Request for that Loan.

(B)

Subject to this Clause, the Borrower may select an Interest Period of one, three or six months or such other period as may be agreed between the Borrower and the Facility Agent (acting on behalf of the Majority Lenders).

(C)	No Interest Period for a Loan under the Facility shall extend beyond the Final Maturity Date.

(D)	The first Interest Period of each Loan shall commence on the Utilisation Date. .

10.2	Changes to Interest Periods

(A)

Prior to determining the interest rate for a Loan, the Facility Agent may shorten the Interest Period for any Loan to ensure that there are sufficient Loans which have an Interest Period ending on a Forecast Date for any scheduled reduction to occur.

(B)	If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Borrower and the Lenders.

10.3	Non-Business Days

If an Interest Period ends on a day which is not a Business Day, that Interest Period will instead end on the next Business Day, unless the next Business Day is in another month, in which case the Interest Period will end on the preceding Business Day.

10.4	Consolidation and division of Loans

(A)

Subject to paragraph (B) below, if two or more Interest Periods for Loans under the Facility end on the same date, those Loans will, if so specified by the Borrower in the Utilisation Request or in a notice to the Facility Agent, be consolidated into, and treated as, a single Loan under the Facility on the last day of the Interest Period.

(B)

If the Borrower requests (in either a Utilisation Request or otherwise in a notice to the Facility Agent) that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in such request, being an aggregate amount equal to the amount of the Loan immediately before its division.

11	Changes to the Calculation of Interest

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time, the applicable LIBOR shall be determined on the basis of the quotations of any other Reference Bank.

11.2	Market disruption

(A)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(B)

In this Agreement “Market Disruption Event” means if, on or about noon in London on the Quotation Day for the relevant Interest Period none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the Interest Period, or the Facility Agent receives notifications from a Lender or Lenders (whose participations exceed 35 per cent in aggregate of all participations) that the cost to it of obtaining matching deposits in the London interbank market would be materially in excess of LIBOR.

(C)	The Facility Agent shall notify the Borrower immediately upon receiving notice from the Lender(s).

11.3	Alternative basis of interest or funding

(A)

If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(B)	Any alternative basis agreed pursuant to paragraph (A) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs

(A)

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by it on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(B)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

(C)

If, following a payment by the Borrower of all or part of a Loan or Unpaid Sum on a day other than the last day of an Interest Period for that Loan or Unpaid Sum, a Lender realises a profit, and no Event of Default is continuing, that Lender will pay an amount equal to that profit to the Borrower as soon as practicable.

12	Fees

12.1	Commitment fee

(A)	The Borrower shall pay to the Facility Agent for the account of each Lender a fee computed as follows:

(i)

35 per cent per annum of the applicable Margin on the daily amount (if any) by which the lower of the Total Commitments and the Borrowing Base Amount exceeds the amount of all outstanding Utilisations; and

(ii)	20 per cent per annum of the applicable Margin on the daily amount (if any) by which the Total Commitments exceed the Borrowing Base Amount.

(B)

The accrued commitment fee is payable quarterly (on each of 31 March, 30 June, 30 September and 31 December) in arrears on any undrawn and uncancelled portion of the Commitments for the period from the date of the Financial Close until and including the last day of the Availability Period.

(C)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Non- Funding Lender.

12.2	Upfront fee

The Borrower shall pay to each Original Lender, an upfront fee in the amount and at the times agreed in a Fee Letter.

12.3	Arrangement fee

The Borrower shall pay to the Mandated Lead Arranger (for its own account) an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.4	Security Agent fees

The Borrower shall pay to the Security Agent (for its own account) the fees set out in the Security Agent fee proposal dated 21 March 2022 (and countersigned by the Borrower on 22 March 2022) in the amount and at the times agreed therein.

Part 5

Taxes, Increased Costs and Indemnities

13	Tax Gross-Up and Indemnities

13.1	Definitions

In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction; and

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax Indemnity).

13.2	Tax gross-up

(A)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(B)

The Borrower shall promptly upon becoming aware that an Obligor has to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.

(C)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(D)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(E)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(F)

If an Obligor makes any payment to a Finance Party in respect of or relating to a Tax Deduction, but such Obligor was not obliged to make such payment, the relevant Finance Party shall within five Business Days of demand refund such payment to such Obligor.

(G)	A payment shall not be increased under paragraph (C) above by reason of a Tax imposed by the United States if, on the date the payment falls due:

(i)

a Tax Deduction is required to be made in respect of any payment under or in connection with a Loan to the Borrower for US federal withholding Tax except (a) to the extent any such Tax Deduction is required as a result of a change in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority binding on such Lender after the date on which it became a Lender under this Agreement or (b) to the extent any such increased amounts were payable to such Lender’s assignor immediately before the Lender became a party hereto pursuant to paragraph (A) above; or

(ii)	that Lender has not complied with its obligations under Clause 13.9 (US Withholding Tax Forms).

13.3	Tax Indemnity

(A)

Except as provided below, the Borrower shall (within five Business Days of demand by the Facility Agent) indemnify a Finance Party against any loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly), suffered by that Finance Party for or on account of Tax by that Finance Party in respect of a Finance Document.

(B)	Paragraph (A) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which:

(a)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(c)

that Finance Party otherwise has a present or prior connection (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document), if in any such case that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or that Finance Party’s Facility Office, or is a branch profits tax; or

(ii)

to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up) or would have been compensated for by an increased payment under Clause 13.2 (Tax gross- up) but was not so compensated solely because one of the exclusions in paragraph (G) of Clause 13.2 (Tax gross-up) applied; or

(iii)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

(C)

A Finance Party making or intending to make a claim under paragraph (A) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall provide to the Borrower a copy of the notification by such Finance Party.

(D)	A Finance Party shall, on receiving a payment from an Obligor under this Clause, notify the Facility Agent.

13.4	Tax Credit

(A)	If an Obligor makes a Tax Payment and the relevant Finance Party determines, in its sole discretion exercised in good faith, that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by an Obligor.

(B)	Nothing in this Clause will:

(i)	interfere with the rights of any Finance Party to arrange its affairs in whatever manner it thinks fit; or

(ii)	oblige any Finance Party to disclose any information relating to its Tax affairs or computations.

13.5	Stamp Taxes

The Borrower shall, within five Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than (except in the case of the Security Agent) in respect of any sub-participation, transfer, novation or assignment by any Finance Party of all or any part of its interest or rights in a Loan or a Finance Document or any breach by any Finance Party of the terms of Clause 26.24 (Lenders’ custody of documents).

13.6	Value added tax

(A)

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT against delivery of an appropriate VAT invoice.

(B)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that obligation shall be deemed to extend to all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither the Finance Party nor any other member of any VAT group of which it is a member is entitled to credit or repayment of the VAT.

13.7	FATCA Information

(A)	Subject to paragraph (C) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(a)	a FATCA Exempt Party; or

(b)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(B)

If a Party confirms to another Party pursuant to paragraph (A)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(C)

Paragraph (A) above shall not oblige any Finance Party to do anything, and paragraph (A)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(D)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (A)(i) or (A)(ii) above (including, for the avoidance of doubt, where paragraph (C) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(E)

If the Borrower is a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(iii)	the date a new US Tax Obligor accedes as the Borrower; or

(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(a)	a withholding certificate on IRS Form W-8, IRS Form W-9 or any other relevant form; or

(b)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(F)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (E) above to the Borrower.

(G)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (E) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisation or waiver to the Borrower.

(H)

The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (E) or (G) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (E), (F) or (G) above.

13.8	FATCA Deduction

(A)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(B)

Each Party shall promptly, upon becoming aware that it has to make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party, shall also notify the Borrower, the Facility Agent and the other Finance Parties.

13.9	US Withholding Tax Forms

Any Finance Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Finance Party, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the foregoing, on or prior to the date on which a Lender or Agent to a US Borrower becomes a Party to this Agreement (and from time to time thereafter) upon the request of such Borrower or the Agent, as applicable, or on the invalidity or obsolescence of any previously delivered US Withholding Tax Form, such Lender or Agent shall provide to each such Borrower and Agent, as applicable, two (2) copies of properly completed US Withholding Tax Forms. However, no Lender or Agent shall be required to submit any US Withholding Tax Form or other documentation requested by the Borrower if that Lender or Agent is not legally entitled to do so (in which case that Lender or Agent shall notify the relevant Borrower in writing of its inability to do so).

14	Increased Costs

14.1	Increased costs

(A)

Subject to Clause 14.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of the introduction of or any change in (or in the interpretation, administration or application by any governmental body or regulatory Authority of) any law or regulation (whether or not having the force of law, but if not, being of a type with which that Finance Party or Affiliate is expected or required to comply), or as a result of the implementation or application of, or compliance with, Basel III, CRD IV, if applicable, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), or any law or regulation that implements or applies Basel III, CRD IV, or the Dodd-Frank Act.

(B)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(A)

A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(B)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(A)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)

attributable to a Tax Deduction required by law to be made by an Obligor provided that this Clause is without prejudice to any rights which the affected Lender may have under Clause 13.2 (Tax gross-up) to receive a grossed-up payment;

(ii)

compensated for by Clause 13.3 (Tax Indemnity) (or would have been so compensated for under Clause 13.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (B) of Clause 13.3 (Tax Indemnity) applied);

(iii)	attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any law or regulation; or

(iv)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on 22 February 2018 (but excluding any amendment contained in Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(B)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15	Other Indemnities

15.1	Currency indemnity

(A)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(B)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

Each Obligor shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(A)	the occurrence of any Event of Default;

(B)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(C)

funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); and

(D)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agents

Each Obligor shall promptly on demand, indemnify each Agent against:

(A)	any cost, loss or liability incurred by that Agent (acting reasonably) as a result of:

(i)	in relation to the Facility Agent, investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by an Obligor; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(B)

any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by that Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding the relevant Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the relevant Agent) in acting as Agent under the Finance Documents.

16	Mitigation by the Finance Parties

16.1	Mitigation

(A)

Each Finance Party shall, in consultation with the Borrower, use all reasonable endeavours to mitigate or remove any circumstances which arise and which would result in any facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.2 (Illegality and Sanctions), Clause 13.2 (Tax gross-up) or Clause 14.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(B)	Paragraph (A) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(C)

Each Finance Party shall notify the Facility Agent as soon as it becomes aware that any circumstances of the kind described in paragraph (A) above have arisen or may arise. The Facility Agent shall notify the Borrower promptly of any such notification from a Finance Party.

16.2	Limitation of liability

(A)	Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(B)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the bona fide opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

Part 6

Forecasts and Calculations and Borrowing Base Amount

17	Forecasts and Calculations

17.1	[*****]

(A)	[*****]

(i)	[*****]

(ii)	[*****]

(B)	[*****]

(i)	[*****]

(ii)	[*****]

[*****]

17.2	Adoption

(A)	Until the adoption of a new Forecast in accordance with this Clause 17 (Forecasts and Calculations) the Initial Forecast shall be the current Forecast for the purposes of this Agreement.

(B)

Subject to paragraph (D) below, any subsequent Forecast shall be prepared in accordance with this Clause 17 (Forecasts and Calculations) with the intention of it being adopted as of each subsequent Forecast Date.

(C)

As soon as reasonably practicable following any Forecast Request, the Technical Bank and the Modelling Bank (each, acting reasonably and in consultation with the Borrower) shall determine and notify the Borrower, the Facility Agent and the Lenders of the date as of which such new Forecast is to be adopted.

(D)

If any Forecast is adopted not more than two Months prior to any Forecast Date, or is in preparation not more than two Months prior to any Forecast Date with the intention of adopting the same by that Forecast Date, the Forecast that was scheduled to be prepared pursuant to paragraph (B) above for adoption by that Forecast Date shall not be prepared.

(E)	No Hydrocarbon asset may be designated as a Borrowing Base Asset unless:

(i)	other than the Field, the Financial Close has occurred;

(ii)	the Borrower has submitted a request to the Facility Agent for that Hydrocarbon asset to be designated as a Borrowing Base Asset;

(iii)	a new Forecast is adopted in accordance with the provisions of this Clause 17 (Forecasts and Calculations) in connection therewith; and

(iv)

the Majority Lenders have approved, or are deemed to have approved pursuant to paragraph (D) of Clause 17.7 (Consideration of Draft Forecast by Lenders), of the designation of one or more Hydrocarbon assets as a Borrowing Base Asset in accordance with the provisions of this Clause 17 (Forecasts and Calculations).

(F)	No Borrowing Base Asset may cease to be designated as such unless:

(i)	the Borrower has submitted a request to the Facility Agent for that Borrowing Base Asset to cease to be designated as such;

(ii)	a new Forecast is adopted in accordance with the provisions of this Clause 17 (Forecasts and Calculations) in connection therewith; and

(iii)

the Majority Lenders have approved, or are deemed to have approved pursuant to paragraph (D) of Clause 17.7 (Consideration of Draft Forecast by Lenders), of the relevant Borrowing Base Asset ceasing to be designated as such, in each case, in accordance with the provisions of this Clause 17 (Forecasts and Calculations); and

(iv)

the Borrower has delivered an updated Group Cash Flow Projection which demonstrates that there will be no failure to comply with the Group Liquidity Test as a result of such Borrowing Base Asset ceasing to be designated as such.

(G)

If, for any reason, a Forecast is not adopted in accordance with the terms of this Agreement on the applicable Forecast Date, the then-current Forecast shall continue to apply until the new Forecast is prepared and agreed in accordance with this Clause 17.

17.3	Content

(A)	Each Forecast and draft Forecast prepared pursuant to this Clause 17 shall:

(i)	be prepared using the Computer Model;

(ii)

be in a form similar to the Initial Forecast (or such other form as the Technical Bank and the Modelling Bank (each, acting reasonably) may approve) and include the same type of information (and in the same level of detail) as that included in the Initial Forecast;

(iii)	be prepared on the basis of the Forecast Assumptions that are proposed, approved, agreed and/or determined in accordance with the provisions of this Clause 17 (Forecasts and Calculations);

(iv)	include details of all the Forecast Assumptions on which it is based;

(v)	without prejudice to Clause 17.3(A)(ii) above, include;

(a)	details of all the Forecast Assumptions on which it is based;

(b)	the Net Revenues for each Calculation Period ending on or before the Field Depletion Date determined on the basis of the Forecast Assumptions;

(c)	the Field Life Net Cash Flow relating to each Calculation Period ending on or before the Field Depletion Date;

(d)	the Loan Life Net Cash Flow relating to each Calculation Period ending on or before the Final Maturity Date;

(e)	the DSCR relating to each Calculation Period commencing on or before the Final Maturity Date;

(f)	the Borrowing Base Amount relating to each Calculation Period ending on or before the Final Maturity Date;

(g)	the Capex Add-Back Amount relating to each Calculation Period ending on or before the Field Depletion Date; and

(h)	the Reserve Tail Date;

(vi)	include calculations that are denominated in Dollars; and

(vii)	such other information as the Technical Bank or the Facility Agent may reasonably require.

(B)	Each Forecast shall include data, forecasts and calculations for:

(i)

the Calculation Period which commences on the day after the Forecast Date on which that Forecast is due to be adopted or (if the Forecast Date on which that Forecast is due to be adopted does not coincide with the last day of a Calculation Period) the Calculation Period in which that Forecast Date occurs or such other Calculation Period as the Borrower and the Modelling Bank (acting reasonably) may select; and

(ii)	each subsequent Calculation Period.

17.4	Key Principles

In proposing, agreeing and/or determining Forecast Assumptions, preparing and/or approving any Forecast or draft Forecast and otherwise in carrying out their obligations and exercising their rights under this Clause 17 (Forecasts and Calculations), the Parties shall comply with the following principles:

(A)

each Forecast shall disregard any Gross Revenues or Royalty Payments relating to any Borrowing Base Asset which is projected to arise after the Field Depletion Date for that Borrowing Base Asset other than abandonment costs relating to such Borrowing Base Asset;

(B)	each Forecast shall be based on the most recent Reserves Report (updated for actual Field performance as necessary) and:

(i)	the 2P Reserves of each Borrowing Base Asset where:

(a)

the Technical Bank and the Modelling Bank (each, acting reasonably on the advice of the Independent Engineer, if appointed) is satisfied that this Borrowing Base Asset has demonstrated a history of production at a satisfactory level for a period of at least six continuous months; and

(b)	the Technical Bank and the Modelling Bank (each, acting reasonably) are satisfied that such historic production confirms the 2P Reserves shown in the then-current Reserves Report; and

(ii)	the 1P Reserves of any other Borrowing Base Asset,

and, in either case, such other reserves profiles basis as may be agreed between the Technical Bank and the Borrower and approved by the Majority Lenders, risk adjusted in such manner as may be determined by the Technical Bank (acting reasonably) to reflect, amongst other things, Field and export specific issues as well as historic sustainable production rates;

(C)	each Forecast shall, in projecting Hydrocarbon prices, take due account of the terms of all contracted prices and any Hedging Agreement or Derivative Agreement (without duplication):

(i)	that has been entered into by an Obligor;

(ii)

provided that projected receipts from Derivative Agreements or any Hedging Agreement will only be taken into account where the Derivative Agreement or Hedging Agreement has been entered into with either (i) Glencore Commodities Limited or (ii) a hedge counterparty that meets the minimum hedging rating criteria or whose obligations under such Hedging Agreement are guaranteed upon terms satisfactory to the Facility Agent by a person that meets the minimum hedging rating criteria; and

(iii)	over which the Secured Creditors have, or Security Agent (in its capacity as such) has, Security pursuant to a Security Document,

where, for these purposes, “minimum hedging rating criteria” means, at the time the Hedging Agreement or Derivative Agreement is or was entered into, its long-term unguaranteed, unsecured securities or debt has a rating of at least BBB- from Standard & Poor’s or Baa3 from Moody’s, or an equivalent rating from any other internationally recognised credit rating agency acceptable to the Facility Agent (acting reasonably);

(D)	any proceeds of any Insurances paid or payable in respect of any Borrowing Base Asset shall only be included as an item of Gross Revenues to the extent that:

(i)	the relevant Obligor can demonstrate to the reasonable satisfaction of the Technical Bank that such proceeds will be received when projected; and

(ii)

such proceeds are not paid or payable in respect of any third party liability (other than to the extent that the associated third party liability has already been paid by or on behalf of the relevant Obligor);

(E)

all figures for Taxes included in any Forecast shall be based on tax legislation in force on the relevant Forecast Date on which that Forecast is due to be adopted and on any official announcements or publications in force as at such date stating that such legislation is to be altered, supplemented or replaced in whole or in part; and

(F)

reserves and cash flow associated with reserves shall be disregarded to the extent that the Technical Bank concludes (acting reasonably) that, whether by reason of non-payment or material delay in payment (of at least 180 days) by any offtakers, the imposition of exchange controls or otherwise, the relevant cash flows may not be received and be available to meet the debt service.

17.5	Preparatory Steps

(A)	By the date falling 40 Business Days before a Scheduled Forecast Date or, in relation to any Forecast Request, such other date as the Technical Bank may specify:

(i)	the Technical Bank shall submit to the Borrower its proposals for the Economic Assumptions; and

(ii)	the Borrower shall submit to the Technical Bank its proposals for the Technical Assumptions.

(B)	Each of the Technical Bank and the Borrower shall:

(i)	consult in good faith and act reasonably; and

(ii)	make available sufficiently experienced personnel,

with a view to reaching agreement as soon as reasonably practicable but no later than the time period set out in paragraph (C) below.

(C)	Each of:

(i)	the Borrower; and

(ii)	the Technical Bank,

shall seek to agree the Forecast Assumptions to be used for each Forecast based on the proposals submitted in accordance with paragraph (A) above by the date falling 30 Business Days before the Scheduled Forecast Date or, in relation to any Forecast Request, such other date as the Technical Bank may specify.

(D)

If the Borrower and the Technical Bank are not able to agree on any such Forecast Assumption by the date referred to in paragraph (C) above then such Forecast Assumption shall be determined by the Technical Bank (acting reasonably) in accordance with paragraph (E) below.

(E)	Each draft Forecast (and all Forecast Assumptions used therein) shall have due and proper regard to:

(i)	any reasonable view expressed in any Reserves Report delivered for the purposes of preparing the Forecast; and

(ii)	the Project Documents,

justified by the historical asset performance and by the approved future work programme and any applicable budget for the relevant Borrowing Base Asset. Any Economic Assumptions proposed by the Technical Bank shall be reasonable and in accordance with current business practices, applied on a consistent, reasonable and non-discriminatory basis and reflecting market practice at the time.

17.6	Draft Forecasts

(A)

The Modelling Bank shall (in consultation with the Technical Bank and the Borrower) prepare each draft Forecast using all the Forecast Assumptions that have been agreed or determined pursuant to Clause 17.5 (Preparatory Steps).

(B)

The Modelling Bank shall endeavour to provide (through the Facility Agent) each draft Forecast to the Lenders (together with such additional information or documents that have been provided to the Technical Bank or the Modelling Bank under this Agreement in connection with such draft Forecast as the Technical Bank and/or Modelling Bank (as the case may be) shall deem appropriate) no later than 20 Business Days prior to the Scheduled Forecast Date on which such Forecast is due to be adopted or, in the case of any Forecast Request, such other date as the Technical Bank may specify.

(C)	If:

(i)	the Borrower has made a request under paragraph (A) of Clause 17.11 (Asset Base) in connection with the preparation of the relevant Forecast; or

(ii)

the relevant Forecast is being prepared in connection with any request by the Borrower for any Borrowing Base Asset to cease to be designated as such or for any Hydrocarbon asset to be designated as a Borrowing Base Asset, then the Borrower (through the Facility Agent) shall ensure that the draft Forecast provided to the Lenders pursuant to paragraph (B) above is accompanied by details of the conditions precedent (if any) that the Facility Agent (acting on the instructions of the Majority Lenders and in consultation with the Technical Bank) considers (acting reasonably) necessary to be satisfied in order for the relevant Hydrocarbon asset to be designated as a Borrowing Base Asset and/or, as the case may be, the relevant Borrowing Base Asset to cease to be so designated.

(D)

The conditions precedent for the designation of a Hydrocarbon asset as a Borrowing Base Asset shall be in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) and will include, among other things:

(i)	that the Hydrocarbon assets are not subject to Sanctions and are not situated in a Sanctioned Country;

(ii)	the completion of satisfactory economic, legal and technical due diligence relating to that Hydrocarbon asset;

(iii)	the provision of adequate Security over that Hydrocarbon asset and/or the shares of the person that holds the interests in that Hydrocarbon asset;

(iv)

each Lender being satisfied that it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations (including with respect to any person that holds an interest in the applicable Hydrocarbon asset);

(v)	the provision of satisfactory report(s) (including a Reserves Report) from independent consultant(s); and

(vi)	the production of satisfactory evidence that all Authorisations required for the development and/or exploitation of that Hydrocarbon asset have been obtained.

17.7	Consideration of Draft Forecast by Lenders

(A)

For the purposes of this Clause 17 (Forecasts and Calculations), the “Delivery Date” means, in relation to any draft Forecast, the date on which the Facility Agent delivers copies of the draft Forecast and other information (if any) to all the Lenders under paragraph (B) of Clause 17.6 (Draft Forecasts).

(B)	Each Lender may, within 10 Business Days of the Delivery Date, notify (through the Facility Agent) the Technical Bank of whether it approves (acting reasonably) of (as the case may be):

(i)	the Forecast Assumptions used in the preparation of that draft Forecast;

(ii)	any relevant Hydrocarbon asset being designated as a Borrowing Base Asset and the conditions precedent relating thereto (if any); and/or

(iii)	any relevant Borrowing Base Asset ceasing to be so designated and the conditions precedent relating thereto (if any).

(C)	The consent of a Lender to a Borrowing Base Asset ceasing to be so designated may not be unreasonably withheld or delayed where such Lender is satisfied (acting reasonably):

(i)	that no Default is continuing or would arise on the adoption of the new Forecast with the Borrowing Base Asset in question ceasing to be so designated;

(ii)

that the risk profile of the remaining portfolio of Borrowing Base Assets, following the Borrowing Base Asset in question ceasing to be so designated, will not be materially worse than the risk profile of the portfolio of Borrowing Base Assets prior to it ceasing to be so designated;

(iii)

that the aggregate Dollar amount of Utilisations on the date of adoption of the new Forecast (with such Borrowing Base Asset ceasing to be so designated) will not exceed the Borrowing Base Amount that would be applicable on the day following such date of adoption; and

(iv)	with the conditions precedent relating to the same.

(D)	Any Lender that does not inform (through the Facility Agent) the Technical Bank to the contrary within 10 Business Days of the Delivery Date shall be deemed to have approved of (as the case may be):

(i)	the Forecast Assumptions used in the preparation of the draft Forecast; and/or

(ii)	any relevant Hydrocarbon asset being designated as a Borrowing Base Asset and the conditions precedent relating thereto (if any); and/or

(iii)	any relevant Borrowing Base Asset ceasing to be so designated and the conditions precedent relating thereto (if any).

(E)

In any event, the Technical Bank shall on the date falling 10 Business Days after the Delivery Date notify (through the Facility Agent) the Borrower and the Lenders of whether Clause 17.8 (Lenders Approve) or Clause 17.9 (Lenders do not Approve) applies with respect to the relevant draft Forecast.

17.8	Lenders Approve

If the Majority Lenders approve, or are deemed to have approved pursuant to paragraph (D) of Clause 17.7 (Consideration of Draft Forecast by Lenders):

(A)	the use of each of the Forecast Assumptions for the preparation of the relevant Forecast;

(B)	any Hydrocarbon asset being designated a Borrowing Base Asset and the conditions precedent relating thereto; and/or

(C)	any existing Borrowing Base Asset ceasing to be so designated and the conditions precedent relating thereto,

then (as the case may be):

(i)	the draft Forecast shall be adopted as the current Forecast in accordance with Clause 17.10 (Adoption of Forecasts);

(ii)	the relevant Hydrocarbon asset shall become a Borrowing Base Asset pursuant to Clause 17.10 (Adoption of Forecasts); and/or

(iii)	the relevant existing Borrowing Base Asset shall cease to be a Borrowing Base Asset pursuant to Clause 17.10 (Adoption of Forecasts).

17.9	Lenders do not Approve

(A)	If the Majority Lenders (acting reasonably) do not approve of any Forecast Assumption (the “rejected Forecast Assumption”) used in any draft Forecast, then:

(i)

the Borrower and the Majority Lenders (through the Technical Bank) shall seek to agree the Forecast Assumption(s) to be used for the purposes of the relevant Forecast instead of the rejected Forecast Assumption(s);

(ii)

if the Majority Lenders (through the Technical Bank) and the Borrower have not been able to reach agreement on the relevant Forecast Assumption(s) to be used in the preparation of the relevant Forecast instead of the rejected Forecast Assumption by the date falling five Business Days before the Forecast Date on which the Forecast is due to be adopted then the relevant Forecast Assumption(s) shall be determined by the Majority Lenders (acting reasonably) in line with market practice for equivalent financings in the London market; and

(iii)

the Modelling Bank (in consultation with the Technical Bank and the Borrower) shall promptly upon the relevant Forecast Assumption(s) being agreed between the Majority Lenders and the Borrower or being determined pursuant to paragraph (A)(ii) above:

(a) prepare a revised draft Forecast using the Forecast Assumption(s) so agreed or determined instead of the rejected Forecast Assumption(s); and

(b) deliver (through the Facility Agent) a copy of such revised draft Forecast to the Borrower, the Technical Bank and the Lenders (and such draft Forecast shall be adopted as the current draft Forecast in accordance with Clause 17.10 (Adoption of Forecasts)).

(B)	If the Majority Lenders:

(i)	do not approve the designation of any Hydrocarbon asset as a Borrowing Base Asset; or

(ii)	require conditions relating to the designation of any Hydrocarbon asset as a Borrowing Base Asset that are not acceptable to the Borrower,

then the Modelling Bank shall promptly (in consultation with the Borrower and the Technical Bank) prepare a revised draft Forecast:

(a) based on the Forecast Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 17 (Forecasts and Calculations); and

(b) that does not take account of the proposed Hydrocarbon asset as a Borrowing Base Asset,

and deliver (through the Facility Agent) a copy of such revised draft Forecast to the Technical Bank, the Borrower and the Lenders (and such draft Forecast shall be adopted as the current draft Forecast in accordance with Clause 17.10 (Adoption of Forecasts)).

(C)	If the Majority Lenders (acting reasonably):

(i)	do not approve of an existing Borrowing Base Asset ceasing to be so designated; or

(ii)	require conditions relating to an existing Borrowing Base Asset ceasing to be so designated which are not acceptable to the Borrower,

then the Modelling Bank shall promptly (in consultation with the Borrower and the Technical Bank) prepare a revised draft Forecast:

(a) based on the Forecast Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 17 (Forecasts and Calculations); and

(b) that continues to take account of the relevant Borrowing Base Asset as a Borrowing Base Asset,

and deliver (through the Facility Agent) a copy of such revised draft Forecast to the Technical Bank, the Borrower and the Lenders (and such draft Forecast shall be adopted as the current draft Forecast in accordance with Clause 17.10 (Adoption of Forecasts)).

17.10	Adoption of Forecasts

(A)

Each draft Forecast prepared pursuant to Clauses 17.6 (Draft Forecasts) or Clause 17.9 (Lenders do not Approve) shall not be adopted as the current Forecast for the purposes of this Agreement until the latest of:

(i)	the relevant Forecast Date on which the relevant Forecast is due to be adopted;

(ii)

in the case of any Forecast to be adopted in connection with the designation of any Hydrocarbon asset as a Borrowing Base Asset (the “relevant designation”) or the ceasing of an existing Borrowing Base Asset to be so designated (the “relevant de-designation”), the date on which any relevant conditions precedent are satisfied together with any additional conditions that:

(a) the Lenders may require pursuant to the preceding provisions of this Clause 17 (Forecasts and Calculations); and

(b) are required to be satisfied in order for the Majority Lenders to approve the relevant designation or, as the case may be, the relevant de-designation, are satisfied; and

(iii)

in the case of any revised draft Forecast that has been prepared pursuant to Clause 17.9 (Lenders do not Approve), the date on which the Modelling Bank confirm (through the Facility Agent) to the Lenders that it has verified that the relevant revised draft Forecast has been prepared to its reasonable satisfaction in accordance with the requirements of this Clause 17 (Forecasts and Calculations).

(B)

If Clause 17.9 (Lenders do not Approve) does not apply, the Modelling Bank (through the Facility Agent and at the same time as issuing any notice under Clause 17.7 (Consideration of Draft Forecast by Lenders)) shall confirm to the Borrower, the Technical Bank and the Lenders:

(i)	that the relevant Forecast will be adopted in accordance with paragraph (A) above; and

(ii)	the Borrowing Base Amount for each Calculation Period ending on or before the Final Maturity Date that will be applicable upon the adoption of such Forecast.

(C)

If Clause 17.9 (Lenders do not Approve) applies for any reason, the Modelling Bank (through the Facility Agent) shall, upon the adoption of the relevant Forecast in accordance with paragraph (A) above or as soon as reasonably possible before such adoption, confirm to the Borrower, the Technical Bank and the Lenders:

(i)	that the relevant Forecast has been, or will be, adopted in accordance with paragraph (A) above; and

(ii)	the Borrowing Base Amount for each Calculation Period ending on or before the Final Maturity Date that will be applicable upon the adoption of such Forecast.

(D)

If any Forecast has been prepared and adopted in connection with the designation of any Hydrocarbon asset being designated as such, then on the adoption of that Forecast in accordance with paragraph (A) above, that Hydrocarbon asset shall automatically be designated as a Borrowing Base Asset.

(E)

If any Forecast has been prepared and adopted in connection with any Borrowing Base Asset ceasing to be designated as a Borrowing Base Asset, then on the adoption of that Forecast in accordance with paragraph (A) above, that Borrowing Base Asset shall automatically cease to be designated as such.

17.11	Asset Base

(A)

On or before the date falling 10 Business Days before the date by which the Technical Bank and the Borrower are required under paragraph (A) of Clause 17.5 (Preparatory Steps) to submit their proposals in respect of the Forecast Assumptions to be used for any Forecast (or such later date as may be agreed by the Technical Bank), the Borrower may submit a request to the Facility Agent, the Technical Bank and the Lenders for any Hydrocarbon asset to be designated a Borrowing Base Asset and/or for any existing Borrowing Base Asset to cease to be designated a Borrowing Base Asset.

(B)

If the Borrower has made a request under paragraph (A) above for any Hydrocarbon asset to be designated a Borrowing Base Asset or a Forecast is being prepared in connection with any request by the Borrower for any new Hydrocarbon asset to be designated as a Borrowing Base Asset, the Borrower shall deliver to the Lenders, the Facility Agent and the Technical Bank (at the same time they make the relevant request for such Hydrocarbon asset to be designated a Borrowing Base Asset) all such information, documentation and evidence as any Lender, the Technical Bank and/or the Facility Agent may reasonably require with respect to such Hydrocarbon asset.

17.12	Computer Model

(A)

Each of the Facility Agent, the Technical Bank, the Modelling Bank or the Borrower may, with the prior consent of the Borrower and the Majority Lenders (in each case, such consent not to be unreasonably withheld or delayed), make amendments to the Computer Model from time to time to correct any errors in such Computer Model or otherwise to reflect any changes in circumstance since the date of this Agreement.

(B)

Following any material amendment to the Computer Model, the Majority Lenders may request for the amended Computer Model to be audited. If the Majority Lenders so request, the amended Computer Model shall be audited (at the cost of the Borrower) by a firm of model auditors appointed by the Modelling Bank. Where an audit has been so requested, until a satisfactory audit in relation to the amended Computer Model has been delivered to the Majority Lenders, the existing unamended version shall continue to be the “Computer Model” for the purpose of this Agreement.

17.13	Reserve Tail Date

The Reserve Tail Date shall be adjusted by the Technical Bank (acting reasonably in consultation with the Borrower) on each Forecast Date pursuant to this Clause 17 to reflect, as the case may be, any reserves upgrades or downgrades, for additional reserves acquired pursuant to any Permitted Acquisition or for any disposal of reserves pursuant to any Permitted Disposal.

Part 7

Banks Accounts and Cash Management

18	Bank Accounts and Cash Management

18.1	Project Accounts

(A)	Each Obligor shall establish and maintain Project Accounts, as required under the terms of this Agreement, with an Account Bank.

(B)

The Project Accounts shall be denominated in US Dollars, FCFA or such other currencies as may be agreed between the relevant Obligor and the Facility Agent. Any sum constituting interest paid in respect of the credit balance on any Project Account shall be treated in the same manner as any other sum credited to a Project Account.

(C)	Each Project Account will be a separate account at the relevant Account Bank. The Project Accounts will be maintained by the relevant Obligor until the Discharge Date.

18.2	Appointment of Account Bank

(A)

Any appointment of or change to an Account Bank will become effective only upon that Account Bank executing, or new Account Bank acceding to the terms of, an Account Bank Agreement or such other terms as may be approved by the Borrower and the Facility Agent (acting reasonably).

(B)

An Obligor may change an Account Bank to another bank with the consent of the Facility Agent (not to be unreasonably withheld or delayed). If an Account Bank resigns, then the relevant Obligor will appoint a replacement Account Bank subject to paragraph (A) above and Clause 18.1 (Project Accounts).

(C)

If the Account Bank refuses to establish or maintain any Project Account, as required under the terms of this Agreement, the Borrower may appoint a replacement Account Bank in respect of the affected account subject to paragraph (A) above and Clause 18.1 (Project Accounts).

18.3	Security Documents and Account Bank Agreements

(A)

The Offshore Project Accounts shall be subject to a first ranking Security Interest in favour of the Secured Creditors. The relevant Obligors shall forthwith upon any change to the Offshore Account Bank, or upon opening any Offshore Project Account which is not subject to the security constituted by the relevant Security Documents, execute and deliver to the Security Agent such supplemental Security Documents as the Security Agent and the Facility Agent may reasonably require in order to create a first priority Security Interest over that Offshore Project Account in favour of the Finance Parties. Such supplemental Security Documents shall be in a form and in substance satisfactory to the Facility Agent and the Security Agent.

(B)	The Borrower shall, on or before any Project Account is opened, procure that the Obligor and the Account Banks have entered into the relevant Account Bank Agreements.

(C)

In the case of execution of any of the Security Documents and Account Bank Agreements referred to in paragraphs (A) and (B) above, the Borrower shall deliver to the Facility Agent documents which are the equivalent of those referred to in paragraph 1 of Schedule 2 (Conditions Precedent) in respect of such Security Documents and Account Bank Agreements, together with any legal opinions which the Facility Agent may reasonably require, such legal opinions to be provided at the reasonable expense of the Borrower. All such documents shall be in a form and in substance satisfactory to the Facility Agent.

(D)

The detailed operating procedures for the Project Accounts will be agreed between the relevant Obligor which maintains that Project Account and each Account Bank, but in the event of any inconsistency between those procedures and the Account Bank Agreements or this Agreement, the provisions of this Agreement shall prevail.

18.4	Control on withdrawals following Event of Default

(A)

At any time whilst an Event of Default has occurred and is continuing and subject to this Clause, the Facility Agent may instruct the Security Agent to deliver (i) an EOD Notice (as such term is defined in the Onshore Account Bank Agreement) in substantially the form attached as Schedule 4 (Form of EOD Notice) to such Onshore Account Bank Agreement, to the Onshore Account Bank pursuant to the Onshore Account Bank Agreement or (ii) a Shifting Control Notice (as such term is defined in the Offshore Account Bank Agreement), in substantially the form attached as Exhibit A to such Offshore Account Bank Agreement, to the Offshore Account Bank pursuant to the Offshore Account Bank Agreement.

(B)

If the Security Agent has delivered an EOD Notice (as such term is defined in the Onshore Account Bank Agreement) or a Shifting Control Notice (as such term is defined in the Offshore Account Bank Agreement) pursuant to paragraph (A) above, no Obligor may withdraw any moneys from the Project Accounts provided that the Security Agent and the Facility Agent hereby agree to instruct the relevant Account Bank upon request by an Obligor, to make payments from such Project Account as directed by such Obligor:

(i)	with the prior consent of the Facility Agent;

(ii)	to meet an Obligor’s payment obligations under the Finance Documents or the Project Documents on the relevant due date; or

(iii)	to pay for Project Costs not included in paragraph (ii) above where:

(a) the payment in question has been budgeted for and the Facility Agent have given their written consent to the relevant expenditure or cost being incurred; or

(b) the failure to make the payment in question would materially and adversely affect the business or financial condition of any Obligor.

(C)

When an Event of Default that has been notified to the Security Agent pursuant to paragraph (A) above is no longer continuing, the Facility Agent shall promptly instruct the Security Agent to serve a Termination of EOD Notice (as such term is defined in the Onshore Account Bank Agreement) in substantially the form attached as schedule 5 (Form of Termination of EOD Notice) to such Onshore Account Bank Agreement, to the Onshore Account Bank and the Obligors pursuant to the Onshore Account Bank Agreement.

19	Operation of Project Accounts

19.1	Offshore Disbursement Account, Offshore Proceeds Account and Onshore Proceeds Account

(A)

The Borrower shall maintain a USD denominated account with an Offshore Account Bank in New York or such other jurisdiction as may be agreed between the Borrower and the Facility Agent (an “Offshore Disbursement Account”) for the specific purpose of receiving, amongst others, all proceeds of the Facility, any payments under the Shareholder Loan Agreement, any hedging receipts (including amounts debited from the Offshore Parent Account in accordance with Clause 19.3(B)) and all Insurance Proceeds which it is entitled.

(B)	Vaalco Gabon

(i)

shall maintain a USD denominated account with an Offshore Account Bank in New York or such other jurisdiction as may be agreed between Vaalco Gabon and the Facility Agent (an “Offshore Proceeds Account”) for the specific purpose of receiving all proceeds of any advance made under the Shareholder Loan Agreement after the date of this Agreement, any hedging receipts, all Insurance Proceeds and all revenues from the Borrowing Base Assets which it is entitled; and

(ii)

may maintain an individual USD denominated account with an Onshore Account Bank in Libreville or such other jurisdiction as may be agreed between Vaalco Gabon and the Facility Agent (each an “Onshore Proceeds Account”) for the specific purpose of receiving any amount paid pursuant to Clause 19.2 below or any amount required to be repatriated from the Offshore Proceeds Account pursuant to a Repatriation Obligation.

19.2	Withdrawals

(A)

Subject to Clause 18.4 (Control on withdrawals following an Event of Default), the Borrower may withdraw amounts from the Offshore Disbursement Account to make payments in the following order of priority:

(i)	first, at any time, in or towards making any advance under the Shareholder Loan Agreement;

(ii)	second, in or towards payment pro rata of any fees, commission costs, expenses due but unpaid under the Finance Documents;

(iii)

third, at any time, in or towards payment pro rata of accrued interest or Hedging Costs (including any interest accruing on any Hedging Termination Payments) but unpaid under the Finance Documents or any Hedging Transactions ;

(iv)

fourth, at any time, in or towards payment pro rata of any principal or Hedging Termination Payments due but unpaid under the Finance Documents or any Hedging Agreement (provided that, in the case of any such Hedging Termination Payments, the same is payable in respect of one or more transactions under a Hedging Agreement that have been terminated in accordance with the Intercreditor Agreement by the relevant Hedging Counterparty that is a party thereto);

(v)

fifth, every other month, a transfer to the Debt Service Reserve Account of one-third of the Required Balance (unless the balance of the Debt Service Reserve Account is equal to or greater than the Required Balance);

(vi)	sixth, at any time, in or towards the payment of any amounts due under or in respect of unsecured Hedging Transactions or Derivative Transactions entered into by an Obligor;

(vii)	seventh, at any time, in or towards:

(a) the voluntary prepayment of any Loans or any other outstanding amounts under the Finance Documents, or

(b) the payment of any Hedging Termination Payments that are payable under Hedging Agreement as a result of the termination of that Hedging Agreement in accordance with the Intercreditor Agreement by an Obligor that is a party thereto, or

(c) [*****]

(d) meeting other expenditure of the Group,

provided that after the relevant withdrawal is made, the Minimum Cash Covenant is met.

(B)

Subject to Clause 18.4 (Control on withdrawals following an Event of Default) and in any event without prejudice to the Repatriation Obligation, Vaalco Gabon may withdraw amounts from the Offshore Proceeds Account or the Onshore Proceeds Account to make payments in the following order of priority:

(i)

first, up to 110 per cent of any Project Costs (including taxes, royalties, budgeted capital expenditure and operating expenditure but excluding Hedging Costs and Hedging Termination Payments under any Hedging Transactions) to the extent the relevant item of Project Cost has been provided for in the relevant period in the then current Forecast or the Group Cash Flow Projection most recently delivered to the Facility Agent;

(ii)	second, at any time, in or towards payment pro rata of any fees, commission costs, expenses due but unpaid under the Shareholder Loan Agreement;

(iii)

third, at any time, in or towards payment of accrued interest or Hedging Costs (including any interest accruing on any Hedging Termination Payments) but unpaid under the Shareholder Loan Agreement or any Hedging Transactions;

(iv)

fourth, at any time, in or towards payment pro rata of any principal or Hedging Termination Payments due but unpaid under the Shareholder Loan Agreement or any Hedging Agreement (provided that, in the case of any such Hedging Termination Payments, the same is payable in respect of one or more transactions under a Hedging Agreement that have been terminated in accordance with the Intercreditor Agreement by the relevant Hedging Counterparty that is a party thereto);

(v)

fifth, every other month, to the extent not paid by the Borrower, a transfer to the Debt Service Reserve Account of one-third of the Required Balance (unless the balance of the Debt Service Reserve Account is equal to or greater than the Required Balance);

(vi)	sixth, at any time, in or towards the payment of any amounts due under or in respect of unsecured Hedging Transactions or Derivative Transactions entered into by an Obligor;

(vii)	seventh, at any time, in or towards:

(a) the voluntary prepayment of any advance made under the Shareholder Loan Agreement or any other outstanding amounts under the Shareholder Loan Agreement; or

(b) the payment of any Hedging Termination Payments that are payable under Hedging Agreement as a result of the termination of that Hedging Agreement in accordance with the Intercreditor Agreement by the relevant Obligor that is a party thereto; or

(c) [*****] or

(d) meeting other expenditure of the Group,

provided that that after the relevant withdrawal is made, the Minimum Cash Covenant is met.

(C)

All amounts withdrawn from the Onshore Proceeds Account for application in or towards making a specific payment or meeting a specific liability shall discharge the application of the corresponding specific payment or specific liability from the Offshore Proceeds Account (and vice versa).

19.3	Offshore Parent Account

(A)

The Parent may maintain a USD denominated accounts with an Offshore Account Bank in New York or such other jurisdiction as may be agreed between the Borrower and the Facility Agent (the “Offshore Parent Account”) for the specific purpose of receiving any hedging receipts that it is entitled to.

(B)	Subject to Clause 18.4 (Control on withdrawals following an Event of Default), the Parent may withdraw amounts from the Offshore Parent Account:

(i)

first, at any time, to credit in the Offshore Disbursement Account any amount required for the payment of Hedging Costs (including any interest accruing or any Hedging Termination Payments), any Hedging Termination Payments or any amounts due under or in respect of unsecured Hedging Transactions or any Derivative Transactions entered into by the Parent;

(ii)

second, make any payment (other than a Distribution) provided that such payment is contemplated in the then current Group Cash Flow Projection or the Parent has delivered an updated Group Cash Flow Projection which demonstrates that, taking into account the proposed payment, the Group Liquidity Test is met; or

(iii)	third, at any time, in relation to a payment that is a Distribution, if the conditions set out in Clause 26.23 (Distribution) are met.

20	Debt Service Reserve Account

20.1	Credits to the Debt Service Reserve Account

(A)

The Borrower shall maintain a USD denominated account with an Offshore Account Bank in New York or such other jurisdiction as may be agreed between the Borrower and the Facility Agent (the “Debt Service Reserve Account”).

(B)

The Borrower shall ensure that deposits are made every other month into the Debt Service Reserve Account in accordance with Clause 19.2(A)(v) or Clause 19.2(B)(v) until the balance of such account is not less than the Required Balance. The funding of the Debt Service Reserve Account shall continue in accordance with Clause 19.2 (Withdrawals) until the Discharge Date.

(C)

Failure to maintain the Required Balance standing to the credit of the Debt Service Reserve Account shall not constitute an Event of Default for the purposes of Clause 27 (Events of Default), but failure to apply amounts from the Project Accounts in accordance with Clause 19 (Operation of Project Accounts) shall constitute an Event of Default for the purposes of Clause 27 (Events of Default).

(D)

Notwithstanding the provisions of paragraphs (A) and (C) above, the Borrower may (without being restricted by the operation of Clause 19 (Operation of Project Accounts)) make a Utilisation under the Facility to fund the Debt Service Reserve Account.

20.2	Withdrawals from the Debt Service Reserve Account

(A)	Subject to paragraph (B) below, amounts standing to the credit of the Debt Service Reserve Account may be withdrawn only:

(i)	to pay any Financing Costs under the Facility to the extent that the Borrower is not able to make such payment pursuant to Clause 19 (Operation of Project Accounts); or

(ii)	to make a mandatory prepayment pursuant to Clause 8.3 (Aggregate of Loans outstanding exceed the Borrowing Base Amount).

(B)

In addition, withdrawals may be made from the Debt Service Reserve Account to the extent the amount withdrawn is equal to or less than the amount (if any) by which the amount standing to the credit of the Debt Service Reserve Account exceeds the applicable Required Balance at that time. Any such withdrawal may be applied in accordance with, and for the purposes set out in, Clause 19 (Operation of Project Accounts).

21	Authorised Investments

21.1	Power of investment

Subject always to Clause 18.1 (Project Accounts), an Obligor may require that such part of the amounts standing to the credit of any of the Project Accounts as it may consider prudent (having reasonable grounds for so considering) shall be invested from time to time in Authorised Investments in accordance with this Clause 21 and in a manner consistent with the provisions of Clause 26.16(A) (Hedging).

21.2	Type of investment

(A)

The Obligors shall use their reasonable endeavours to procure that there are maintained from time to time a prudent spread of Authorised Investments and that the maturity of Authorised Investments is such that they can be liquidated to enable all payment obligations under the Finance Documents to be met on the due date.

(B)

If any Authorised Investment ceases to be an Authorised Investment, the relevant Obligor which maintains that Authorised Investment will, as soon as reasonably practicable upon becoming aware of this, procure that the relevant investment is replaced by an Authorised Investment or cash, provided that if it does not propose liquidating the relevant investment earlier than its maturity, it shall notify the Facility Agent that such investment is no longer an Authorised Investment promptly upon becoming aware of this and, subject to it having provided such notice, it will not be obliged to liquidate such investment before its maturity date unless the Facility Agent, acting reasonably, requests it to do so.

21.3	Realisations

(A)

Upon the realisation (whether by way of disposal, maturity or otherwise) of any Authorised Investment, the net proceeds of realisation shall either immediately be credited directly to the Project Account from which the Authorised Investment or such investment was made, or (unless an Event of Default has occurred and is continuing) immediately be invested in another Authorised Investment, whichever the relevant Obligor directs.

(B)

Upon the receipt of any interest, dividends or other income from or in respect of any Authorised Investment, such interest, dividends or other income shall be credited to the Project Account concerned with the Authorised Investment or such other investment from which such interest, dividend or other income derives, or (if such interest, dividend or other income is derived from an Authorised Investment and such Authorised Investment is to be retained after such interest, dividend or other income is received and the relevant Obligor so requests) the relevant interest, dividend or other income shall be reinvested in that Authorised Investment.

21.4	Project Accounts include Authorised Investments

(A)

Any reference in this Agreement to the balance standing to the credit of one of the Project Accounts shall be deemed to include a reference to the Authorised Investments in which all or part of such balance is for the time being invested. (other than for the purposes of determining the balance required to comply with Clause 18.1 (Project Accounts)). In the event of any dispute as to the value of any Authorised Investment for the purpose of determining the amount deemed to be standing to the credit of a Project Account, that value shall be determined by the Facility Agent acting reasonably and in good faith and following consultation with the Borrower and having given due consideration to any representations given by the Borrower within the period required by the Facility Agent (which period shall not, in any event, be of shorter duration than five Business Days). If the Borrower so requests, the Facility Agent will give the Borrower details of the basis or method of its determination.

(B)

An Obligor may, by notice in writing to the Facility Agent and the relevant Account Bank, deem an Authorised Investment to be concerned with a different Project Account so as to transfer Authorised Investments between Project Accounts, if:

(i)	the aggregate amount standing to the credit of each Project Account remains the same; or

(ii)	the transfer of an equivalent amount between those Project Accounts would be permitted.

21.5	Security over Authorised Investments

Prior to an Obligor making any Authorised Investment that Obligor shall, to the extent that such Security has not been effected under the terms of an existing Security Document, execute and deliver a Security Document (in form and substance satisfactory to the Facility Agent (acting reasonably)) for the purposes of creating Security over each of such Authorised Investment in favour of the Security Agent.

21.6	Interest on balances in Project Accounts

Each sum credited to a Project Account from time to time shall, from the time it is so credited until the time it is withdrawn therefrom (whether for the purpose of making an Authorised Investment or otherwise for application in accordance with the terms of this Agreement), bear interest at such rate as the relevant Obligor may from time to time agree with the relevant Account Bank.

21.7	Access to books and account statements

The Obligors undertake to arrange for the relevant Account Bank to give to the Facility Agent and, the Security Agent access to an electronic banking platform with online, near real time access to their account statements.

Part 8

Financial and Project Information

22	Information Undertakings

The undertakings in this Clause remain in force from the date of this Agreement until the Discharge Date.

22.1	Financial statements

The Parent shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender):

(A)

as soon as they become available, but in any event within 90 days of the end of each financial year, the audited consolidated financial statements of the Parent and its consolidated subsidiaries for that financial year;

(B)	as soon as they become available, but in any event within 180 days of the end of each financial year, the audited financial statements of Vaalco Gabon for that financial year; and

(C)	within 45 days of the end of each quarter, the unaudited financial statements of the Parent and its consolidated subsidiaries for such quarter.

22.2	Year-end

The Obligors shall not change their Accounting Reference Date without the consent of the Majority Lenders.

22.3	Form of financial statements

(A)	The Borrower shall ensure that each set of financial statements supplied under this Agreement:

(i)	is certified by an Authorised Signatory of the relevant company as a true and correct copy; and

(ii)

gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition of the relevant company for the period to the date on which those financial statements were drawn up.

(B)

Unless otherwise agreed with the Facility Agent, all financial statements of the Parent and Vaalco Gabon delivered under this Agreement shall be prepared in accordance with the applicable Approved Accounting Principles.

(C)	The Parent shall notify the Facility Agent of any material change to the manner in which any audited financial statements delivered under this Agreement are prepared.

(D)	If requested by the Facility Agent, the Parent shall supply to the Facility Agent:

(i)

a full description of any change notified under paragraph (B) above and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which such financial statements were prepared prior to such change; and

(ii)

sufficient information, in such detail and format as may be required by the Facility Agent (acting reasonably), to enable the Lenders to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to the Facility Agent under this Agreement prior to such change.

22.4	Compliance Certificate

(A)

The Parent shall supply to the Facility Agent a compliance certificate with each set of financial statements sent to the Facility Agent under Clause 22.1 (Financial statements) certifying the matters specified in Clause 22.3(A)(ii) above.

(B)	A compliance certificate supplied in accordance with paragraph (A) above shall be signed by two Authorised Signatories of the Parent.

22.5	Project Information and Hedging Information

(A)	Each Obligor shall (as soon as reasonably practicable) supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(i)

any new updates to, and amendments to, each agreed budget, or development and/or work programme in relation to each Borrowing Base Asset owned by it as soon as reasonably practicable following receipt from the relevant Operator (and, in any event, within 30 days of receipt) and the latest Operator Report for each Borrowing Base Asset owned by it, as soon as reasonably practicable following receipt from the relevant Operator (and, in any event, within 30 days of receipt);

(ii)	copies of all reports provided to any Authority by the Operator which have been copied to an Obligor (and in any event within 21 days of receipt);

(iii)

such technical and commercial information which an Obligor has in its possession relating to the Borrowing Base Assets or their condition and which is relevant to the interests of the Lenders under the Finance Documents as the Facility Agent may reasonably request from time to time (following prior consultation with the Borrower);

(iv)	promptly, details of any updates or amendments to any Project Document which render any Forecast Assumption in the then current Forecast materially inaccurate; and

(v)	promptly upon request, copies of all Hedging Agreements and Derivative Agreements to which it is a party.

(B)

Promptly upon request, the Parent shall provide evidence to the Facility Agent that each Obligor is in compliance with the requirements of this Agreement in respect of Hedging Transactions and Derivative Transactions.

(C)

Promptly upon request, each Hedging Counterparty shall provide to the Facility Agent and the Security Agent copies of all Hedging Agreements and Derivative Agreements it has entered into with an Obligor and notify the Facility Agent and the Security Agent of the details of the outstanding amount of all of the Hedging Liabilities (if any) owed to that Hedging Counterparty thereunder.

22.6	Operations Report

(A)

The Borrower shall provide a monthly written operations update to the Facility Agent (in a form agreed between the Borrower and the Facility Agent) which includes, among other things, the following information:

(i)	details of health and environmental safety;

(ii)	details of flow status, metering and pipeline remediation; and

(iii)	details of any new Project Document (including its value) entered into by any of the Obligors.

(B)

The Borrower shall, on a monthly basis and with respect to each calendar month after the date of this Agreement, supply to the Facility Agent, the Technical Bank and the Modelling Bank such information as it has available to it regarding:

(i)	sales of petroleum derived from the Borrowing Base Assets during such calendar month;

(ii)	production performance;

(iii)	downtime;

(iv)	material operational activities; and

(v)	a breakdown of costs incurred,

in each case in relation to the Borrowing Base Assets, and shall deliver the same to the Technical Bank and the Modelling Bank on or before the tenth Business Day of the calendar month immediately following the month to which such update relates.

22.7	Reserves Report

(A)	The Borrower shall procure that a Reserves Report is commissioned, at its expense, and prepared:

(i)	on an annual basis as of 31 December of each year for the purposes of each Forecast to be adopted in accordance with Clause 17 (Forecasts and Calculations); and

(ii)	if the Borrower makes a request for a Hydrocarbon asset to be designated a Borrowing Base Asset,

provided that any Reserves Report commissioned pursuant to paragraph (ii) above need only include data and/or information relating to the relevant Hydrocarbon asset that is intended to be designated a Borrowing Base Asset.

(B)	The Borrower shall use its reasonable endeavours to ensure that each Reserves Report which is commissioned and prepared pursuant to:

(i)	paragraph (A)(i) above is delivered to the Technical Bank and the Modelling Bank within 90 days following 31 December of each year; and

(ii)

paragraph (A)(ii) above is delivered to the Technical Bank and the Modelling Bank within 40 days of the relevant request being made by the Borrower for the relevant Hydrocarbon asset to be designated a Borrowing Base Asset and, in any event, by the date by which the relevant Parties are required under Clause 17.5 (Preparatory Steps) to submit their proposals for the Forecast Assumptions to be used in the relevant Forecast that is proposed to be adopted in connection with the proposed designation of such Hydrocarbon asset as a Borrowing Base Asset.

(C)

The Borrower shall ensure that each Reserves Report that is prepared pursuant to this Clause 22.7 is addressed in a manner which ensures that the report provider owes a duty of care to the Finance Parties.

22.8	Information: Miscellaneous

Each Obligor shall supply to the Facility Agent, in sufficient copies for all the Lenders, if the Facility Agent so requests:

(A)	all documents dispatched by each Obligor to its shareholders (or any class of them) or its creditors generally, at the same time as they are dispatched;

(B)	at least five Business Days before proposed implementation, details of any proposed changes to the constitutional documents of any Obligor;

(C)	information regarding any decisions concerning registration of (or refusal to register) any Security required to be registered in the applicable registers, promptly after such information;

(D)	promptly upon any Obligor becoming aware of the same, any written notice or written information relating to the withdrawal of, or intention to withdraw, any applicable environmental licence;

(E)

promptly following a request by the Facility Agent, any material Authorisation in the Group's possession that is required to enable any member of the Group that is a party to a Finance Document to perform its obligations under, or for the validity and enforceability of, that Finance Document;

(F)	promptly upon any Obligor becoming aware of the same, the fact that it does not have sufficient funds (cash flow, debt and equity) to meet its obligations as and when they fall due;

(G)	promptly upon any Obligor becoming aware of the same, details of any event that has or could reasonably be expected to have a Material Adverse Effect;

(H)

promptly after becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which, if adversely determined, will have or would be reasonably likely to have, a Material Adverse Effect;

(I)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which will have or would be reasonably likely to have a Material Adverse Effect;

(J)	promptly after they have been issued, copies of any insurance policies in respect of all Insurances and any renewals in respect of such insurance policies;

(K)	promptly after becoming aware of them, details of any claims made under any Insurance where the claim is for a sum in excess of USD 10 million (or its equivalent in other currencies); and

(L)

promptly, such further information regarding the financial condition, assets, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request.

22.9	Information: Borrowing Base Assets

(A)	The Borrower shall supply to the Facility Agent:

(i)

promptly upon receipt by any Obligor of the same, a copy of any notice of default (howsoever called) or forfeiture served upon it under any Project Document together with details of any actions the Borrower Group proposes to take in relation to the same;

(ii)

promptly upon any Obligor becoming aware of the same, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending in relation to any Borrowing Base Asset which, if adversely determined, will have or would be reasonably likely to have, a Material Adverse Effect;

(iii)

promptly upon any Obligor becoming aware of the same, the details of any event or circumstance which has resulted in the production or recovery of petroleum derived from any Borrowing Base Asset being suspended or interrupted for a period of 30 consecutive days or more at any time after the first date on which the production or recovery of such petroleum derived from that Borrowing Base Asset has achieved commercial levels (excluding scheduled shutdowns);

(iv)	promptly upon any Obligor becoming aware of the same, details of any notice of any potential or actual material claim or any other material dispute under the then-current Project Documents;

(v)	promptly upon any Obligor becoming aware of the same, details of (i) any incident involving any material physical damage to a Borrowing Base Asset and (ii) any proposal for reinstatement;

(vi)

promptly upon any Obligor becoming aware of the same, notice of any activities or events outside of the Borrowing Base Asset contract areas which could result in a default, breach or termination right arising under any Project Document;

(vii)

promptly upon receipt, a copy of any reports or budgets or environmental reports in respect of each Borrowing Base Asset prepared by the Operator or operating committee or relevant Government authority thereof (provided that the Borrower shall only provide any information prepared by a Government authority to the extent it is authorised to do so);

(viii)

on or before the date on which that Borrowing Base Asset becomes designated as such, a budget for each Borrowing Base Asset; and thereafter, each updated budget received by the Borrower pursuant to the Project Documents (and any update in connection with the same), within five Business Days of the Borrower’s receipt of the same under the Project Documents;

(ix)

promptly upon any Obligor becoming aware of the same, any other information relating to a Borrowing Base Asset or any Obligor that could reasonably be expected to change any Forecast Assumption in the current Forecast (in a material adverse respect) or impose any additional material liability on the Borrower; and

(x)

promptly upon request by any Lender, the Technical Bank or the Modelling Bank, such information as that Lender, the Technical Bank or the Modelling Bank may reasonably require in respect of a Borrowing Base Asset.

22.10	[*****]

(A)	[*****]

(B)	[*****]

(C)	[*****]

(D)	[*****]

(E)	[*****]

(F)	[*****]

(G)	[*****]

(i)	[*****]

(ii)	[*****]

(iii)	[*****]

(iv)	[*****]

(v)	[*****]

(vi)	[*****]

(vii)	[*****]

22.11	Notification of Default

Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) and any material default under or material breach of any Project Document promptly upon becoming aware of its occurrence.

22.12	“Know your customer” and “customer due diligence” requirements

(A)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)

any change in the status of an Obligor (or of a holding company of an Obligor) or the composition of the shareholders of an Obligor (or of a holding company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges any Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the relevant Agent (for itself or on behalf of any Lender) the Security Agent or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for such Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(B)

Each Lender shall promptly upon the request of the Facility Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or the Security Agent (for itself) in order for the Facility Agent or the Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.13	ERISA

Each Obligor shall:

(A)

promptly upon a request by the Facility Agent or a Lender, deliver to the Facility Agent copies of the Annual Report (IRS Form 5500 Series) including all Schedules SB with respect to each Single Employer Plan;

(B)

within seven Business Days after it or any ERISA Affiliate becomes aware that any ERISA Event has occurred or, in the case of any ERISA Event which requires advance notice under Section 4043(b)(3) of ERISA, will occur, and such ERISA Event would reasonably be expected to have a Material Adverse Effect, deliver to the Facility Agent a statement signed by a director or other authorized signatory of an Obligor or ERISA Affiliate describing that ERISA Event and the action, if any, taken or proposed to be taken with respect to that ERISA Event; and

(C)

copies of (i) any documents described in Section 101(k)(1) of ERISA that an Obligor or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that an Obligor or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that the Obligor or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from the administrator or sponsor of such Multiemployer Plan upon written request by the Facility Agent or a Lender, and shall provide copies of such documents and notices promptly after receipt thereof.

22.14	Use of websites

(A)	Except as provided below, each Obligor may deliver any information under this Agreement to the Facility Agent by posting it on to an electronic website if:

(i)	it maintains or has access to an electronic website for this purpose and provides the Facility Agent with the details and password to access the website and the information; and

(ii)	the information posted is in a format required by this Agreement or is otherwise agreed between each Obligor and the Facility Agent (whose approval shall not be unreasonably withheld or delayed).

The Facility Agent will supply each relevant Lender with the address of and password for the website.

(B)	Notwithstanding the above, the Borrower shall supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender who notifies the Facility Agent in writing (copied to each Obligor) that it does not wish to receive information via the website; and

(ii)	within 10 Business Days of request, any other Lender, if that Lender so requests.

(C)	Each Obligor shall promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

(D)

If the circumstances in paragraph (C)(i) or (C)(ii) above occur, an Obligor shall supply any information required under this Agreement in paper form until the circumstances giving rise to the notification are no longer continuing and the information can be provided in accordance with paragraph (A) above.

Part 9

Guarantee

23	Guarantee and Indemnity

23.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(A)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(B)

undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(C)

will, as an independent and primary obligation, indemnify each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover on the basis of a guarantee.

23.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(A)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(B)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

23.4	Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(A)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(B)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(C)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(E)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(F)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(G)	any insolvency or similar proceedings.

23.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(A)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(B)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 23.

23.7	Deferral of Guarantors’ rights

(A)

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising under this Clause 23:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(B)

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment Mechanics).

23.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.9	Guarantee Limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the Original Jurisdiction of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Obligor Accession Deed applicable to such Additional Guarantor.

23.10	Limitations on guarantee under US Law

(A)	Each Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions contemplated by the Finance Documents (including utilisations thereunder).

(B)	Notwithstanding anything to the contrary contained herein or in any other Finance Document:

(i)

each Finance Party agrees that the maximum liability of each Guarantor under this Clause 23 (Guarantee and Indemnity) and under the other Finance Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under any applicable Fraudulent Transfer Law, in each case after giving effect to:

(a) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower to the extent that such intercompany indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder); and

(b) the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to:

(I) applicable law; or

(II) any other agreement providing for an equitable allocation among such Guarantor and the Borrower and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties; and

(ii)

each party agrees that, in the event any payment or distribution is made on any date by a Guarantor under this Clause 23 (Guarantee and Indemnity), each such Guarantor shall be entitled to be indemnified from each other Guarantor, to the greatest extent permitted under applicable law and subject to the other limitations of this Clause 23.10 in an amount equal to such payment or distribution, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing Guarantor and the denominator shall be the aggregate net worth of all the Guarantors.

23.11	Excluded Swap Obligations

Notwithstanding anything to the contrary in this Agreement or any other Finance Document, the guarantee of each Guarantor under this Clause 23 (Guarantee and Indemnity) does not apply to any Excluded Swap Obligation of such Guarantor (and no amount received from any Guarantor under any Finance Document shall be applied to any Excluded Swap Obligation of such Guarantor).

Part 10

Representations, Covenants, Events of Default

24	Representations

Each Obligor makes the representations and warranties set out in this Clause to each Finance Party and acknowledges that each Finance Party has entered into the Finance Documents in full reliance on those representations and warranties.

24.1	Status

(A)

The Parent and the Borrower are corporations and Vaalco Gabon is a société anonyme (limited liability company), in each case, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(B)	It has the power to own its assets and carry on its business as it is being conducted.

24.2	Binding obligations

Subject to the Legal Reservations, each Transaction Document to which it is a party constitutes, or will constitute when executed, its valid, legally binding and enforceable obligations in accordance with its terms.

24.3	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not conflict with:

(A)	any law or regulation applicable to it;

(B)	its constitutional documents; or

(C)	any agreement binding upon it,

to the extent that this has, or could reasonably be expected to have, a Material Adverse Effect.

24.4	Power and authority

It has (or had at the relevant time) the power and authority to execute and deliver the Transaction Documents to which it is a party and it has the power and authority to perform its obligations under the Transaction Documents to which it is a party and the transactions contemplated thereby.

24.5	Validity and admissibility

All Authorisations required or desirable:

(A)	to enable it to lawfully enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(B)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; or

(C)	in connection with the development, construction and ownership of the Borrowing Base Assets,

have been obtained or effected and are in full force and effect or will be obtained or effected and in full force and effect by the time they are required (where a failure to do so has, or could reasonably be expected to have, a Material Adverse Effect).

24.6	Governing law and enforcement

Subject to the Legal Reservations:

(A)	the choice of the law stated to be the governing law of each Finance Document will be recognised and enforced in its jurisdiction of incorporation; and

(B)

any judgment obtained in England in relation to a Finance Document in the jurisdiction of the stated governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

24.7	Stamp and registration duties

Except for any filing, registration or any tax or fee payable referred to in any legal opinion delivered pursuant to Clause 2 (Conditions Precedent), there is no stamp or registration duty or similar Tax or charge in respect of any Finance Document, which has not been made or paid within applicable time periods (where a failure to do so has, or could reasonably be expected to have, a Material Adverse Effect).

24.8	No Default

No Default has occurred and is outstanding.

24.9	Financial Statements

The most recent audited financial statements and interim financial statements delivered to the Facility Agent in accordance with Clause 22.1 (Financial statements):

(A)	have been prepared in accordance with the relevant Approved Accounting Principles (if applicable); and

(B)	(if audited) give a true and fair view of, or (if unaudited) fairly represent, its financial condition for the relevant period.

24.10	Proceedings pending or threatened

No litigation, arbitration or administrative proceeding is pending or threatened which could reasonably be expected to be adversely determined against it and which, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect.

24.11	Insolvency

No:

(A)	corporate action, legal proceeding or other procedure or step described in paragraph (A) of Clause 27.8 (Insolvency proceedings) applies; or

(B)	creditors’ process described in Clause 27.9 (Creditors’ process),

has been taken or, to the knowledge of any Obligor, threatened in writing in relation to any Obligor, or any provider of security under a Security Document and none of the circumstances described in Clause 27.7 (Insolvency) apply to any Obligor, or any provider of security under a Security Document.

24.12	Breach of laws

It has not breached any law or regulation applicable to it which has, or could reasonably be expected to have, a Material Adverse Effect.

24.13	Compliance with environmental laws

(A)

All environmental licences required in connection with the Borrowing Base Assets and/or their exploitation have been obtained (or will be obtained by the date on which they are required) or, where an Obligor is not the Operator of a Borrowing Base Asset, it has used reasonable endeavours to procure that the relevant Operator has obtained or will obtain all environmental licences by the date on which they are required.

(B)	It and each member of the Group and (to the best of its knowledge and belief) the Operator of each Borrowing Base Asset have at all times complied with:

(i)	the environmental licences referred to in paragraph (A) above;

(ii)	all applicable environmental reports and the requirement sand recommendations set out therein; and

(iii)	all other applicable environmental laws, in all material respects.

(C)	To the best of its knowledge and belief, there is no material environmental contamination on any site connected with any Borrowing Base Asset.

(D)	There are no material environmental claims current, or to its knowledge, pending or threatened, against or connected with it, any member of the Group or any Borrowing Base Asset.

24.14	Security

(A)

Subject to the Legal Reservations, each Security Document when executed confers the Security Interests it purports to confer over the assets referred to in that Security Document and those assets are not subject to any other Security Interest that is not permitted pursuant to Clause 26.6 (Negative pledge).

(B)

Each Obligor that has entered into a Security Document is the legal and beneficial owner of the assets over which Security is purported to be given under such Security Document and subject to any qualifications as to matters of law set out in any legal opinions delivered in relation to such Security Document or any required perfection or registration thereof, such Security Document:

(i)	creates (or, once entered into, will create) the Security of the type it purports to create over the assets over which such Security is purported to be given and such Security is first ranking; and

(ii)	is:

(a)	valid and enforceable against that Obligor or security provider; and

(b)	not capable of being avoided or set aside whether in that Obligor’s or security provider’s winding up, administration, dissolution or otherwise.

(C)

No Security (or agreement to create the same) exists over its interest in any Borrowing Base Asset or over any of its other assets over which Security has been, or is purported to be, constituted under any Security Document, in each case, save for any Permitted Security.

24.15	Financial Indebtedness

Other than Permitted Financial Indebtedness, it does not have any Financial Indebtedness outstanding.

24.16	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

24.17	Assets

Under and by virtue of Project Documents to which it is a party, Vaalco Gabon holds the legal and beneficial interest in a 63.575 per cent participating interest in the Field.

24.18	Project Documents

So far as it is aware having made all due and careful enquiries:

(A)	each copy of a Project Document delivered to the Facility Agent under this Agreement is true and complete; and

(B)	there is no other agreement in connection with, or arrangements which amend, supplement or affect any Project Document in any material respect.

24.19	Taxation

(A)

Each member of the Group has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(B)	No member of the Group is materially overdue in the filing of any Tax returns.

(C)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes.

24.20	Insurances

(A)	The Insurances have been placed and are in full force and effect including payment of all premiums due to be paid in the manner and to the extent required by Clause 26.28 (Insurance).

(B)	It is in full compliance with all of its material obligations under the Insurances under which it is an insured party.

(C)	No insurances are in effect under which it is insured or has any rights except those required or permitted to be effected pursuant to the Finance Documents.

(D)	It has no outstanding claims under any Insurances required by Clause 26.28 (Insurance) in respect of which it is an insured party.

(E)	It has disclosed to the relevant insurers all facts, circumstances or occurrences of which it is aware which would, if not so disclosed, invalidate the Insurances.

24.21	Private and Commercial Acts

Its execution of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

24.22	No Immunity

In any proceedings taken in any relevant jurisdiction in relation to the Transaction Documents (or any of them), it shall not be entitled to claim for itself or any of its assets immunity from suit, execution or attachment or other legal process.

24.23	Ownership of Obligors

(A)	The issued share capital of the Borrower and Vaalco Gabon is fully paid up and free of all encumbrances or other third party rights (other than pursuant to the Security Documents).

(B)

To the extent that a member of the Group has entered into a Security Document that creates, or purports to create, a Security Interest over any shares such shares are free from any restrictions as to transfer or registration (including pursuant to the creation or enforcement of any Security Interest).

24.24	Sanctions

(A)	No member of the Group nor any of their directors or officers, or, to the best of its knowledge, any employees or Affiliates:

(i)	is (or is directly or indirectly owned or controlled by a person that is) a Sanctions Restricted Party;

(ii)	acts directly or indirectly on behalf of a Sanctions Restricted Party (other than, to the extent the same does not result in a breach of Sanctions, under a joint operating or similar agreement); or

(iii)	has received notice of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(B)	No member of the Group is incorporated, located or resident in a Sanctioned Country.

(C)

Each member of the Group is in compliance with all applicable Sanctions and is not to the best of its knowledge after having made careful enquiries engaged in any activities that would result in or would reasonably be expected to result in a member of the Group being designated as a Sanctions Restricted Party.

(D)	No member of the Group has, or intends to have, any business operations or other dealings:

(i)	in any Sanctioned Country;

(ii)	with any Sanctions Restricted Party or person on a Sanctions List; or

(iii)	involving commodities or services:

(a)	of a Sanctioned Country origin; or

(b)	shipped to, through, or from a Sanctioned Country or on a Sanctioned Country owned or registered vessel or aircraft.

(E)

No member of the Group will use, lend, make payments of, contribute or otherwise make available all or any part of the funds contemplated by this Agreement to fund any trade, business or other activities:

(i)	relating to, involving, or for the benefit of any Sanctions Restricted Party or Sanctioned Country; or

(ii)	in any manner that would be reasonably likely to result in a Finance Party being in breach of any Sanctions applicable to it or becoming a Sanctions Restricted Party.

24.25	Anti-corruption law

(A)

Each Obligor has conducted its business, and each other member of the Group has conducted its business, in compliance with applicable anti-corruption (including anti- money laundering and anti-bribery) laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, by itself, its officers, directors, employees or agents.

(B)

No Obligor and, in relation to the Transaction Documents, no other member of the Group which is a party to a Transaction Document nor any of its corporate bodies, directors, or, to the best of its knowledge, employees or agent, Affiliates, their corporate bodies, officers, employees, or agents has (have) been engaged in an activity or has (have) taken actions that could be considered as violating any anti- corruption (including anti-money laundering and anti-bribery) laws applicable in any of the jurisdictions in which each member of the Group and its Affiliates are operating.

(C)

Each member of the Group has taken and shall take at any time all measures it deems appropriate to prevent the risk of corruption, influence peddling, and, more generally, in order to prevent offences against probity by itself, its corporate bodies, officers, employees or agents as well as its Affiliates their corporate bodies, officers, employees or agents.

(D)

No member of the Group or to its knowledge, none of the above-mentioned legal entities or individuals is subject to any action, proceedings, or investigation which relates to the anti-corruption (including anti-money laundering and anti-bribery) laws applicable to it.

(E)

To the best of its knowledge and belief, no actions or investigations by any governmental or regulatory agency are ongoing or threatened against any member of the Group or any of their directors, officers, employees, associated parties or persons acting on their behalf in relation to a breach of any anti-corruption (including anti-money laundering and anti-bribery) laws applicable to it.

24.26	No Misleading Information

Save as disclosed in writing to the Facility Agent prior to the date of this Agreement (or in relation to the Information Package, prior to the date of the Information Package):

(A)

so far as it is aware having made due and careful enquiry, any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or, as the case may be, as at the date the information is expressed to be given;

(B)

any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(C)

the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(D)

so far as it is aware having made due and careful enquiry, no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect as at the date of the relevant information; and

(E)

all other written information provided by any Obligor (including its advisers) to a Finance Party or the provider of any part of the Information Package was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

24.27	Forecast Assumptions and Preparation

(A)	The then-current Forecast:

(i)	is based on assumptions it considers to be reasonable at the time it is prepared;

(ii)	is consistent with the provisions of the Transaction Documents in all material respects;

(iii)	(to the extent prepared by an Obligor) has been prepared in good faith and with due care; and

(iv)	fairly represents the Obligors’ expectations as at the date that it was produced and adopted,

except, in the case of paragraphs (i) and (iv), to the extent that the relevant assumption has been imposed by the Technical Bank or the Majority Lenders pursuant to the terms of this Agreement.

(B)	All information provided by, or on behalf of, the Obligors for the purposes of preparing the then-current Forecast:

(i)	in the case of any factual information, was true in all material respects as at the date it was provided;

(ii)	did not, when provided, omit any further information which, if disclosed, would make such information untrue or misleading in any material respect; and

(iii)

has been prepared and provided in good faith and with due care on the basis of recent historical information and assumptions which it considers to be reasonable as at the date such information was supplied.

24.28	Existence of Project Documents

(A)

Each Project Document to which it is a party constitutes its legal, valid, binding and enforceable obligations, except to the extent that such circumstances would not, and would not reasonably be expected to, have a Material Adverse Effect.

(B)	Each Project Document is in full force and effect, except to the extent that such circumstances would not, and would not reasonably be expected to, have a Material Adverse Effect.

(C)

All material terms of each Project Document have been complied with by the relevant Obligor and (to the best of its knowledge and belief having made due and careful enquiry) the other parties thereto, no notice of any intention to revoke or terminate any Project Document has been received by any Obligor, and neither it nor (to the best of its knowledge and belief having made due and careful enquiry) any other party thereto has repudiated or disclaimed any liability or obligation thereunder or formally given notice that it does not consider itself bound by or does not intend to comply with any provision thereof, except to the extent that such circumstances would not, and would not reasonably be expected to, have a Material Adverse Effect.

(D)	No:

(i)	steps have been taken which are likely to lead to the revocation, termination or suspension of any Authorisation referred to in Clause 24.5 (Validity and admissibility) which has been granted; or

(ii)

variation of any Authorisation referred to in Clause 24.5 (Validity and admissibility) has occurred except to the extent that such variation would not, and would not reasonably be expected to, have a Material Adverse Effect.

(E)

An Obligor owns or will at the requisite time own, or has sufficient access to and the right to use, all assets necessary for the use, possession, ownership, exploration, development, construction, operation and/or exploitation of the Borrowing Base Assets as contemplated by the Project Documents and the then-current Forecast.

(F)	No Obligor is under any obligation (other than under this Agreement) to create any Security over all or any part of a Borrowing Base Asset save for any Permitted Security.

24.29	US Governmental Regulation

(A)	ERISA Matters

(i)

There is no litigation, arbitration, administrative proceeding or claim pending or (to the best knowledge of each Obligor and ERISA Affiliates’ belief) threatened against or with respect to any Employee Plan (other than routine claims for benefits) which has or, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(ii)	No ERISA Event has occurred or is reasonably likely to occur which has or could reasonably be expected to have a Material Adverse Effect.

(B)

Investment Company Act. It is not an “investment company” as defined in, or subject to regulation under, the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any applicable United States federal or state law or regulation that limits its ability to incur indebtedness or consummate the transactions contemplated hereby.

24.30	Times for making representations

(A)

The representations set out in this Clause 24 are made by each Obligor on the date of this Agreement except for the representations and warranties set out in Clause 24.26 (No misleading Information) which are deemed to be made by each Obligor with respect to the Information Package, on the date of this Agreement and on any later date on which the Information Package (or part of it) is released to the Mandated Lead Arranger for distribution in connection with syndication.

(B)

The representations and warranties in Clause 24.27 (Forecast Assumptions and Preparation) are deemed to be made on the date each Forecast is adopted and the representation and warranties in Clause 22.10 (Group Liquidity Test) are deemed to be made on the date each Group Cash Flow Projection is delivered to the Facility Agent.

(C)	Each Repeating Representation is deemed to be repeated by each Obligor on the date of each Utilisation Request, each Utilisation Date and on the first day of each Interest Period.

(D)	When a representation is repeated, it is applied to the facts and circumstances existing at the time of repetition.

25	Financial Covenants

(A)	The Borrower shall ensure that:

(i)

on any Calculation Date (each such date a “Financial Covenant Test Date”), the ratio of Consolidated Total Net Debt to EBITDAX for the period of 12 months ending on that Calculation Date shall not exceed 3.0x; and

(ii)	at all times, the Consolidated Cash and Cash Equivalents shall not be lower than USD 10,000,000 (the “Minimum Cash Covenant”).

(B)

The financial covenants set out in this Clause 25 shall be calculated in accordance with the US GAAP and tested by reference to each of the financial statements delivered pursuant to Clause 22.1(A) or Clause 22.1(C) (Financial Statements) (as applicable).

(C)

Upon each date that the Parent delivers financial statements pursuant to Clause 22.1(A) or Clause 22.1(C), the Parent shall send to the Facility Agent a certificate signed by two authorised representatives setting out its calculation of the financial ratios referred to in this Clause 25 as at the relevant Calculation Date.

26	General Undertakings

The undertakings in this Clause shall remain in force from the date of this Agreement until the Discharge Date.

26.1	Corporate existence

Each Obligor shall maintain its corporate or other existence (as the case may be) under the laws of its jurisdiction of incorporation or establishment and no Obligor may change its corporate or other domicile, or attempt to resolve to do so.

26.2	Authorisations

Each Obligor shall promptly:

(A)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(B)	supply certified copies to the Facility Agent upon request of,

any Authorisation required under any law or regulation of any relevant jurisdiction to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence of those Finance Documents in each relevant jurisdiction.

26.3	Compliance with laws

(A)

Each Obligor shall (and the Borrower shall ensure that each member of the Borrower Group shall) comply with all laws and regulations (including compliance with environmental laws, permits and licences and compliance with the Equator Principles) applicable to it where failure to do so has, or could reasonably be expected to have, a Material Adverse Effect.

(B)

Each Obligor shall (and the Borrower shall ensure that each member of the Group shall) ensure that all reasonable safeguards are taken to prevent environmental contamination and in particular (without prejudice to the foregoing) shall:

(i)

obtain and maintain in full force and effect and comply in all material respects with the terms and conditions of all material environmental permits applicable to the Group and all other applicable environmental laws;

(ii)

promptly upon receipt of the same, notify the Facility Agent of any material claim, notice or other communication served on any member of the Group in respect of any alleged breach of or corrective or remedial obligation or liability under any environmental law; and

(iii)	act diligently to remedy any material breach of any environmental law or where any material environmental contamination occurs in relation to a Borrowing Base Asset.

(C)

Each Obligor shall (and the Borrower shall procure that each member of the Group shall) take such actions as the Facility Agent on the instructions of any Lender (acting reasonably) may require to ensure compliance by such Lender with the Equator Principles to the satisfaction of such Lender (acting reasonably).

26.4	Pari passu ranking

Each Obligor shall ensure that at all times its payment obligations to the Finance Parties under the Finance Documents rank at least pari passu as to priority of payment with all its other present and future unsecured and unsubordinated Financial Indebtedness, except for claims mandatorily preferred by operation of law applying generally.

26.5	Security

Subject to Clause 26.25 (Security Documents: consents, ranking and perfection), each Obligor shall undertake all actions reasonably necessary (including the making or delivery of filings and payment of fees) to maintain the Security Interests under the Security Documents to which it is a party in full force and effect (including the priority thereof).

26.6	Negative pledge

Other than Permitted Security, an Obligor shall not create or permit to exist any Security Interest over any of its assets.

26.7	Conduct of other business

No Obligor shall (and the Borrower shall procure that no member of the Borrower Group shall) conduct any business other than activities in connection with, or related, ancillary, or incidental to, its interests in the Borrowing Base Assets or its interests in any other Petroleum Assets.

26.8	Disposals

Other than Permitted Disposals, an Obligor shall not, either in a single transaction or in a series of transactions and whether related or not, dispose of all or part of any Borrowing Base Asset or any interests therein or any of its shareholdings in any person holding any interest (whether directly or indirectly) in any Borrowing Base Asset.

26.9	Financial Indebtedness

Other than Permitted Financial Indebtedness, an Obligor shall not incur any Financial Indebtedness.

26.10	Material contracts

No Obligor will enter into any contract or agreement that imposes material obligations on it except:

(A)	contracts or agreements entered into in the ordinary course of business and on arm’s length terms;

(B)	contracts or agreements relating to a Permitted Disposal and entered into on arm’s length terms;

(C)	the Project Documents and contracts and agreements required or contemplated therein or in respect of the development and implementation of the Obligors’ interest in the Borrowing Base Assets;

(D)	contracts or agreements otherwise permitted or contemplated by the Finance Documents;

(E)	where the obligations and liabilities of the Obligor thereunder are fully funded by Permitted Financial Indebtedness or equity contributions; or

(F)	with the approval of the Majority Lenders (acting reasonably).

26.11	Guarantees

Except in the case of Permitted Financial Indebtedness, no Obligor may, without the approval of the Majority Lenders (acting reasonably), enter into guarantees or indemnities in respect of obligations or liabilities of any other person (excluding Obligors).

26.12	Mergers

No Obligor may enter into any amalgamation, consolidation, demerger, merger or reconstruction or winding-up without the consent of the Majority Lenders, except on a solvent basis and in circumstances where the Obligor remains the legal entity following such amalgamation, consolidation, demerger, merger, reconstruction or winding-up.

26.13	Loans

(A)	Except as provided in paragraph (B) below, no Obligor may be a creditor in respect of any Financial Indebtedness.

(B)	Paragraph (A) above does not apply to:

(i)	any credit which constitutes Permitted Financial Indebtedness including on- lending the proceeds of any Permitted Financial Indebtedness;

(ii)	any credit provided under a Project Document;

(iii)	any trade credit in the ordinary course of day to day business; or

(iv)	any other credit approved by the Majority Lenders (acting reasonably).

26.14	Operation

As far as it is able to do so by exercising its rights under a Project Document to which it is a party, each Obligor will use its reasonable endeavours to procure that the Borrowing Base Assets are developed, operated and maintained in all material respects in accordance with the terms of that Project Document and applicable law and in accordance with Good Industry Practice.

26.15	Compliance with Project Documents

(A)

Each Obligor shall perform and comply with its obligations under the Project Documents to which it is a party where failure to do so has, or could reasonably be expected to have, a Material Adverse Effect.

(B)

In the event an Obligor fails to pay any sum due under any Project Document it shall take such steps as shall be reasonably available to it so as to permit such payment to be made on its behalf by any Finance Party or any person acting on behalf of any Finance Party.

26.16	[*****]

(A)	[*****]

(i)	[*****]

(ii)	[*****]

(B)	[*****]

(C)	[*****]

(D)	[*****]

(E)	[*****]

26.17	Borrowing Base Assets

Each Borrowing Base Asset shall be at all times be owned (directly or indirectly) by an Obligor.

26.18	Project Documents

(A)

No Obligor will agree to any amendment, waiver or termination of a Project Document which has, or could reasonably be expected to have, a Material Adverse Effect, or approve or vote in favour of any work programme, budget or development plan which would commit an Obligor to expenditure which it would not be able to meet from funds available to it, after taking account of forecast Project Costs and Financing Costs.

(B)

In the event that an Obligor has an obligation under a Project Document to make a payment in respect of a Project Cost because of the default by another party in paying its share of the relevant Project Cost, then the Obligor shall promptly notify the Facility Agent of the additional payment obligation (including reasonable details of how it arose and any steps being taken by the parties in relation to the relevant default and such other additional information as the Facility Agent may reasonably request). In such an event, the Facility Agent will have the right (acting reasonably) to request a Group Liquidity Test to be performed.

(C)	Each Obligor shall:

(i)

ensure that none of its rights under or in respect of any of the Project Documents are at any time terminated, suspended or limited in any material respect (except in respect of the Etame Field Trustee and Paying Agent Agreement in the manner disclosed to the Facility Agent prior to the date of this Agreement);

(ii)	not agree to any assignment or transfer of any rights or obligations under any Project Documents (other than a Permitted Security); and

(iii)

exercise its rights, and (so far as within its power) ensure that others exercise their respective rights, under and in respect of the Project Documents in all material respects consistently with its obligations under the Finance Documents.

26.19	Taxes and Royalties

Each Obligor shall (and the Borrower shall procure that each member of the Group shall):

(A)	comply in all material respects with all material Tax and social security laws and regulations applicable to it, any Borrowing Base Asset or any activity related to a Borrowing Base Asset;

(B)	pay and discharge all material Taxes, social security contributions, assessments and governmental charges prior to the date on which the same shall become overdue unless and to the extent that:

(i)	such payment shall be contested by any of them in good faith by appropriate means; and

(ii)

where required under applicable accounting principles or local law, adequate reserves are being maintained with respect to any such Taxes, assessments or governmental charges (as applicable) and the costs required to contest them;

(C)	pay all royalties as the same fall due for payment;

(D)

file all income tax returns and all other material tax and social security returns and reports required to be filed by it within the period required by law (taking into account extensions of time to file) and ensure that such returns and reports accurately reflect its liabilities for Taxes and/or social security contributions for the periods covered thereby;

(E)	duly, punctually and timely levy and pay as prescribed by law all material withholding Taxes and social security withholdings;

(F)	apply all tax credits, losses, reliefs and allowances taken into account in the Forecast in the manner at the time and to the extent they were so taken into account;

(G)	not change its residence for Tax purposes without the prior written consent of the Facility Agent; and

(H)	not enter into any tax sharing or grouping arrangement with or surrender any tax losses to, any other party, other than with the prior written consent of the Facility Agent (acting reasonably).

26.20	Permitted Acquisitions

No Obligor may, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), make any acquisition of, or investment in, any Petroleum Asset or any entity that holds interest in a Petroleum Asset, in each case, which is not a Permitted Acquisition.

26.21	[*****]

[*****]

(A)	[*****]

(i)	[*****]

(a)	[*****]

(b)	[*****]

(I)	[*****]

(II)	[*****]

(III)	[*****]

(ii)	[*****]

(a)	[*****]

(b)	[*****]

(c)	[*****]

(B)	[*****]

26.22	Constitutional documents

No Obligor whose shares are the subject of a Security Document will agree to any amendment to any of its constitutional documents in a manner that could adversely affect the interests of the Finance Parties.

26.23	Further assurance

Each Obligor shall, at its own expense, promptly do all things, take all such action and execute all such other documents and instruments as may be requested by the Facility Agent from time to time and to the extent they are reasonably required or necessary for the purpose of giving effect to the provisions of the Finance Documents and for the purpose of perfecting, ensuring the priority of and protecting the Lenders’ rights with respect to the Security Interests which are required to be created or perfected by the Finance Documents when required thereunder.

26.24	Lenders’ custody of documents

(A)

Each Finance Party undertakes that it shall not deliver any Finance Document or any other document or agreement into a country that would result in such Finance Document, other document or agreement (or any party to it) becoming subject to (or liable for payment of) any stamp duty, documentary taxes or any other similar tax, charge or impost (or impose any obligation upon a member of the Group to reimburse any other person for such a payment).

(B)

Paragraph (A) above shall not apply to the Security Agent or to any other Finance Party at any time at which such Finance Party: (i) has a right to take Enforcement Action; (ii) has the written consent of the Borrower; or (iii) is required to deliver such Finance Document or other document or agreement by any order or a court or regulatory authority or other legal or regulatory requirement.

26.25	Security Documents: consents, ranking and perfection

(A)

No Obligor shall be required to grant any assignment of rights under any contract, or Security Interest over any asset (including contracts and rights), where the consent of any Government or any governmental body, regulatory body or state-owned or controlled company or enterprise is required for the granting of such assignment or Security Interest.

(B)

With the exception of those consents referred to in paragraph (A) above, each Obligor shall use reasonable endeavours to seek any other third-party consents required in relation to any relevant Security Document, provided that the obtaining of such consent shall not be a condition precedent to any Utilisation of the Facility and provided that there shall be no fixed date by which such consent has to be obtained.

(C)

Each Obligor shall use reasonable endeavours to obtain acknowledgments to any notices of assignment served in relation to any relevant Security Document, provided that receipt of such acknowledgments shall not be a condition precedent to any Utilisation of the Facility.

(D)

Where required by the terms of any agreement which is binding upon any Obligor, any Security Interest granted in favour of the Secured Creditors shall be subordinated to the interests of the parties under such agreement.

26.26	Application of the Loans

(A)

No Obligor shall (and shall ensure that no other member of the Group shall) permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund or facilitate any trade, business or other activities:

(i)	relating to, involving, or for the benefit of any Sanctions Restricted Party or Sanctioned Country; and/or

(ii)

in any other manner that would reasonably be expected to result in any member of the Group, or a Finance Party or its Affiliate incorporated or established in the United States of America being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Sanctions Restricted Party.

(B)

No Obligor shall (and shall ensure that no other member of the Group shall) fund all or part of any payment under the Facility out of proceeds derived, directly or indirectly, from any trade, business or other activities with a Sanctions Restricted Party or Sanctioned Country or in any other manner that would reasonably be expected to result in any member of the Group, or a Finance Party or its Affiliate incorporated or established in the United States of America being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Sanctions Restricted Party.

(C)	Each Obligor shall (and shall procure that each member of the Group shall) comply with Sanctions and maintain in effect and enforce policies and procedures designed to ensure such compliance.

26.27	Anti-corruption law

(A)

No Borrower shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach, or cause a Finance Party to breach, the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation applicable to it or the Finance Parties.

(B)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations; and

(ii)	maintains and enforces policies and procedures designed to promote and achieve compliance with such laws and regulations.

(C)

Each Obligor confirms no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving that Obligor with respect to anti-corruption and anti- money laundering laws is pending and, to the best of that Obligor’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

26.28	Insurance

(A)	Each Obligor shall:

(i)

take out and maintain (or cause to be taken out and maintained by the operator of the relevant Borrowing Base Asset), with respect to the Borrowing Base Assets and all activities relating thereto, all Insurances in such amounts and on such terms and against such risks as would be taken out by prudent owners and/or operators (acting in accordance with Good Industry Practice) of comparable assets and/or carrying out comparable activities in the region in which the relevant Borrowing Base Assets are located or the relevant activities are taking place in accordance with the relevant Project Document;

(ii)

not do, or knowingly permit anything to be done, which may make any insurance policy required pursuant to this Agreement void, voidable, unavailable or unenforceable or render any sums which may be paid out under such Insurance policies repayable in whole or in part;

(iii)

procure that the Security Agent (for and on behalf of the Secured Creditors) is named as additional insured and loss payee in relation to any insurances required to be taken out and maintained by that Obligor under paragraph (i) above; and

(iv)

ensure that any Insurance Proceeds received by it for the purposes of replacing, reinstating and/or repairing assets comprised within any Borrowing Base Asset are promptly applied for the purposes of replacing, reinstating and/or repairing such assets, unless otherwise agreed by the Majority Lenders.

(B)

On an annual basis, the Borrower shall deliver a certificate to the Facility Agent, which is addressed to the Finance Parties from the Group’s insurance broker confirming, among other things, that (a) the Insurances are in place, effective and consistent with industry practice and (b) there are no overdue billed premiums.

26.29	Preservation of Assets

Each Obligor shall maintain and preserve all of its assets that are necessary for the conduct of its business, as conducted at the date of this Agreement, in good working order and condition, ordinary wear and tear excepted.

26.30	Access

Each Obligor shall ensure that each member of the Group whose shares are the subject of the Transaction Security will upon reasonable notice:

(A)

on request of the Facility Agent, provide the Facility Agent and Security Agent with any information the Facility Agent or Security Agent may reasonably require about that company's business and affairs, the assets subject to the Security Documents and its compliance with the terms of the Security Documents; and

(B)

permit the Security Agent, its representatives, delegates, professional advisers and contractors, free access at all reasonable times and on reasonable notice at the cost of the Finance Parties (other than the Security Agent) (i) to inspect and take copies and extracts from the books, accounts and records of that company and (ii) to view the assets subject to the Security Documents (without becoming liable as mortgagee in possession).

26.31	Share capital

No Obligor whose shares are subject to a Security Document shall:

(A)	purchase, reduce, cancel, repay, redeem, subdivide, consolidate or reclassify any of its share capital;

(B)

issue any shares or grant or allow to subsist any right (including options, warrants or convertible securities) to acquire or be issued any of its shares other than in favour of the person which has entered into the relevant Security Document;

(C)	alter the nature of, or any rights attaching to, any of its shares in a manner which would be adverse to the interests of the Lenders; or

(D)	take any step having an analogous effect to any of the steps described in paragraphs (A) to (C) above,

except as permitted under the relevant Security Document.

26.32	Conditions subsequent

(A)

The Borrower shall, as soon as reasonably practicable, and in any event by 30 June 2022 provide to the Facility Agent an amendment to the Shareholder Loan Agreement whereby the Borrower and Vaalco Gabon agree to extend the maturity date of any loan made under the Shareholder Loan Agreement beyond the Final Maturity Date.

(B)

Vaalco Gabon shall promptly notify the Facility Agent of the termination of the Etame Field Trustee and Paying Agent Agreement and shall, as soon as reasonably practicable and in any event within 20 Business Days of the termination of the Etame Field Trustee and Paying Agent Agreement enter into the Commercial Contracts Security Agreement, on terms satisfactory to the Security Agent.

(C)	The Obligor shall:

(i)

within 45 days from the date of the respective documents, provide to the Facility Agent evidence that each of this Agreement, the Gabonese Law Security Agreement, the Onshore Account Bank Agreement and the Shareholder Loan Agreement (as amended in accordance with Clause 26.32(A) above, the “Amended Shareholder Loan Agreement”) has been duly filed with the relevant Gabonese tax authorities;

(ii)

within 15 days from the date of its receipt of the duly stamped documents from the relevant Gabonese tax authorities, provide to the Security Agent, evidence that the Gabonese Law Security Agreement has been presented for registration with the relevant Registre du Commerce et du Crédit Mobilier, in Gabon; and

(iii)

within 120 days from the date of the respective documents, provide to the Facility Agent and the Security Agent evidence of completion of all formalities with the relevant Gabonese tax authorities and the relevant Registre du Commerce et du Crédit Mobilier in Gabon in respect of each of this Agreement, the Gabonese Law Security Agreement, the Onshore Account Bank Agreement and the Amended Shareholder Loan Agreement.

27	Events of Default

Each of the events or circumstances set out in this Clause is an Event of Default (save for Clause 27.21 (Acceleration)) unless otherwise stated.

27.1	Non-payment

An Obligor does not pay any amount payable by it to any Finance Party under the Finance Documents in the manner and on the date required under the Finance Documents within five Business Days of its due date.

27.2	Breach of Financial Covenants

The Borrower does not comply with the provisions of the Financial Covenants, provided that where the Minimum Cash Covenant has been breached and the Borrower can demonstrate that this breach has been caused by the effect of working capital fluctuations, the Borrower shall have 45 days from the date on which it is aware of the non-compliance within which to remedy any such breach and demonstrate satisfaction of the Minimum Cash Covenant.

27.3	Funding shortfall

(A)

Subject to paragraph (B) below, any Group Cash Flow Projection delivered pursuant to Clause 22.10 (Group Liquidity Test) demonstrates non-compliance with the Group Liquidity Test unless within 10 Business Days of the delivery of the relevant Group Cash Flow Projection, the Borrower has delivered to the Facility Agent a reasonable plan to remedy the non-compliance and within 30 days of the delivery of the relevant Group Cash Flow Projection (the “Relevant Cure Period”) the Borrower has delivered a revised Group Cash Flow Projection evidencing compliance with the Group Liquidity Test by:

(i)

a new equity injection in compliance with the Finance Documents (with such revised Group Cash Flow Projection being recalculated on the basis that the total net debt of the Group shall be deemed to be decreased by an amount equal to the new equity injection in relation to the relevant 12-month period); and/or

(ii)	the Group establishing a revised expenditure plan acceptable to the Majority Lenders (acting reasonably),

provided that the remedial actions described in paragraphs (i) and (ii) above may not be used on more than three occasions prior to the Final Maturity Date or on more than two consecutive occasions.

(B)

No Event of Default shall occur pursuant to paragraph (A) above if the Borrower delivers, no later than the last day of the Relevant Cure Period, a revised Group Cash Flow Projection which demonstrates to the satisfaction of the Majority Lenders (acting reasonably) compliance with the Group Liquidity Test (and the Borrower shall be under no obligation to procure the remedial actions described in paragraphs (A)(i) and (A)(ii) above in such circumstances).

27.4	Breach of other obligations

An Obligor does not comply with any other provision of the Finance Documents (other than those described in Clauses 27.1 (Non-payment) and 27.2 (Breach of Financial Covenants)), unless the non-compliance is:

(A)	capable of remedy; and

(B)	remedied within 15 Business Days of the earlier of the Facility Agent giving notice or the Obligor becoming aware of the non-compliance.

27.5	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (or, in the case of a representation or statement that contains a materiality concept, is or proves to have been incorrect or misleading in any respect when made or deemed to be made), unless the misrepresentation is:

(A)	capable of remedy; and

(B)	remedied within 15 Business Days of the earlier of the Facility Agent giving notice or the relevant Obligor becoming aware of the misrepresentation,

provided that paragraphs (A) and (B) above will not apply to any representation made or deemed to be made by an Obligor under Clause 24.24 (Sanctions) and Clause 24.25 (Anti- corruption law).

27.6	Cross-default

(A)	Any Financial Indebtedness of any Obligor is not paid when due nor within any applicable grace period.

(B)

Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) and such amount is not paid when due.

(C)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(D)

Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(E)

No Event of Default will occur under this Clause 27.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraph (A) to (D) above is less than USD 5,000,000 (or its equivalent in any other currency or currencies).

27.7	Insolvency

(A)	Any of the following occurs in respect of an Obligor:

(i)

it is, or is deemed for the purposes of any law to be unable to, or admits its inability to, pay its debts as they fall due or is or becomes insolvent or a moratorium is declared in relation to its indebtedness generally;

(ii)

it stops or suspends or threatens to suspend or announces an intention to stop or suspend making payment of all or any class of its debts as they fall due in default of the obligation to make the relevant payment;

(iii)

by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(B)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(C)

A moratorium is declared in respect of any indebtedness of any Obligor (it being understood that if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium).

27.8	Insolvency proceedings

Any of the following occurs in respect of an Obligor:

(A)

a written resolution is passed or a resolution is passed at a meeting of its shareholders, directors or other officers to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution;

(B)	any person presents a petition, or files documents with a court or any registrar for its winding-up, administration or dissolution;

(C)	an order for its winding-up, administration or dissolution is made;

(D)

any liquidator, provisional liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any material part of its assets;

(E)	a moratorium is declared in relation to its indebtedness;

(F)

its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, provisional liquidator, receiver, administrative receiver, administrator or similar officer;

(G)	any composition, compromise, assignment or arrangement is made with any of its creditors;

(H)

the filing of an involuntary proceeding in a court of competent jurisdiction in the United States seeking relief under US Bankruptcy Law and either such proceeding shall continue undismissed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered or any Obligor shall consent to the institution of, or fail to contest in a timely and appropriate manner, any such involuntary proceeding;

(I)	the filing by an Obligor of a voluntary petition under US Bankruptcy Law; or

(J)	any other analogous step or procedure is taken in any jurisdiction.

27.9	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor, having an aggregate value of at least USD 2,500,000 (or its equivalent in other currencies), and is not discharged within 21 days.

27.10	Unlawfulness and Invalidity of the Finance Documents and Project Documents

(A)	All or any part of a Finance Document is not, or ceases to be, a legal, valid, binding and enforceable obligation of an Obligor.

(B)

Following its execution, all or any part of a Project Document is not or ceases to be, a legal, valid, binding and enforceable obligation of an Obligor in circumstances which have or could reasonably be expected to have a Material Adverse Effect.

(C)

Following its execution, all or any part of a Project Document is suspended, terminated or revoked or otherwise ceases to be in full force and effect in circumstances which have or could reasonably be expected to have a Material Adverse Effect.

(D)

Any Security Document is not in full force and effect or does not create in favour of the Security Agent for the benefit of the Secured Creditors the Security which it is expressed to create with the ranking and priority it is expressed to have.

27.11	Cessation of Business

An Obligor ceases, or threatens to cease, all or a substantial part of its business (as carried on the date of this Agreement).

27.12	Abandonment

A Borrowing Base Asset is abandoned (other than as a consequence of unsuccessful exploration activities) in whole or in part and where such abandonment has, or could reasonably be expected to have, a Material Adverse Effect.

27.13	Expropriation

(A)

The authority or ability of an Obligor to conduct its business with respect to any Borrowing Base Asset is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any Authority or an Authority announces its intention in writing to do any of the foregoing and the same has or is reasonably likely to have a Material Adverse Effect.

(B)

All or part of any Borrowing Base Asset or all or part of the shares of any Obligor or any Hydrocarbons or revenues from the sale of Hydrocarbons derived or to be derived from any Borrowing Base Asset is or are seized, expropriated, nationalised or compulsorily acquired by any Authority (as defined in paragraph (A) above) or any Authority announces its intention to do any of the foregoing.

27.14	Cessation of Production

(A)	Any of the following occurs:

(i)

there has been an unplanned interruption or an unplanned suspension, in each case of the production or recovery of any petroleum derived from or relating to any Borrowing Base Asset for a continuous period of 60 days (or more) (provided that such 60 day period shall be extended on a day for day basis for up to a 30 day period if and for so long as the balance standing to the credit of the Debt Service Reserve Account exceeds two times the Required Balance); or

(ii)

all or a part of a Borrowing Base Asset or any equipment, rigs or vessels required to effectively exploit a Borrowing Base Asset, are destroyed or significantly damaged and, in each case, this has, or is reasonably likely to have a Material Adverse Effect.

(B)

No Event of Default will occur under this Clause 27.14 in the case of an unplanned interruption or an unplanned suspension, the consequences of which have been fully taken into account in the then-current Forecast.

27.15	Repudiation and Rescission

(A)

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document in a way which is materially adverse to the interests of the Lenders taken as a whole.

(B)

Any material Project Document or any material Authorisation relating to a Borrowing Base Asset is revoked, relinquished, rescinded, repudiated, terminated, varied (unless such variation is otherwise permitted under this Agreement) or otherwise ceases to be legal, valid, binding and enforceable and such event has or is reasonably likely to have a Material Adverse Effect.

(C)

Any Authorisation relating to the CEMAC FX Regulation is not obtained or, once obtained, is revoked, relinquished, rescinded, repudiated, terminated, varied (unless such variation is otherwise permitted under this Agreement) or otherwise ceases to be legal, valid, binding and enforceable.

27.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened, or any judgement or order of a court, arbitral tribunal or other tribunal or any order or sanction (other than any Sanctions) of any governmental or other regulatory body is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or that Obligor’s assets which have or are reasonably likely to have a Material Adverse Effect.

27.17	Breach or Termination of Project Documents

Any party to a Project Document, following its execution, defaults under that Project Document or terminates a Project Document in circumstances which has, or could reasonably be expected to have, a Material Adverse Effect (it being agreed that any non- delivery by Vaalco Gabon under a Commercial Contract would have a Material Adverse Effect).

27.18	Material Adverse Effect

Any event which, in the opinion of the Majority Lenders (acting reasonably), has, or could reasonably be expected to have, a Material Adverse Effect.

27.19	ERISA

Any ERISA Event occurs which has or could reasonably be expected to have a Material Adverse Effect.

27.20	Audit qualification

The auditors of any Obligor qualify any of its financial statements provided pursuant to Clause 22.1 (Financial statements) in a manner which is material and adverse.

27.21	Acceleration

(A)

Subject to the terms of the Intercreditor Agreement, on and at any time after the occurrence of an Event of Default which is continuing, other than an Event of Default referred to in clause (B) below, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(iv)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

(B)	if an Event of Default occurs under Clause27.8(H) or Clause 27.8(I):

(i)	the Total Commitments shall immediately be cancelled; and

(ii)	all of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents, shall be immediately due and payable;

in each case automatically and without any direction, notice, declaration or other act.

Part 11

Changes to Lenders and Obligors and Roles

28	Changes to the Lenders

28.1	Assignments and transfers and changes in Facility Office by the Lenders

Subject to this Clause, a Lender (the “Existing Lender”) may:

(A)	(i) assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to an Affiliate, another Lender, an Affiliate of another Lender, another bank or financial institution, or a trust or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or such other institution as the Borrower may agree in writing (the “New Lender”), or

(B)	change its Facility Office.

28.2	Conditions of assignment and transfer or change in Facility Office

(A)	No consent of the Borrower is required for an assignment or transfer by an Existing Lender.

(B)	No consent of the Borrower is required for a change in Facility Office. The Lender will notify the Borrower of the new Facility Office promptly on the change taking effect.

(C)	An assignment will only be effective on:

(i)

receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the relevant Finance Documents; and

(iii)

performance by the Facility Agent and the Security Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender (such checks not to be unreasonably held or delayed), the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(D)	A transfer will only be effective if the procedure set out in Clause 28.5 (Procedure for transfer) is complied with.

(E)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross-Up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(F)

Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement.

(G)

The Facility Agent shall only be obliged to execute an assignment agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

28.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD 2,500.

28.4	Limitation of responsibility of Existing Lenders

(A)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(B)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Facility and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(C)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

28.5	Procedure for transfer

(A)

Subject to the conditions set out in Clause 28.2 (Conditions of assignment and transfer or change in Facility Office) a transfer is effected in accordance with paragraph (C) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(B)

The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(C)	Subject to Clause 28.10 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Facility Agent, each Mandated Lead Arranger, the New Lender and the other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent such Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

28.6	Procedure for assignment

(A)

Subject to the conditions set out in Clause 28.2 (Conditions of assignment and transfer or change in Facility Office) an assignment may be effected in accordance with paragraph (C) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (B) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(B)

The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(C)	Subject to Clause 28.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(D)

Lenders may utilise procedures other than those set out in this Clause 28.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 28.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Conditions of assignment and transfer or change in Facility Office).

28.7	Copy of Transfer Certificate to the Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, Assignment Agreement or a Lender Accession Notice, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Lender Accession Notice.

28.8	Disclosure of information

(A)	Any Finance Party, its officers and agents may disclose to any of its Affiliates (including its head office, representative and branch offices in any jurisdiction) (each a “Permitted Party”) and:

(i)

to any person (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement (or any adviser on a need to know basis advising such person on any of the foregoing);

(ii)

to a professional adviser or a service provider of the Permitted Parties on a need to know basis advising such person on the rights and obligations under the Finance Documents or to an auditor of any Permitted Party on a need to know basis;

(iii)

with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor (or any adviser of any of the foregoing on a need to know basis advising such person on the rights and obligations under the Finance Documents);

(iv)

to any person appointed by that Finance Party to provide administration or settlement services in respect of one or more of the Finance Documents (including in relation to the trading of participations in respect of the Finance Documents) only on a need to know basis;

(v)

to any rating agency (provided only general terms are disclosed in relation to the rating of a portfolio of assets), insurer or insurance broker, a direct or indirect provider of credit protection in respect of the Finance Party’s participation in the Facility only on a need to know basis;

(vi)

to whom and to the extent that information is required to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vii)

subject to paragraph (B) below, to whom and to the extent that information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	to any other party to this Agreement; or

(ix)	to any person with the consent of the Borrower,

any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate if, in relation to paragraphs (i) to (iv) and (ix) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking (unless such person is already subject to professional confidentiality requirements which are no less stringent than those which are set out in a Confidentiality Undertaking) and provided that it shall itself ensure that all such information is kept confidential and is protected with security measures and a degree of care that would apply to its own confidential information.

(B)

If a Finance Party is required to make any disclosure in accordance with paragraph (A)(viii) above, it shall promptly notify the Borrower upon becoming aware of that requirement, save that there shall be no requirement to notify (1) where prohibited under law or regulation, (2) where prohibited under the applicable rules relating to the relevant procedure or situation described in paragraph (A)(vii) above, or (3) where notification would prejudice the position of the Finance Party under the relevant procedure or situation described in paragraph (A)(vii) above.

(C)

Nothing in any Finance Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU (DAC6).

28.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create any Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(A)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(B)

in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.10	Pro rata interest settlement

(A)

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.5 (Procedure for transfer) or any assignment pursuant to Clause 28.6 (Procedure for assignment) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(a)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(b)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(B)	In this Clause 28.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 28.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

28.11	Sub-Participations

In the event that any Lender sells sub-participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of all participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation (the “Participant Register”). A Loan may be participated in whole or in part only by registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Loan or its other obligations under any Finance Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or, if different, under Sections 871(h) or 881(c) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding anything to the contrary herein, a sub-participant shall not be entitled to receive any greater payment under Clause 13.2 or Clause 13.3 than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to receive a greater payment results from a change in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority binding on the participant that occurs after the participant acquired the applicable participation.

29	Changes to the Obligors

29.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Guarantors

(A)

The Parent shall procure that any member of the Group which has an interest in any Borrowing Base Asset or an interest in any shares of any member of the Group which directly or indirectly has an interest in any Borrowing Base Asset shall simultaneously with or prior to acquiring such interest become an Additional Guarantor.

(B)	A member of the Group shall become an Additional Guarantor if:

(i)	the Parent and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Obligor Accession Deed; and

(ii)

the Facility Agent has received all of the documents and other evidence listed in Schedule 10 (Additional Guarantor Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(C)

The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 10 (Additional Guarantor Conditions Precedent).

(D)

Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Agent gives the notification described in paragraph (C) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

29.3	Repetition of Representations

Delivery of an Obligor Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30	Role of the Facility Agent and the Arranger

30.1	Appointment of the Facility Agent

(A)	Each other Finance Party (other than the Facility Agent) appoints the Facility Agent to act in that capacity under and in connection with the Finance Documents.

(B)

Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Duties of the Facility Agent

(A)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(B)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(C)

If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(D)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to an Agent or a Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(E)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

30.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has obligations of any kind to any other Party under or in connection with any Finance Document.

30.4	No fiduciary duties

(A)	Except as specifically provided in the Finance Documents, nothing in this Agreement constitutes an Agent or a Mandated Lead Arranger as a trustee or fiduciary of any other person.

(B)	No Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.5	Business with the Group

Each Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.6	Rights and discretions of Agents

(A)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(B)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Lenders (or any consistent majority of Lenders) has not been exercised; and

(iii)	any notice or request made by an Obligor (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(C)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(D)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(E)	Unless a Finance Document expressly provides otherwise, each Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(F)	Without prejudice to the generality of paragraph (E) above, each Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Non-Funding Lender to the Borrower and to the other Finance Parties.

(G)

Notwithstanding any other provision of any Finance Document to the contrary, no Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

30.7	Lenders’ instructions

(A)

Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders,

in each case, in accordance with this Agreement and the Intercreditor Agreement (or, if so instructed, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such instructions.

(B)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(C)

Each Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders in accordance with this Agreement and the Intercreditor Agreement until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(D)

In the absence of instructions in accordance with this Agreement and the Intercreditor Agreement each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(E)	Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(F)

Each Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

30.8	Responsibility for documentation

No Agent nor any Mandated Lead Arranger:

(A)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Agent, a Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(B)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

30.9	No duty to monitor

No Agent shall be bound to enquire:

(A)	whether or not any Default has occurred;

(B)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(C)	whether any other event specified in any Finance Document has occurred.

30.10	Exclusion of liability

(A)

Without limiting paragraph (B) below (and without prejudice to the provisions of paragraph (E) of Clause 31.10 (Disruption to Payment Systems etc.)), no Agent shall be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(B)

No Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of that Agent in respect of any claim it might have against it or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the relevant Agent may rely on this Clause.

(C)

An Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

30.11	Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, in relation to any FATCA-related liability, for negligence or any other category of liability whatsoever) incurred by it (otherwise than by reason of the relevant Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding the relevant Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the relevant Agent) in acting as an Agent under the Finance Documents (unless the relevant Agent has been reimbursed by an Obligor pursuant to a Finance Document).

30.12	Resignation of an Agent

(A)	An Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(B)	Alternatively, an Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent.

(C)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (B) above within 30 days after notice of resignation was given, the relevant Agent may (with the prior written consent of the Borrower) appoint a successor Agent (acting through an office in the United Kingdom).

(D)

A retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. This obligation shall not apply in the event the Agent is required to resign pursuant to paragraph (G) below.

(E)	An Agent’s resignation notice shall only take effect upon the appointment of a successor.

(F)

Upon the appointment of a successor, a retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agents) and this Clause 30. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(G)	After consultation with the Borrower, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (B) above.

(H)

The Facility Agent shall resign in accordance with paragraph (B) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (C) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)

the Facility Agent fails to respond to a request under Clause 13.7 (FATCA Information) and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Facility Agent pursuant to Clause 13.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign.

30.13	Replacement of the Facility Agent

(A)

After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(B)

The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(C)

The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (B) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agents) and this Clause 30.13 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(D)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.14	Confidentiality

(A)

In acting as agent for the Finance Parties, an Agent shall be regarded as acting through its agency division or, in the case of the Technical Bank and the Modelling Bank, through the relevant division performing the role which shall be treated as a separate entity from any other of its divisions or departments.

(B)

If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and the relevant Agent shall not be deemed to have notice of it.

30.15	Facility Agent relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

30.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(A)	the financial condition, status and nature of the Guarantor and each member of the Group;

(B)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(C)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(D)

the adequacy, accuracy and/or completeness of any information provided by the Agents, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

30.17	Deductions from amounts payable by Agents

If any Party owes an amount to an Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amounts so deducted.

30.18	The Register

The Facility Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each assignment or transfer delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Part 12

Administration, Costs and Expenses

31	Payment Mechanics

31.1	Payments to the Facility Agent

(A)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than any Hedging Agreement), that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(B)	Payment shall be made to such account in London (or, as the case may be, Paris or New York) as the Facility Agent specifies.

31.2	Distributions by the Facility Agent

Subject to the terms of the Intercreditor Agreement, each payment received by the Facility Agent under the Finance Documents for another Party shall be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in London (or, as the case may be, Paris or New York).

31.3	Clawback

(A)

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(B)

If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

31.4	Impaired Facility Agent

(A)

If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 31.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with a bank or financial institution (a) which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s or Baa1 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency and (b) in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments shall be made on the due date for payment under the Finance Documents.

(B)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(C)

A Party which has made a payment in accordance with this Clause 31.4 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(D)

Promptly upon the appointment of a successor Facility Agent in accordance with Clause 30.13 (Replacement of the Facility Agent and the Security Agents), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (E) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Facility Agent).

(E)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (D) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.5	Partial Payments

(A)

If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid amount owing to the Security Agent under the Finance Documents;

(ii)	second, in or towards payment pro rata of any unpaid amount owing to the Facility Agent or another Agent under the Finance Documents;

(iii)	third, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iv)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(B)	This Clause will override any appropriation made by an Obligor.

(C)

Notwithstanding the foregoing or any other provision of a Finance Document, amounts received from any Guarantor shall not be applied to any obligation that is an Excluded Swap Obligation of such Guarantor.

31.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days

(A)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(B)

During any extension of the due date for payment of any principal or Unpaid Sum under the Finance Documents, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

(A)	Subject to paragraphs (B) to (E) below, the base currency is the currency of account and payment for any sum due from an Obligor under any Finance Document and is the US Dollar (“Base Currency”).

(B)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(C)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(D)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(E)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.9	Change of currency

(A)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent acting reasonably (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(B)

If a change in any currency of a country occurs, the Parties will enter negotiations in good faith with a view to agreeing any amendments which may be necessary to this Agreement to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

31.10	Disruption to Payment Systems etc.

If either the Facility Agent determines (acting reasonably) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(A)

the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility (including, without limitation, changes to the timing and mechanics of payments due under the Finance Documents) as the Facility Agent may deem necessary in the circumstances;

(B)

the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (A) above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(C)

the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (A) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(D)

any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 40 (Amendments and Waivers);

(E)

the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause; and

(F)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (D) above.

32	Set-Off

Subject to the terms of the Intercreditor Agreement and without prejudice to the rights of the Finance Parties at law, at any time after an Event of Default has occurred and which is continuing, a Finance Party (other than a Non-Funding Lender) may, on giving notice to the relevant Obligor, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33	Costs and Expenses

33.1	Transaction expenses

The Borrower shall within 15 Business Days of demand, pay the Facility Agent and each Mandated Lead Arranger the amount of all fees, costs and expenses reasonably incurred by any of them in connection with the negotiation, preparation, printing, and execution of:

(A)	this Agreement and any other documents referred to in this Agreement; and

(B)	any other Finance Documents executed after the date of this Agreement.

33.2	Amendment costs

If:

(A)	an Obligor requests an amendment, waiver or consent; or

(B)	an amendment is required pursuant to Clause 31.9 (Change of currency),

the Borrower shall, within 15 Business Days of demand, reimburse the Facility Agent for the amount of all fees, costs and expenses reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

33.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all fees, costs and expenses incurred by that Finance Party in connection with the enforcement or attempted enforcement of, or the preservation of any rights under, any Finance Document.

34	Notices

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	[*****]

[*****]

(A)	[*****]

(B)	[*****]

(C)	[*****]

[*****]

34.3	Delivery

(A)	Subject to Clause 34.5 (Electronic communication), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(B)

Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(C)	All notices from or to an Obligor shall be sent through the Facility Agent.

(D)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of contact details

Promptly upon receipt of notification of a change of contact details pursuant to Clause 34.2 (Addresses) or changing its own contact details, the Facility Agent shall notify the other Parties.

34.5	Electronic communication

(A)

Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(B)

Any such electronic communication or document as specified in paragraph (A) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose, it being specified that any communication to the Security Agent delivered by email shall only be treated as having been received upon written confirmation of receipt by the Security Agent and an automatically generated “read” or “received” receipt shall not constitute such confirmation. The Security Agent agrees to use reasonable endeavours to send written confirmations of receipt of emails promptly and in any case within one Business Day after receipt of such emails.

34.6	English language

(A)	Any notice given under or in connection with any Finance Document shall be in English.

(B)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)

if not in English, and if so required by either the Facility Agent or the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35	USA Patriot Act

Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

36	Calculations and Certificates

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest or proven error, prima facie evidence of the matters to which it relates.

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

37	Disclosure to numbering service providers

(A)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Facility Agent and Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	the Final Maturity Date;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(B)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

38	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

40	Amendments and Waivers

40.1	Required consents

(A)

Subject to Clause 40.2 (Exceptions) and to paragraph (D) below, any term of the Finance Documents (other than a waiver of a Condition Precedent or a condition subsequent, which shall be made pursuant to Clause 2.3 (Waivers of Conditions Precedent)) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(B)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(C)	Paragraph (C) of Clause 28.10 (Pro rata interest settlement) shall apply to this Clause 40.

(D)

Notwithstanding the terms of this Clause 40, in relation to an amendment, variation or waiver of the terms of the Intercreditor Agreement or the Security Documents, the terms of the Intercreditor Agreement shall prevail.

40.2	Exceptions

(A)	Subject to Clause 40.3 (Replacement of Screen Rate), the following may not be effected without the consent of all the Lenders.

(i)	amending the definition of “Illegality Lender”, “Majority Lenders”, “Sanctioned Country”, “Sanctions”, “Sanctions Authorities”, “Sanctions List”, “Sanctions Regime” or “Sanctions Restricted Party”;

(ii)

amending, varying or waiving Clause 4 (Finance Parties’ Rights and Obligations) and/or any other term of any Finance Document which relates to the rights and/or obligations of each Finance Party being several;

(iii)	varying the date for, or altering the amount or currency of, any payment to Lenders under the Finance Documents;

(iv)

increasing or extending the Commitment of a Lender (other than an increase in accordance with Clause 3.2 (Additional Commitments) or Clause 8.9 (Right of repayment and cancellation in relation to a single Lender));

(v)	amending varying or waiving a term of any Finance Document which expressly requires the consent of all the Lenders;

(vi)	amending, varying or waiving this Clause 40;

(vii)

any release of Security Interests granted pursuant to any Security Document (other than and subject to Clause 26.32 (Conditions subsequent) the Vaalco Gabon English Law Security Agreement) or any amendment, waiver or variation of the obligations of any Obligor pursuant to Clause 23.1 (Guarantee and indemnity); or

(viii)

amending, varying or waiving Clause 8.2 (Illegality and Sanctions), Clause 24.24 (Sanctions), Clause 24.25 (Anti-corruption law), Clause 26.26 (Application of the Loans) or Clause 26.27 (Anti-corruption law).

(B)	An amendment or waiver which relates to the rights or obligations of an Agent or an Account Bank may not be effected without the consent of that Agent or that Account Bank.

(C)

Any release of Security Interests granted pursuant to any Security Document, an amendment or waiver which relates to Clause 19.2 (Withdrawals), Clause 23 (Guarantee and Indemnity) and the rights or obligations of a Hedging Counterparty, in each case, may not be effected without the consent of the relevant Hedging Counterparty.

40.3	Replacement of Screen Rate

(A)	Subject to Clause 40.2(B), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark; and

(ii)

(a)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(b)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(c)	implementing market conventions applicable to that Replacement Benchmark;

(d)	providing for appropriate fallback (and market disruption provisions) for that Replacement Benchmark; or

(e)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(B)	If, as at 30 September 2022 this Agreement provides that the rate of interest for a Loan is to be determined by reference to the Screen Rate for LIBOR:

(i)	a Screen Rate Replacement Event shall be deemed to have occurred on that date in relation to the Screen Rate; and

(ii)

the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrower shall enter into negotiations in good faith with a view to agreeing the use of a Replacement Benchmark in place of the Screen Rate from and including a date no later than 31 May 2023.

40.4	Excluded Commitments

If:

(A)

any Non-Funding Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made; or

(B)	any Lender which is not a Non-Funding Lender fails to respond to such a request or such a vote within 15 Business Days of that request being made,

(unless, in either case, the Borrower and the Facility Agent agree to a longer time period in relation to any request):

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

40.5	Disenfranchisement of Non-Funding Lenders

(A)	For so long as a Non-Funding Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(a)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(b)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Non-Funding Lender’s Commitments will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Non- Funding Lender’s Total Commitments being zero, that Non-Funding Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(B)	For the purposes of this Clause 40.5, the Facility Agent may assume that the following Lenders are Non-Funding Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Non- Funding Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in of the definition of “Non-Funding Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Non-Funding Lender.

41	Counterparts

(A)	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

(B)	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

Part 13

Governing Law and Enforcement

42	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

43	Jurisdiction

43.1	Arbitration

(A)

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (the “LCIA Rules”) in effect as at the date of commencement of the arbitration, which LCIA Rules are deemed to be incorporated by reference into this Clause 43, save that the waiver of rights to appeal, review or recourse to any state court or other legal authority set out in Article 26.8 of the LCIA Rules (or such equivalent provision in any subsequent version of the LCIA Rules) shall not apply or be incorporated into this Agreement. The number of arbitrators shall be three. The Claimant (or Claimants jointly) shall nominate one arbitrator for appointment by the LCIA Court. The Respondent (or Respondents jointly) shall nominate one arbitrator for appointment by the LCIA Court. The arbitrators nominated by the parties shall, within 14 days of the nomination of the second of them, nominate the third arbitrator who shall act as presiding arbitrator. If no such nomination is made within that time limit, then the LCIA Court shall select and appoint the presiding arbitrator. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English.

(B)

Notwithstanding the provisions of this Clause 43.1, either Party shall have the right to commence and pursue proceedings for interim or conservatory relief against the other Party in any court having jurisdiction.

(C)

Judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction whether in accordance with the New York Convention of 1958 on Recognition and Enforcement of Arbitration Awards or otherwise.

43.2	Consolidation of arbitrations

(A)

Where disputes arise out of or in connection with this Agreement and out of or in connection with any other Finance Document which, in the absolute discretion of the first arbitral tribunal to be appointed in any of the disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitral tribunal shall have the power to order that the proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have yet been instituted), provided that no date for the final hearing of the first arbitration has been fixed. If that arbitral tribunal so orders, the parties to each dispute which is a subject of its order shall be treated as having consented to that dispute being finally decided:

(i)	by the arbitral tribunal that ordered the consolidation unless the LCIA decides that that arbitral tribunal would not be suitable or impartial; and

(ii)

in accordance with the procedure, at the seat (or legal place) and in the language specified in the relevant Finance Document under which the arbitral tribunal that ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of any such agreement, ordered by the arbitral tribunal in the consolidated proceedings.

(B)

Paragraph (A) above shall apply even where powers to consolidate proceedings exist under any applicable arbitration rules (including those of an arbitral institution) and, in such circumstances, the provisions of paragraph (A) above shall apply in addition to those powers.

43.3	Confidentiality

The Parties shall keep confidential and not disclose to any non-party the existence of the arbitration or the content of the arbitral proceedings (including all awards and orders in the arbitration, as well as all materials created for the purpose of the arbitration not otherwise in the public domain), save and to the extent that a disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

43.4	Inter-bank disputes

The Finance Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement, or the subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) of this Agreement, involving one or several Finance Parties with no involvement of any Obligor.

43.5	Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY LITIGATION IN ANY UNITED STATES FEDERAL OR STATE COURT DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCE DOCUMENTS OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER/GUARANTOR RELATIONSHIP. Each party hereto hereby acknowledges that this waiver is a material inducement to enter into a business relationship, it has relied on this waiver in entering into this Agreement, and it will continue to rely on this waiver in related future dealings. Each party hereto hereby further warrants and represents that it has reviewed this waiver with its legal counsel and it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED OTHER THAN BY A WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS CLAUSE 43 AND EXECUTED BY EACH OF THE PARTIES HERETO. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

44	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(A)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(B)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Lenders

Specified Period	Glencore Energy UK Ltd.	Total Commitments ($)
From the date of this Agreement up to and including 30 September 2023	50,000,000	50,000,000
From (and including) 1 October 2023 up to (and including) 31 March 2024	43,750,000	43,750,000
From (and including) 1 April 2024 up to (and including) 30 September 2024	37,500,000	37,500,000
From (and including) 1 October 2024 up to (and including) 31 March 2025	31,250,000	31,250,000
From (and including) 1 April 2025 up to (and including) 30 September 2025	25,000,000	25,000,000
From (and including) 1 October 2025 up to (and including) 31 March 2026	18,750,000	18,750,000
From (and including) 1 April 2026 up to (and including) 30 September 2026	12,500,000	12,500,000
From (and including) 1 October 2026 up to (and including) the Final Maturity Date	6,250,000	6,250,000
On and from the Final Maturity Date	0	0

Schedule 2

Conditions Precedent

1	Original Obligors

(A)

A copy of the constitutional documents of each original Obligor and, if such Obligor is a US Obligor, a certificate as to the existence and good standing (including verification of tax status, if generally available) of such US Obligor from the appropriate governmental authorities in such US Obligor’s jurisdiction of organisation, in form and substance satisfactory to the Facility Agent and its counsel.

(B)	Certification as to solvency of the original Obligors taken as a whole, signed by the chief financial officer of the Parent, in form and substance satisfactory to the Facility Agent and its counsel.

(C)	A copy of a resolution of the board of directors of each original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising the Parent to act as its agent in connection with the Finance Documents.

(D)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (C) above.

(E)

A certificate of the Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on that Obligor to be exceeded.

(F)

A certificate of an authorised signatory of the relevant original Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	Finance Documents

(A)	This Agreement duly executed by all original parties to it.

(B)	The Intercreditor Agreement executed by all original parties to it.

(C)	The Deed of Subordination executed by Vaalco Gabon and the Borrower.

(D)	The Fee Letters duly executed by all parties.

(E)	The Borrower NY Law Security Agreement executed by all parties to it.

(F)	The Parent NY Law Pledge and Security Agreement executed by all parties to it.

(G)	The Vaalco Gabon NY Law Security Agreement executed by all parties to it.

(H)	The Parent English Law Security Agreement executed by all parties to it.

(I)	The Vaalco Gabon English Law Security Agreement executed by all parties to it.

(J)	The Gabonese Law Security Agreement executed by all parties to it.

(K)	A copy of all notices required to be sent under the Security Documents referred to in paragraphs (E) to (J) above, executed by the relevant Obligor.

(L)

A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Security Documents referred to in paragraph (F) above.

(M)	Evidence that the following registrations have been made in respect of the Security Documents referred to above:

(i)

appropriately completed UCC financing statements (Form UCC 1), naming each Obligor as debtor and the Security Agent as secured party, in form appropriate for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Parent NY Law Pledge and Security Agreement, the Borrower NY Law Security Agreement and the Vaalco Gabon NY Law Security Agreement, covering the applicable Security; and

(ii)	copies of UCC lien search reports, listing all effective financing statements, if any, that name any Obligor as debtor and that are filed in the jurisdictions referred to in clause (i).

(N)	The Offshore Account Bank Agreement.

(O)	The Onshore Account Bank Agreement.

3	Other Transaction Documents

(A)	A copy of each Commercial Contract duly executed by all parties to it.

(B)	A copy of the Initial Reserves Report.

(C)	A copy of each Project Document.

4	Legal opinions

(A)

A capacity legal opinion of the legal advisers to the Obligors, addressed to the Original Lenders, the Security Agent and the Facility Agent, in respect of the relevant jurisdiction of incorporation of each Obligor, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(B)

An English law enforceability legal opinion of the legal advisers to the Original Lenders, addressed to the Original Lenders, the Security Agent and the Facility Agent, in respect of the Finance Documents governed by English law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(C)

A New York law enforceability legal opinion of the legal advisers to the Original Lenders, addressed to the Original Lenders, the Security Agent and the Facility Agent, in respect of the Finance Documents governed by New York law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(D)

A Gabonese law enforceability legal opinion of the legal advisers to the Original Lenders, addressed to the Original Lenders, the Security Agent and the Facility Agent, in respect of the Finance Documents governed by Gabonese law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5	Project accounts

(A)	Evidence that the Project Accounts have been opened.

(B)	Evidence that all Authorisations required under the CEMAC FX Regulation in respect of a Project Account have been obtained.

6	Other documents and evidence

(A)

A letter from Marsh Limited, insurance broker dated on or around the date of this Agreement confirming that (i) the insurance for the Group in respect of the Borrowing Base Assets at the date of this Agreement is at a level which is acceptable and consistent with industry practice, (ii) all premiums have been paid and (iii) the Security Agent has been named additional insured or loss-payee, as applicable.

(B)	A copy of the Initial Forecast.

(C)	A copy of the Initial Group Cash Flow Projection.

(D)

Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 13.5 (Stamp taxes) and Clause 33 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(E)	A copy of the declaration of foreign borrowing in respect of the Shareholder Loan Agreement to:

(i)	the Ministry in charge of Money and Credit; and

(ii)	the Bank of Central African States,

made in accordance with the CEMAC FX Regulation and dated no less than 30 days prior.

(F)

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

(G)	A certified copy of the Parent’s most recent audited financial statements.

(H)	A Group structure chart.

(I)	Confirmation from each Finance Party that all applicable “know your customer” and similar requirements have been met.

Schedule 3

Utilisation Requests

From:     [●] (the “Borrower”)

To:         [●] (the “Facility Agent”)

Dated:

Dear Sirs

VAALCO GABON (ETAME), INC. – Facility Agreement

dated [●] (as amended or as amended and restated from time to time) (the “Agreement”)

1

We refer to the Agreement. This is a Utilisation Request in respect of a Utilisation under the Facility. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan under the Facility on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the
next Business Day)

Amount:	[●] or, if less, the Available Facility

Amount attributable to interest payments	[●]

Interest Period:	[●]

3	We hereby certify that on the proposed Utilisation Date:

(a)	no Default or Event of Default is continuing or will result from the proposed Loan;

(b)	the proceeds of the Loan will be used for [ ] in accordance with the Agreement; and

(c)

the Repeating Representations to be made by each Obligor on the proposed Utilisation Date are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects).

4

The proceeds of this Loan should be credited to the Offshore Proceeds Account and to the extent an amount has been attributed to interest payments above, such amount shall be applied towards the payment of interest on the Facility.

5	This Utilisation Request is irrevocable and is a Finance Document.

Yours faithfully

……………………………………

Authorised Signatory for

VAALCO GABON (ETAME), INC.

Schedule 4

Form of Transfer Certificate

To:         [         ] as Facility Agent (the “Facility Agent”)

From:    [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Dear Sirs

VAALCO GABON (ETAME), INC. – Facility Agreement

dated [●] (as amended or as amended and restated from time to time) (the “Agreement”)

1

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 28.5 (Procedure for transfer):

(A)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28.5 (Procedure for transfer).

(B)	The proposed Transfer Date is [●].

(C)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 28.4(C) (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate or any non-contractual obligations arising out of or in connection with it governed by English law.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Security Interest created or expressed to be created in favour of the Security Agent pursuant to the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Security Interest created or expressed to be created in favour of the Security Agent pursuant to the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitments/rights and obligations to be transferred

[Insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

[ ] as Facility Agent

By:

Schedule 5

Form of Assignment Agreement

To:         [         ] as Facility Agent and [         ] as Parent, for and on behalf of each Obligor

From:         [the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dated:

[Company] – [                  ] Facility Agreement dated

[         ] (the "Agreement")

1.

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 28.6 (Procedure for assignment) of the Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.[1]

3.	The proposed Transfer Date is [].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 28.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

7.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

[1]

If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at primary documentation stage.

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

8.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [                ]) and is tax resident in [                ][2], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Parent notify the Borrower that it wishes that scheme to apply to this Agreement.][3]

[8/9].

This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 28.7 (Copy of Transfer Certificate to the Borrower) of the Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[11/12].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[12/13].	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[13/14].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

[2]	Insert jurisdiction of tax residence.
[3]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[Insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [              ].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:

Schedule 6

Form of Lender Accession Notice

To:         [          ] as Facility Agent

From:    [Additional Lender]

Dated:

Dear Sirs,

VAALCO GABON (ETAME), INC. – Facility Agreement

dated [●] (as amended or as amended and restated from time to time) (the “Facility Agreement”)

1

We refer to the Facility Agreement. This is a Lender Accession Notice. Terms defined in the Facility Agreement have the same meaning in this Lender Accession Notice unless given a different meaning in this Lender Accession Notice.

2	[Additional Lender] agrees:

(a)	to be bound by the terms of the Facility Agreement as a Lender pursuant to Clause [ 3.2 ] (Additional Commitment) of the Facility Agreement; and

(b)	to be bound by the terms of the Intercreditor Agreement as a [Lender/Creditor].

3	[Additional Lender]’s Additional Commitment is USD [ ].

4	[Additional Lender’s] administrative details are as follows:

Account details:	[ ]

Facility Office Address:	[ ]

Telephone No.:	[ ]

Fax No.:	[ ]

Attention:	[ ]

5	This Lender Accession Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

6	This Lender Accession Notice has been delivered as a deed on the date stated at the beginning of this Lender Accession Notice.

[Additional Lender]

By:

This Lender Accession Notice is accepted by the Facility Agent and the Additional Commitment Date is confirmed as [         ].

[         ] as Facility Agent

By:

Schedule 7

Form of Compliance Certificate

To:         [         ] as Facility Agent

From:    [VAALCO ENERGY, INC.]

Date:

Dear Sirs

VAALCO GABON (ETAME), INC. – Facility Agreement

dated [●] (as amended or as amended and restated from time to time) (the “Agreement”)

1

We refer to the Agreement. This is Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that the financial statements supplied to the Facility Agent pursuant to clause 22.1 of the Agreement:

(A)	is certified by an Authorised Signatory of [the Parent] / [Vaalco Gabon SA] as a true and correct copy; and

(B)	[gives a true and fair view of]4 / [fairly represents][5] the financial condition of [the Parent] / [Vaalco Gabon SA] for the period to the date on which those financial statements were drawn up.

3	[We confirm that as at [ ], being the last occurring Calculation Date:

(A)	the ratio of Consolidated Total Net Debt to EBITDAX was [ ]; and

(B)	the Consolidated Cash and Cash Equivalents was [ ].

4	We set out below the calculations establishing the figures in paragraph 2 above:

[●]6

5	We confirm that as at [●], so far as we are aware having made diligent enquiries, no Default has occurred or is continuing.[7]

Yours faithfully

4 Insert if audited.

5 Insert if unaudited.

6 Insert when providing the financial statements of the Parent.

7 Note – If this statement cannot be made, the certificate should identify any Default that has occurred or is continuing and the action taken, or proposed to be taken, to remedy it.

.......................................................................	.......................................................................
Authorised Signatory for	Authorised Signatory for
VAALCO ENERGY, INC.	VAALCO ENERGY, INC.

Schedule 8

Form of Confidentiality Undertaking

To:         [Purchaser’s details]

Re:

VAALCO GABON (ETAME), INC. – Facility Agreement dated [●] (as amended or as amended and restated from time to time) (the “Facility”)

[insert date]

Dear Sirs

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1	Confidentiality Undertaking: You undertake:

(A)

to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures with a degree of care not less than that which you would apply to your own confidential information;

(B)

to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us;

(C)	to use the Confidential Information only for the Permitted Purpose;

(D)

to ensure that any person to whom you pass any Confidential Information in accordance with paragraph 2 (unless disclosed under paragraph 2(B) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(E)

not to make enquiries in relation to the Confidential Information of any other person, whether a third party or any member of the Group or any of their officers, directors, employees or professional advisers, save for such officers, directors, employees or professional advisers as may be expressly nominated by us for this purpose, provided that this paragraph shall not prevent or restrict you from conducting and completing all necessary and appropriate due diligence in accordance with your normal credit and underwriting approval processes and as required to be performed in order to obtain any requisite credit or underwriting approvals in relation to your possible participation in the Facility.

2	Permitted Disclosure: We agree that you may disclose Confidential Information:

(A)

to members of the Participant Group and their officers, directors, employees, consultants and professional advisers but only to the extent necessary for the proper fulfilment of the Permitted Purpose, provided that:

(i)

such information is disclosed strictly on a need to know basis and provided that the Confidential Information may not be disclosed to any person in the Participant Group who is not working directly on matters concerning your participation in the Facility; and

(ii)

appropriate information barriers or other procedures as may be necessary are in place to ensure there can be no unauthorised disclosure of, or access to, the Confidential Information to any such person referred to in paragraph (i) above;

(B)

(i) where required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(C)	with our prior written consent.

3

Notification of Required or Unauthorised Disclosure: You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(B) above (in advance where reasonable and practicable) or immediately upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4

Return of Copies: If we so request in writing, you shall return all Confidential Information supplied to you by us or any member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body, or where the Confidential Information has been disclosed in accordance with paragraph 2(B) above.

5

Continuing Obligations: The obligations in the preceding paragraphs of this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us, irrespective of their outcome. Notwithstanding the previous sentence, the obligations in this letter shall cease twelve months after you have returned all Confidential Information and destroyed or permanently erased all copies of Confidential Information made by you to the extent required pursuant to paragraph 4 above.

6	No Representation; Consequences of Breach, etc.: You acknowledge and agree that:

(A)

neither we nor any of our officers, employees or advisers, and no other member of the Group and none of the officers, employees or advisers of any member of the Group (each a “Relevant Person”), (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any other member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(B)

we and other members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you or any other person.

7

Inside Information: You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose. As a result of being given the Confidential Information you may well become insiders and, therefore, be unable to take certain actions which you would otherwise be able to take.

8

No Waiver; Amendments, etc.: This letter shall not affect any other obligation owed by you to any member of the Group. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us and you.

9

Entire agreement: This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

10

Nature of Undertakings: The undertakings and acknowledgements given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each other member of the Group.

11	Third party rights:

(A)

Each other member of the Group and each Relevant Person (each a “Third Party”) may enforce the terms of this letter by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”). This paragraph 11(A) confers a benefit on each Third Party, and, subject to the remaining provisions of this paragraph 11, is intended to be enforceable by each Third Party by virtue of the Third Parties Act.

(B)	Subject to paragraph (A) above, a person who is not a party to this letter has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this letter.

(C)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any person to rescind or vary this letter at any time.

12

Counterparts: This letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute one and the same instrument.

13

Governing Law and Jurisdiction: Any matter, claim or dispute, whether contractual or non- contractual, arising out of or in connection with this letter (including the agreement constituted by your acknowledgement of its terms), is to be governed by and determined in accordance with English law, and the parties submit to the non-exclusive jurisdiction of the English courts.

14	Definitions and Construction: In this letter (including the acknowledgement set out below):

“Confidential Information” means any and all information relating to the Borrower, the Group and the Facility, provided to you by us or any member of the Group or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information and information regarding all discussions and negotiations between us (including information regarding the outcome of such discussions or negotiations), but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any member of the Group or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means, in respect of a person, that person and that person’s Holding Companies and each of their respective Subsidiaries;

“Holding Company” means, in relation to a company, any other company in respect of which it is a Subsidiary;

“Participant Group” means you, and each of your Holding Companies and Subsidiaries;

“Permitted Purpose” means considering and evaluating whether to enter into contracts with us in relation to your participation in the Facility; and

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

Please acknowledge your agreement to the above by signing and returning the enclosed copy. Yours faithfully

…................................

For and on behalf of [Seller]

To:         [Seller]

We acknowledge and agree to the above:

…................................

For and on behalf of [Purchaser]

Schedule 9

Form of Deed of Subordination

This Deed is dated [         ] and made between:

(1)	[●] (the “Obligor”);

(2)

[●] in its capacity as Security Agent for the Secured Creditors on the terms and conditions set out in the Intercreditor Agreement (the “Security Agent”) which expression includes its successors in title and assigns or any person appointed as an additional trustee for the purpose of and in accordance with the Intercreditor Agreement; and

(3)	[●] (the “Subordinated Party”).

Background:

(1)	Pursuant to the Agreement (as defined below), the Lenders have agreed to make available a USD [●] loan facility to (among others) the Subordinated Party.

(2)	The Subordinated Party has agreed to make, or may in the future make, loans available to the Obligor.

(3)	The Obligor and the Subordinated Party have agreed that the Subordinated Debt (as defined below) shall be subordinated to the claims of the Secured Creditors on the terms of this Deed.

It is agreed as follows:

1	Definitions and Interpretation

1.1	Definitions

In this Deed:

“Permitted Payment” means any payment or receipt expressly permitted by Clause 4 (Permitted Payments) so long as it is so permitted;

“Subordinated Debt” means all present and future moneys, debts, obligations and liabilities which are, or are expressed to be, or may become due, owing or payable by the Obligor to the Subordinated Party (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise);

“Subordinated Documents” means any document evidencing or recording the terms of any Subordinated Debt including the intercompany loan agreement dated 29 November 2021 between the Obligor as borrower and the Subordinated Party as lender; and

“Subordination Period” means the period beginning on the date of this Deed and ending on the date on which all the Secured Obligations have been unconditionally and irrevocably paid or discharged or satisfied in full and all commitments of the Secured Creditors have expired or been cancelled.

1.2	Incorporation of defined terms

Terms defined in Clause 1.1 (Definitions) of the facility agreement dated on or about the date hereof between, among others, VAALCO GABON (ETAME), INC. as Borrower, Vaalco Energy Inc. and Vaalco Gabon S.A. as Guarantors and Glencore Energy UK Ltd as Facility Agent, Mandated Lead Arranger, Technical Bank and Modelling Bank and the Original Lenders listed therein (as amended or as amended and restated from time to time) (the “Agreement”) shall have the same meaning and construction when used herein.

1.3	Construction of particular terms

The rules of construction and interpretation set out in Clause 1.2 (Construction) and Clause 1.3 (Interpretation) of the Agreement shall apply to this Deed as if expressly set out herein.

1.4	The Security Agent

(a)

The Security Agent has agreed to become party to this Deed only for the purpose of taking the benefit of the contractual provisions expressed to be given for the benefit of the Security Agent and the better preservation of its rights on behalf of the Secured Parties under the Security Documents. The Security Agent shall not assume any responsibility or liability for and of the obligations of any other party by entering into this Deed.

(b)

The Parties acknowledge and agree that the Security Agent is entering into this Deed as Security Agent under the Intercreditor Agreement. As such, the Security Agent shall be entitled, in performing any of its duties under this Deed, to all rights, privileges, protections, immunities, indemnities and limitations of liability provided to the Security Agent under the Intercreditor Agreement, which rights, privileges, protections, immunities and limitations are specifically incorporated herein by this reference therein.

1.5	Third Party Rights

(a)

Subject to Clause 1.5(b), the parties to this Deed do not intend that any term of this Deed should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

(b)	Each of the Secured Creditors shall have the right to enforce the terms of this Deed.

2	Ranking

During the Subordination Period:

(a)	the Secured Obligations shall rank senior in priority to the Subordinated Debt; and

(b)	as between the Secured Creditors, nothing in this Deed shall prejudice the ranking of the Secured Obligations as set forth in the Intercreditor Agreement.

3	Undertakings

3.1	Undertakings of the Obligor

(a)	During the Subordination Period the Obligor shall not, and the Subordinated Party shall not require the Obligor to:

(i)

pay, repay or prepay any principal, interest or other amount on or in respect of, or make any distribution in respect of, or redeem, purchase, acquire or defease, any of the Subordinated Debt whether in cash or in kind;

(ii)	exercise any set-off against any Subordinated Debt;

(iii)	create or permit to subsist any Security over any of its assets, or give any guarantee, for, or in respect of, any Subordinated Debt;

(iv)	amend, terminate or give any waiver or consent under the Subordinated Documents, other than any amendment, termination, waiver or consent purely of a technical or administrative nature; or

(v)	take or omit to take any action whereby the ranking and/or subordination contemplated by this Deed might be impaired or terminated.

(b)	Notwithstanding paragraph (a) above, the Obligor may:

(i)	do anything prohibited by paragraph (a) above with the prior written consent of the Security Agent; and

(ii)	make any Permitted Payment.

3.2	Undertakings of the Subordinated Party

(a)	During the Subordination Period, the Subordinated Party shall not:

(i)

demand or receive payment, repayment or prepayment of any principal, interest or other amount on or in respect of, or any distribution in respect of, the Subordinated Debt in cash or in kind or apply any money or property in or towards discharge of the Subordinated Debt;

(ii)	exercise any set-off against the Subordinated Debt;

(iii)	permit to subsist or receive any Security, or any guarantee, for, or in respect of, the Subordinated Debt;

(iv)	amend, terminate or give any waiver or consent under any Subordinated Document, other than any amendment, termination, waiver or consent purely of a technical or administrative nature;

(v)	take or omit to take any action whereby the ranking and/or subordination contemplated by this Deed might be impaired;

(vi)	take any Enforcement Action in relation to the Subordinated Debt; or

(vii)	assign, transfer or otherwise dispose of any of its rights, benefit, title or interest in or to the Subordinated Debt.

(b)	Notwithstanding paragraph (a) above, the Subordinated Party may:

(i)	do anything prohibited by paragraph (a) above with the prior written consent of the Security Agent; and

(ii)	receive and retain a Permitted Payment.

4	Permitted Payments

Subject to Clause 6 (Turnover) and Clause 7 (Subordination on Insolvency), an Obligor may pay and the Subordinated Party may receive an retain payments of interest and principal (and such payment or receipt to include payment or receipt by way of set-off on the Subordinated Debt) which is:

(a)	made in accordance with Clause 26.23 (Distributions) of the Facility Agreement; or

(b)	with the prior consent of the Majority Lenders.

5	Representations

5.1	Representations of the Subordinated Party

The Subordinated Party makes the representations and warranties set out in this Clause 5.1 on the date of this Deed:

(a)

It is duly incorporated (if a corporate person) or duly established (in any other case except for a natural person) and validly existing under the law of its jurisdiction of incorporation or formation.

(b)

It has the power to own its assets and carry on its business as it is being and is proposed to be, conducted, and it has the power to enter into and perform all its obligations under this Deed and the transactions contemplated by this Deed.

(c)	The obligations expressed to be assumed by it under this Deed are legal, valid, binding and enforceable obligations.

(d)	The entry into and performance by it of, and the transactions contemplated by, this Deed does not and will not conflict with:

(i)	any law applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets.

(e)

It has (or had at the relevant time) the power and authority to execute and deliver this Deed and it has the power and authority to perform its obligations under this Deed and the transactions contemplated thereby.

(f)	All required Authorisations have been obtained or effected and are in full force and effect where a failure to do so has, or could reasonably be expected to have, a Material Adverse Effect.

(g)	It is the sole beneficial owner of the Subordinated Debt owed to it.

5.2	Repetition

Each of the representations and warranties in Clause 5.1 (Representations of the Subordinated Party) will be repeated on the date of each Utilisation Date and on the first day of each Interest Period. Where a representation is repeated, it is applied to the facts and circumstances existing at the time of repetition.

6	Turnover

During the Subordination Period, if the Subordinated Party received or recovers:

(a)	a payment (other than a Permitted Payment) in cash or in kind or distribution in respect of any of the Subordinated Debt from the Obligor or any other source; or

(b)	the proceeds of any enforcement of any Security or any guarantee or other assurance against financial loss for any Subordinated Debt,

in each case, in contravention of Clause 2 (Ranking) or 3 (Undertakings), the Subordinated Party shall:

(i)	within three Business Days notify details of the receipt or recovery to the Security Agent;

(ii)

hold any such assets and moneys received or recovered by it (up to a maximum of an amount equal to the Secured Obligations) on trust for the Security Agent for application against the Secured Obligations in accordance with the order and priority set forth in the Intercreditor Agreement; and

(iii)

within three Business Days of demand by the Security Agent, pay an amount equal to such receipt or recovery (up to a maximum of an amount equal to the Secured Obligations) to the Security Agent for application against the Secured Obligations in accordance with the order and priority set forth in the Intercreditor Agreement.

7	Subordination on Insolvency

7.1	Subordination

If an Insolvency Event or Insolvency Proceedings occur, the Subordinated Debt will be subordinate to the Secured Obligations.

7.2	Filing of Claims

(a)	If an Insolvency Event or Insolvency Proceedings occur in relation to any Obligor, the Security Agent may, and is hereby irrevocably authorised on behalf of the Obligors and the Subordinated Party to:

(i)	take any Enforcement Action in relation to the Subordinated Debt;

(ii)	demand, claim, enforce and prove for the Subordinated Debt;

(iii)

file claims and proofs, give receipts and take any proceedings in respect of filing such claims or proofs and do anything which the Security Agent considers necessary or desirable to recover the Subordinated Debt; and

(iv)	receive all distributions of the Subordinated Debt for application first against the Secured Obligations in accordance with the order and priority set forth in the Intercreditor Agreement.

(b)

If and to the extent that the Security Agent is not entitled, or elects not, to take any of the action mentioned in paragraph (a) above, the Subordinated Party will do so promptly on request by the Security Agent.

7.3	Distributions

If an Insolvency Event or Insolvency Proceedings occur, the Subordinated Party will:

(a)

hold all payments and distributions in cash or in kind received or receivable by it (after the occurrence of the Insolvency Event or Insolvency Proceedings) in respect of the Subordinated Debt on trust for the Security Agent and promptly pay the same for application first against the Secured Obligations in accordance with the order and priority set forth in the Intercreditor Agreement;

(b)

within three Business Days of demand by Security Agent, pay an amount equal to any Subordinated Debt owing to it and discharged by set-off or otherwise after the occurrence of the Insolvency Event or Insolvency Proceedings to the Security Agent for application in accordance first against the Secured Obligations in accordance with the order and priority set forth in the Intercreditor Agreement;

(c)

promptly direct the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of the Obligor or their proceeds to pay any and all distributions in respect of the Subordinated Debt directly to the Security Agent; and

(d)	promptly undertake any action requested by the Security Agent to give effect to this Clause 7.3.

7.4	Voting

(a)	If an Insolvency Event or Insolvency Proceedings occur:

(i)

the Security Agent may, and is hereby irrevocably so authorised on behalf of the Subordinated Party, to exercise all powers of convening meetings, voting and representation in respect of the Subordinated Debt; and

(ii)	the Subordinated Party shall promptly execute and/or deliver to the Security Agent such forms of proxy and representation as it may require to facilitate any such action.

(b)	If and to the extent that the Security Agent is not entitled, or elects not, to exercise a power under paragraph (a) above, the Subordinated Party will:

(i)	exercise that power in such manner as the Security Agent directs; and

(ii)	exercise that power so as not to impair the ranking and/or subordination contemplated by this Deed.

8	Protection of Subordination

8.1	Continuing subordination

The subordination provisions in this Deed shall remain in full force and effect by way of continuing subordination and shall not be affected in any way by any intermediate payment or discharge in whole or in part of the Secured Obligations.

8.2	Waiver of defences

Neither the subordination in this Deed nor the obligations of the Obligor or the Subordinated Party shall be affected in any way by an act, omission, matter or thing which, but for this Clause 8, would reduce, release or prejudice the subordination or any of those obligations in whole or in part, including, without limitation, the following:

(a)	any time, waiver or consent granted to, or composition with, any person;

(b)	the release of any person under the terms of any composition or arrangement with any creditor of any person;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatever nature) or replacement of any Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)

any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any person under any Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

8.3	Immediate recourse

The Subordinated Party waives any right it may have of first requiring the Security Agent (or any other trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person claiming the benefit of this Deed. The Security Agent may refrain from applying or enforcing any money, rights or security.

8.4	Appropriations

During the Subordination Period, the Security Agent (or any trustee or agent on its behalf) may, subject to its obligations under this Deed:

(a)

apply any moneys or other assets received or recovered by it under this Deed or from any person against the Secured Obligations, in accordance with the order and priority set forth in the Intercreditor Agreement;

(b)

apply any moneys or other assets received or recovered by it from any person (other than any moneys or other assets received or recovered under the applicable Finance Documents or under this Deed) against any liability of the relevant person to it other than the Secured Obligations owed to it; and

(c)

unless or until such moneys or other assets received or recovered by it under the applicable Finance Documents or under this Deed in aggregate are sufficient to end the Subordination Period if otherwise applied in accordance with the provisions of this Deed, hold in an interest-bearing suspense account any moneys or other assets received from any person.

9	Preservation of Debt

9.1	Preservation of Subordinated Debt

Notwithstanding any term of this Deed postponing, subordinating or preventing the payment of all or any part of the Subordinated Debt, the Subordinated Party shall, as between the Obligor and the Subordinated Party, be deemed to remain owing or due and payable (and interest, default interest or indemnity payments shall continue to accrue) in accordance with the Subordinated Documents.

9.2	No liability

The Security Agent will have no liability to the Obligor or to the Subordinated Party for any act, default, or omission in relation to the manner of exercise or any non-exercise of its rights, remedies, powers, authorities or discretions under this Deed or any failure to collect or preserve any Subordinated Debt or delay in doing so.

10	Subrogation

If any of the Secured Obligations are wholly or partially paid out of any proceeds received in respect of or on account of the Subordinated Debt, the Subordinated Party will to that extent be subrogated to the Secured Obligations so paid (and all securities and guarantees for those Secured Obligations), but not before the expiry of the Subordination Period.

11	No objection by Subordinated Party

The Subordinated Party is deemed to consent to, and the Subordinated Party shall not have any claim or remedy against the Obligor or any Secured Creditor by reason of:

(a)	the entry by any of them into any Finance Document or any other agreement between any Secured Creditor and the Obligor;

(b)	any waiver or consent given by any Secured Creditor under any Finance Document or any such other agreement; or

(c)	any requirement or condition imposed by or on behalf of any Secured Creditor under any Finance Document or any such other agreement,

from time to time which breaches or causes an event of default or potential event of default (however described) under any Subordinated Document.

12	Power of Attorney

(a)

During the Subordination Period, the Subordinated Party, by way of security for the obligations of the Subordinated Party under this Deed, irrevocably appoints Security Agent as its attorney (with full power of substitution and delegation), on its behalf and in its name or otherwise as its act and deed, and in such manner as the attorney thinks fit to do anything which the Subordinated Party is obliged to do under this Deed but has not done, and the taking of action by the attorney shall (as between it and any third party) be conclusive evidence of its right to take such action.

(b)

The Subordinated Party ratifies and confirms and agrees to ratify and confirm everything that such attorney does or purports to do in the exercise or purported exercise of the power of attorney granted by it in this Clause 12.

13	New Money

The Subordinated Party agrees and acknowledges that the Secured Creditors may, at their discretion, increase any amounts payable or make further advances under the Finance Documents and/or make further facilities available to the Borrower. Any such increased payments, further advances and/or additional facilities will be deemed to be made under the terms of the Finance Documents.

14	Failure of Trusts

If any trust intended to arise pursuant to any provision of this Deed fails or for any reason (including the laws of any jurisdiction in which any assets, moneys, payments or distributions may be situated) cannot be given effect to, the Subordinated Party will pay to the Security Agent for application against the Secured Obligations an amount equal to the amount (or the value of the relevant assets) intended to be so held on trust for the Security Agent.

15	Trusts

The Security Agent shall hold the benefit of this Deed upon trust for itself and the other relevant Secured Creditors.

16	Non-Creation of Charge

No provision of this Deed is intended to or shall create a charge or other security.

17	Certificates and Determinations

Any certification or determination by the Security Agent of a rate or amount under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

18	Changes to the Parties

18.1	The Obligor and the Subordinated Party

Neither the Obligor nor the Subordinated Party may assign or transfer any of its rights or obligations under this Deed without prior written consent of the Security Agent.

18.2	The Security Agent

(a)	The Security Agent may assign or otherwise dispose of all or any of its rights under this Deed as permitted under the Finance Documents.

(b)

References in this Deed to the Security Agent include any successor in title and assigns or any person appointed as an additional trustee for the purposes of and in accordance with the Intercreditor Agreement.

19	Information

19.1	Defaults

The Subordinated Party will notify the Security Agent of the occurrence of an event of default or potential event of default (however described) under or breach of any Subordinated Document entitling that Subordinated Party to demand prepayment or repayment of any Subordinated Debt prior to its specific maturity date under the Subordinated Document, promptly upon becoming aware of it.

19.2	Amounts of Subordinated Debt

The Subordinated Party will, on request by the Security Agent from time to time notify it of details of the amount of outstanding Subordinated Debt.

20	Notices

The provisions of clause 34 (Notices) of the Facility Agreement shall be incorporated in and apply to this Deed as if set out in full herein, mutatis mutandis.

21	Remedies and Waivers

No delay or omission by the Security Agent in exercising any right provided by law or under this Deed shall impair, affect, or operate as a waiver of, that or any other right. The single or partial exercise by the Security Agent of any right shall not, unless otherwise expressly stated, preclude or prejudice any other or further exercise of that, or the exercise of any other, right. The rights of the parties under this Deed are in addition to and do not affect any other rights available to them by law.

22	Partial Invalidity

(a)

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction or any other jurisdiction will in any way be affected or impaired.

(b)

The parties shall enter into good faith negotiations, but without any liability whatsoever in the event of no agreement being reached, to replace any illegal, invalid or unenforceable provision with a view to obtaining the same commercial effect as this Deed would have had if such provision had been legal, valid and enforceable.

23	Amendments

No amendment may be made to this Deed (whether in writing or otherwise) without the prior written consent of the parties to this Deed.

24	Counterparts

This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but will not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts will together constitute one and the same instrument.

25	Execution as a Deed

Each of the parties to this Deed intends it to be a deed and confirms that it is executed and delivered as a deed, in each case notwithstanding the fact that any one or more of the parties may only execute it under hand.

26	Governing Law and Jurisdiction

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

The provisions of clause 43 (Jurisdiction) of the Facility Agreement shall be incorporated in and apply to this Deed as if set out in full herein, mutatis mutandis.

27	Further Assurance

Each of the Obligor and the Subordinated Party agrees that it will promptly, at the direction of the Security Agent, execute and deliver at its own expense any document (to be executed as a deed or under hand) and do any act or thing in order to confirm or establish the validity and enforceability of the subordination effected by, and the obligations of the Obligor and the Subordinated Party under, this Deed.

In witness of which this document has been executed as a deed and delivered on the date stated at the beginning of this Deed.

[signature pages to be included]

Schedule 10

Additional Guarantor Conditions Precedent

1	An Obligor Accession Deed executed by the Additional Guarantor and the Parent.

2

Provision of certified copies of the Additional Guarantor’s constitutional documents and corporate resolutions authorising entry into and performance of the Finance Documents to which it is a party and certification as to solvency.

3	If available, the latest audited financial statements of the Additional Guarantor.

4

Receipt by the Facility Agent of legal opinions from the legal advisers to the Facility Agent in England, as to English law in the form distributed to the Lenders prior to signing the Obligor Accession Deed and if the Additional Guarantor is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction of its incorporation or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Obligor Accession Deed.

5

Any documents creating Security over the shares in the relevant Additional Guarantor, any intercompany loans or hedging agreement to which the Additional Guarantor is a party and in each case which are required by the Facility Agent to be executed by the proposed Additional Guarantor or, in respect of Security over its shares, its immediate Holding Company.

6	Any notices or documents required to be given or executed under the terms of those security documents.

7	Confirmation from each Lender that all applicable know your customer requirements have been met.

8	Evidence that all of the Project Accounts (if any) required to be maintained by the Additional Guarantor have been opened with an Account Bank.

Schedule 11

Form of Obligor Accession Deed

To:                  [●] as Facility Agent

From:      [Subsidiary] and [Parent]

Dated:

Dear Sirs

VAALCO GABON (ETAME), INC – Facility Agreement

dated [●] (as amended or as amended and restated from time to time) (the “Agreement”)

1

We refer to the Agreement. This deed (the “Obligor Accession Deed”) shall take effect as an Obligor Accession Deed for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in this Obligor Accession Deed.

2

[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement and the other Finance Documents as an Additional Guarantor pursuant to Clause 29.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [●].

3	[Subsidiary’s] administrative details for the purposes of the Agreement are as follows:

Address:

Fax No.:

Attention:

4	This Obligor Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS OBLIGOR ACCESSION DEED has been signed on behalf of the Facility Agent, signed on behalf of the Parent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

SIGNATURES

The Borrower

VAALCO GABON (ETAME), INC.

By:
Name: Ronald Y. Bain
Title: Chief Financial Officer

The Guarantors

VAALCO GABON S.A.

By:
Name: Ronald Y. Bain
Title: Authorised Signatory

VAALCO ENERGY, INC.

By:
Name: Ronald Y. Bain
Title: Chief Financial Officer

[RBL Facility Agreement - signature page]

The Mandated Lead Arranger

GLENCORE ENERGY UK LTD.

By:
Name: Ann Nash
Title: Head of Oil Project and Structured Finance

The Original Lender

GLENCORE ENERGY UK LTD.

By:
Name: Ann Nash
Title: Head of Oil Project and Structured Finance

The Technical Bank

GLENCORE ENERGY UK LTD.

By:
Name: Ann Nash
Title: Head of Oil Project and Structured Finance

The Modelling Bank

GLENCORE ENERGY UK LTD.

By:
Name: Ann Nash
Title: Head of Oil Project and Structured Finance

[RBL Facility Agreement - signature page]

The Facility Agent

GLENCORE ENERGY UK LTD.

By:
Name: Ann Nash
Title: Head of Oil Project and Structured Finance

The Security Agent

THE LAW DEBENTURE TRUST CORPORATION P.L.C.,

By:
Name: Richard Rance
Title: Director

[RBL Facility Agreement - signature page]